As filed with the Securities and Exchange Commission on December 29, 2020
Registration No. 333-___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERICAN BIO MEDICA CORPORATION
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	2835 (Primary Standard Industrial Classification Code Number)	14-1702188 (IRS Employer Identification No.)
122 Smith Road
Kinderhook, New York 12106
(518) 758-8158
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Melissa A. Waterhouse
Chief Executive Officer
American Bio Medica Corporation
122 Smith Road
Kinderhook, New York 12106
(518) 758-8158
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Spencer G. Feldman, Esq.
Olshan Frome Wolosky LLP
1325 Avenue of the Americas, 15th Floor
New York, NY 10019
(212) 451-2300

As soon as practicable after the effective date of this Registration Statement
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common stock, $0.01 par value per share	9,750,000(1)(4)	$0.1068(2)	$1,041,300	$113.61(3)
Total				$113.61

(1)
Represents 9,750,000 shares of common stock that are issued or issuable pursuant to a purchase agreement with Lincoln Park Capital Fund, LLC.
(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the high and low prices per share of the Registrant’s common stock as quoted on the OTCQB Venture Market on December 24, 2020.
(3)
The fee is calculated by multiplying the aggregate offering amount by ..00010910, pursuant to Section 6(b) of the Securities Act of 1933.
(4)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also covers any additional shares of common stock which may become issuable to prevent dilution from stock splits, stock dividends and similar events.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholder is not soliciting offers to buy these securities in any state or other jurisdiction where the offer or sale of these securities is not permitted.

Subject to Completion, dated December 29, 2020

PROSPECTUS

9,750,000 SHARES

COMMON STOCK

This prospectus relates to the sale of up to 9,750,000 shares of our common stock by Lincoln Park Capital Fund, LLC, which we refer to in this prospectus as Lincoln Park or the selling stockholder.

The shares of our common stock to which this prospectus relates have been or may be issued by us to Lincoln Park pursuant to a purchase agreement, dated as of December 8, 2020, we entered into with Lincoln Park, which we refer to in this prospectus as the Purchase Agreement. On December 9, 2020, we sold 500,000 shares of our common stock to Lincoln Park in an initial purchase under the Purchase Agreement for a total purchase price of $125,000. We also issued 1,250,000 shares of our common stock to Lincoln Park as consideration for its irrevocable commitment to purchase our common stock under the Purchase Agreement.

We will not receive proceeds from the sale of the shares by Lincoln Park. However, we may receive proceeds of up to an additional $10.125 million from the sale of our common stock to Lincoln Park pursuant to the Purchase Agreement from time to time after the registration statement, of which this prospectus is a part, is declared effective.

The selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended. Lincoln Park may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholder may sell the shares of common stock being registered pursuant to this prospectus.

We will pay the expenses of registering these shares, but all selling and other expenses incurred by the selling stockholder will be paid by the selling stockholder. See “Plan of Distribution.”

Our shares of common stock are quoted on the OTCQB Venture Market under the trading symbol “ABMC.” On December 24, 2020, the last reported sale price of our common stock was $0.1003 per share.

You should read this prospectus, together with additional information described under the heading “Where You Can Find More Information,” carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page X of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________, 2021.

Table of Contents
PROSPECTUS	1
PROSPECTUS SUMMARY	2
THE OFFERING	3
RISK FACTORS	5
SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS	13
USE OF PROCEEDS	14
DILUTION	15
BUSINESS	28
MANAGEMENT	34
THE LINCOLN PARK TRANSACTION	41
DESCRIPTION OF CAPITAL STOCK	48
PLAN OF DISTRIBUTION	49
LEGAL MATTERS	51
EXPERTS	51
WHERE YOU CAN FIND ADDITIONAL INFORMATION	51
INDEX TO FINANCIAL STATEMENTS	52
PART II - INFORMATION NOT REQUIRED IN PROSPECTUS	96
EXHIBIT INDEX	100

Neither we nor the selling stockholder authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under the circumstances and in the jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the selling stockholder is not, making an offer of these securities in any jurisdiction where such offer is not permitted.

Market, Industry and Other Data

This prospectus contains estimates, projections and other information concerning our industry, our business, and the markets for our products. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from our own internal estimates and research as well as from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data, and similar sources.

In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note on Forward-Looking Statements.”

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before deciding to invest in our shares of common stock, you should read this entire prospectus carefully, including the sections of this prospectus entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus.

References in this prospectus to “ABMC,” “the Company,” “we,” “us” and “our” refer to American Bio Medica Corporation, a New York corporation.

Our Company

We manufacture and sell lateral flow immunoassay tests, primarily for the immediate detection of drugs in urine and oral fluid. Our products are self-contained, cost-effective and user-friendly products that are capable of accurately identifying the presence or absence of drugs in a sample within minutes. The products we manufacture are made 100% in in the United States while our competitors manufacture their products outside the United States, primarily in China. One of our drug testing lines is private labeled for another diagnostic company.

We also provide strip manufacturing and assembly and packaging services for a diagnostic test to an unaffiliated third party that sells this product outside the United States and we manufacture a diagnostic product that is sold under a private label by an unaffiliated third party. We sell (via distribution) a number of other products related to the immediate detection of drugs in urine and oral fluid, as well as offering other point of care diagnostic products via distribution.

Beginning in March 2020, we began marketing, via a non-exclusive distribution partnership, a rapid test to detect Covid-19 antibodies in whole blood, serum or plasma. In October 2020, we announced that we also signed a distribution agreement with Co-Diagnostics, Inc. granting us the right to market and sell its EUA issued Logix Smart Covid-19 tests in the United States on a non-exclusive basis. On December 14, 2020, we announced we were distributing a Rapid Covid-19 Antigen test, an immunochromatographic assay for the qualitative detection of nucleocapsid protein antigen from SARS-CoV-2 in direct nasopharyngeal (NP) swab from individuals who are suspected of Covid-19 by their healthcare provider.

Growth Strategy

When testing for Covid-19, the right test depends on the goal, such as confirming an active Covid-19 infection; identifying asymptomatic or pre-symptomatic individuals who might be shedding virus, or determining whether someone previously had Covid-19. There is not a lone testing approach that is going to meet every need. For that reason, our near-term growth strategy is focused on further penetration of markets with the Covid-19 rapid antibody, the RT PCR test for Covid-19 and the Rapid Covid-19 Antigen test we are distributing.

Rapid diagnostics are key to epidemic management and the demand remains staggering. As the number of people suffering from the viral infection increases, the demand for rapid testing, which allows detecting the virus quickly, grows. More Covid-19 tests than ever are being used as cases and hospitalizations surge nationwide. People are seeking tests after developing symptoms, being exposed to others sickened by the virus, or traveling over the holiday. The adoption of a population-wide testing approach is one of the trends influencing the demand for covid-19 diagnostics kits. The shift from symptomatic testing to mass testing in developed countries is another major factor affecting the market.

We also believe that the demand for Covid-19 rapid antibody tests will increase over time as the need for data increases; that is, when testing is used as a means to determine the full impact/extent of the virus, its mortality rate, the length of time antibodies remain in the body and the impact of the antibodies on the virus, as well as a means to monitor the efficacy of vaccines as they are released. We believe that the antibody status of individuals will be monitored very closely and rapid antibody tests are appropriate for this application.

Beginning in mid-2019, we can sell oral fluid drugs tests in the employment and insurance markets under a limited exemption set forth by the FDA. Prior to this point, we could only sell our oral fluid drug tests in the forensic market in the United States and to markets outside the United States. We are hopeful that gaining access to this market again will enable us to see revenue growth for our oral fluid drug tests in the future.

We plan to invest in our selling and marketing division by increasing the size of our sales team to further penetrate the Covid-19 testing market and drug test markets. We intend to increase our direct marketing efforts related to the product we offer.

In 2019, we gained two new contract customers, one with a malaria diagnostic test and the other private labeling a special configuration of our Rapid TOX product. We are looking for avenues to further capitalize on our US manufacturing operations, especially during this time of high demand for diagnostic products for Covid-19 and US-based manufacturing.

Corporate Information

The Company was formed as a New York corporation on April 10, 1986 as American Micro Media, Inc. We changed our name to American Bio Medica Corporation on September 20, 1996. Our principal executive offices are located at 122 Smith Road, Kinderhook, New York 12106. Our phone numbers are (800) 227-1243 and (518) 758-8158. Our website address is www.abmc.com.

THE OFFERING

Common Stock Being Offered by the Selling Stockholder	9,750,000 shares of common stock, consisting of:
1,250,000 shares of common stock issued to Lincoln Park upon the execution of the Purchase Agreement (the “Commitment Shares”);
500,000 shares of common stock issued to Lincoln Park upon the execution of the Purchase Agreement for a total purchase price of $125,000 (the “Initial Purchase Shares);

500,000 shares of common stock issuable to Lincoln Park on the commencement date under the Purchase Agreement, which will occur when the registration statement that includes this prospectus is declared effective and the other conditions to commencement have been satisfied, for a total purchase price of $125,000 (the “Tranche Purchase Shares”); and

7,500,000 additional shares of common stock we may sell to Lincoln Park pursuant to the Purchase Agreement from time to time after this Registration Statement, of which this prospectus is a part, is declared effective.

Common Stock Outstanding Before the Offering
37,703,476 shares of common stock (as of December 29, 2020), including the 1,250,000 Commitment Shares and the 500,000 Initial Purchase Shares that were issued to Lincoln Park upon the execution of the Purchase Agreement.

Common Stock Outstanding After the Offering
45,703,476 shares of common stock (assuming the issuance after the date of this prospectus by us to the selling stockholder pursuant to the Purchase Agreement of all the shares that are being offered by this prospectus).

Use of Proceeds
We will not receive any proceeds from the sale of shares of common stock by Lincoln Park in this offering. We have received $125,000 in gross proceeds from Lincoln Park for the Initial Purchase Shares under the Purchase Agreement, which we completed at the time we executed the Purchase Agreement, and we expect to receive an additional $125,000 for the Tranche Purchase Shares upon issuance on the commencement date under the Purchase Agreement. We may receive up to an additional $10 million in gross proceeds from shares of common stock we may sell to Lincoln Park pursuant to the Purchase Agreement from time to time after the commencement date. Any proceeds from Lincoln Park that we receive under the Purchase Agreement are expected to be used for general corporate purposes, capital expenditures and working capital.

Risk Factors
Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

OTCQB Trading Symbol	ABMC

The number of shares of common stock to be outstanding after this offering is based on 37,703,476 shares of common stock outstanding at December 29, 2020 (including the 1,250,000 Commitment Shares and the 500,000 Initial Purchase Shares purchased by Lincoln Park upon execution of the Purchase Agreement that are being registered for resale by the selling stockholder under the registration statement that includes this prospectus), plus the 500,000 Tranche Purchase Shares that will be issued to Lincoln Park on the commencement date under the Purchase Agreement, which will occur when the registration statement that includes this prospectus is declared effective and the other conditions to commencement have been satisfied, and 7,500,000 shares that may be issued and sold by us to Lincoln Park from time to time under the Purchase Agreement, all of which shares are being registered for resale under the registration statement that includes this prospectus, and excludes the following as of December 29, 2020:

2,142,000 shares of common stock issuable upon the exercise of outstanding stock options, and
1,575,000 shares of common stock issuable upon the exercise of stock options available for future issuance.

RISK FACTORS

Before you make a decision to invest in our securities, you should consider carefully the risks described below, together with other information in this prospectus. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also significantly impair our business operations and could result in a complete loss of your investment. Please also read carefully the section entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to our Financial Condition

We have a history of incurring net losses. As of December 31, 2019, we have a negative stockholders’ equity.

Since our inception and throughout most of our history, we have incurred net losses, including but not limited to, a net loss of $681,000 incurred in Fiscal 2019. As of December 31, 2019, we also reported negative stockholders’ equity of $790,000. We incur substantial expenditures for sales and marketing, general and administrative and research and development purposes. Our ability to achieve profitability in the future will primarily depend on our ability to increase sales of our products. Stockholders’ equity improvement will also be dependent on our ability to increase sales which will increase the value of our assets and decrease our liabilities. Future profitability is also dependent on our ability to reduce manufacturing costs and successfully introduce new products or new versions of our existing products into the marketplace. There can be no assurance that we will be able to increase our revenues at a rate that equals or exceeds expenditures. Our failure to increase sales while controlling sales and marketing, general and administrative, and research and development costs (relative to sales) would result in additional losses.

Our inability to comply with our debt obligations could result in our creditors declaring all amounts owed to them due and payable with immediate effect, or result in the collection of collateral by the creditor, both of which would have an adverse material impact on our business and our ability to continue operations.

We have a credit facility with Crestmark Bank consisting of a revolving line of credit (the “Crestmark LOC”). The Crestmark LOC is secured by a first security interest in all of our receivables and inventory and security interest in all other assets of the Company (in accordance with permitted prior encumbrances), (together the “Collateral”). As of December 31, 2019, we were required to comply with a minimum Tangible Net Worth (“TNW”) Covenant of $(600,000). TNW is defined as: Total Assets less Total Liabilities less the sum of (i) the aggregate amount of non-trade accounts receivables, including accounts receivables from affiliated or related persons, (ii) prepaid expenses, (iii) deposits, (iv) net lease hold improvements, (v) goodwill and (vi) any other asset that would be treated as an intangible asset under GAAP; plus Subordinated Debt. Subordinated Debt means any and all indebtedness presently or in the future incurred by the Company to any creditor of the Company entering into a written subordination agreement with Crestmark. On June 22, 2020, we extended the Crestmark LOC and as a result of this extension, the TNW covenant was removed effective with the quarter ending June 30, 2020. We were not in compliance with the TNW covenant at December 31, 2019 and with the exception of the quarter ended June 30, 2019; we had not been in compliance with prior TNW covenants since December 31, 2017.

In addition to the Crestmark LOC, we have a loan and security agreement with Cherokee Financial, LLC. (“Cherokee”) which is secured by a first security interest in our real estate and machinery and equipment. In addition to general economic, financial, competitive, regulatory, business and other factors beyond our control, our ability to make payments to Cherokee Financial, LLC will depend primarily upon our future operating performance; which has been negatively impacted by the loss of material contracts and the increased price competition in our core markets for drug testing. In February 2020, we extended our loan facilities with Cherokee.

A failure to repay any of our debt obligations could result in an event of default, which, if not cured or waived, could result in the Company being required to pay much higher costs associated with the indebtedness and/or enable our creditors to declare all amounts owed to them due and payable with immediate effect. If we are forced to refinance our debt on less favorable terms, our results of operations and financial condition could be adversely affected by increased costs and rates. We may also be forced to pursue one or more alternative strategies, such as restructuring, selling assets, reducing or delaying capital expenditures or seeking additional equity capital. There can be no assurances that any of these strategies could be implemented on satisfactory terms, if at all, or that future borrowings or equity financing would be available for the payment of any indebtedness we may have. In addition, in an event of default, our creditors could begin proceedings to collect the collateral securing the debt. This would have a material adverse effect on our ability to continue operations.

We may need additional funding for our existing and future operations.

Our financial statements for Fiscal 2019 were prepared assuming we will continue as a going concern. If sales do not improve, our current cash balances and cash generated from future operations may not be sufficient to fund operations through December 2021. Future events, including the expenses and difficulties which may be encountered in maintaining a market for our products could make cash on hand and cash available under our line of credit facility insufficient to fund operations. If this happens, we may be required to sell equity or debt securities or obtain additional credit facilities. There can be no assurance that any of these financings will be available or that we will be able to complete such financing on satisfactory terms.

It is still uncertain what the impact of the Covid-19 pandemic will have on our company and the degree to which the pandemic will adversely affect our business, revenues, financial condition and results of operations.

In December 2019, an outbreak of a novel strain of coronavirus (Covid-19) spread globally. In March 2020, the World Health Organization declared Covid-19 to be a pandemic. To date, this global pandemic has severely impacted levels of economic activity around the world. In response to this pandemic, governments and public health officials of many countries, states, cities and other geographic regions have taken preventative or protective actions to mitigate the spread and severity of Covid-19, such as imposing restrictions on travel and business operations and advising or requiring individuals to limit or forego their time outside of their homes by imposing shelter-in-place orders. We cannot presently predict the scope and ultimate severity or duration of the coronavirus pandemic and any possible related disruptions to our business, but the coronavirus pandemic and the resulting economic and commercial shutdowns to date have negatively impacted our ability to conduct business in accordance with our plans. Disruptions to our business include restrictions on the ability of our sales and marketing personnel to travel, some disruptions of our global supply chain, and reduced demand and/or suspension of operations by our customers. The primary markets for our DOA products are all negatively impacted by the suspensions (partial or whole) of operation and as of the date of this report, our DOA revenues have declined from the prior year.

We cannot predict the degree to, or the time period over, which our business will be affected by the Covid-19 pandemic. There are numerous uncertainties associated with this outbreak, including the number of individuals who will become infected, whether a vaccine or cure that mitigates the effect of the virus will be synthesized, and, if so, when such vaccine or cure will be ready to be used, the extent of the protective and preventative measures that have been put in place by both governmental entities and other businesses and those that may be put in place in the future, whether the coronavirus’ impact will be seasonal and the impact on the U.S. and world economy, and various other uncertainties. Further, even after containment of the virus any significant reduction in employee willingness to return to work would result in a reduction of manufacturing capacity.

In March 2020, we began marketing, via a non-exclusive distribution partnership, a rapid test to detect Covid-19 antibodies in whole blood, serum or plasma. The test is not available for consumer use and is being marketed in full compliance with an EUA issued by the FDA on May 29, 2020.

In October 2020, we announced that we also signed a distribution agreement with Co-Diagnostics, Inc. granting us the right to market and sell their EUA issued Logix Smart Covid-19 tests in the United States on a non-exclusive basis. The Co-Diagnostics’ test operates using a single step RT-PCR process in lower respiratory tract fluid samples such as bronchoalveolar lavage, sputum, tracheal aspirate, and upper respiratory tract fluid samples, such as nasopharyngeal and oropharyngeal swabs.

We expect Covid-19 will continue to negatively affect customer demand of our DOA products in Fiscal 2021 or at least part of Fiscal 2021, and the duration of this negative impact is uncertain, we do not yet know the full extent of the negative impact of Covid-19 on our DOA business test on our business, financial condition and results of operations. The extent to which the Covid-19 pandemic may impact our business, operating results, financial condition, or liquidity in the future will depend on future developments which are evolving and highly uncertain including the duration of the outbreak, travel restrictions, business and workforce disruptions, the timing of reopening the economic regions in which we and our customers do business and the effectiveness of actions taken to contain and treat the disease. In addition, resurgence in the number of cases of Covid-19 could further negatively impact our business.

While we expect the marketing of Covid-19 test products to positively impact our revenues in Fiscal 2021, we do not yet know the full extent of the positive impact of Covid-19 test sales on our business, our financial condition and results of operations. The extent to which sales of the Covid-19 test may impact our business, operating results, financial condition, or liquidity in the future will depend on future developments which are evolving and highly uncertain including the duration of the outbreak and the need for antibody testing in the future.

Our inability to meet our operating plans could have a material adverse effect on our future performance.

If events and circumstances occur such that we do not meet our current operating plans, if we are unable to raise sufficient additional equity or debt financing or our credit facilities are insufficient or not available, we may be required to further reduce expenses or take other steps which could have a material adverse effect on our future performance.

One of our customers accounted for more than 10% of our total net sales in Fiscal 2019.

One of our customers accounted for 44.8% and 44% of our net sales in Fiscal 2019 and in Fiscal 2018, respectively. We currently have a contract in place with this long-standing customer that does not expire in the near future. However, there can be no assurance that this customer, or any of our current customers will continue to place orders, or that orders by existing customers will continue at current or historical levels.

Risks Related to our Operations

We depend on one individual to manage our business effectively.

We are dependent on the expertise and experience of one individual for our future success, the loss of whom could negatively impact our business and results of operations. Melissa A. Waterhouse serves as our sole executive officer. She serves as our Chief Executive Officer and principal financial officer. We have an employment agreement in place with Ms. Waterhouse, but there can be no assurance that Ms. Waterhouse will continue her employment. The loss of Ms. Waterhouse could disrupt the business and have a negative impact on business results. We also have a number of other individuals in senior management positions. There can be no assurance that they too will continue their employment. We do not currently maintain key man insurance on Ms. Waterhouse.

We rely on third parties for raw materials used in our drug test products and in our bulk test strip contract manufacturing processes.

We currently have approximately 45 suppliers that provide us with the raw materials necessary to manufacture our drug-testing strips, our drug test kits and the products we supply third parties on a contract manufacturing basis. For most of our raw materials, we have multiple suppliers, but there are a few raw materials for which we only have one supplier. The loss of one or more of these suppliers, the non-performance of one or more of their materials or the lack of availability of raw materials could suspend our manufacturing process for one or more product lines. This interruption of the manufacturing process could impair our ability to fill customers’ orders as they are placed, putting us at a competitive disadvantage.

We have a significant amount of raw material and “work in process” inventory on hand that may not be used in the year ended December 31, 2020 if the expected configuration of sales orders is not received at projected levels.

We had approximately $670,000 in raw material components for the manufacture of our products at December 31, 2019. The non-chemical raw material components may be retained and used in production indefinitely and the chemical raw materials components have lives in excess of 20 years. In addition to the raw material inventory, we had approximately $141,000 in “work in process” (manufactured testing strips) inventory at December 31, 2019. The components for much of this “work in process” inventory have lives of 12-36 months. If sales orders received are not for products that would utilize the raw material components, or if product developments make the raw materials obsolete, we may be required to dispose of these unused raw materials. In addition, since the components for much of the “work in process” inventory have lives of 12-36 months, if sales orders within the next 12-36 months are not for products that contain the components of the “work in process” inventory, we may need to discard this expired “work in process” inventory. We have established an allowance for obsolete or slow moving inventory. At December 31, 2019, this allowance was $291,000. There can be no assurance that this allowance will continue to be adequate for the year ending December 31, 2020 or that it will not have to be adjusted in the future.

We may not be able to hire and retain qualified personnel in several important areas which could negatively impact our growth strategy.

We need skilled sales and marketing, technical and production personnel to maintain and/or grow our business. If we fail to retain our present staff or hire additional qualified personnel our business could suffer, specifically in the case of sales personnel. An inability to find qualified sales representatives would negatively impact our ability to maintain and/or grow sales.

We incur costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance initiatives.

We incur legal, accounting and other expenses as a result of our required compliance with certain regulations implemented by the U.S. Securities and Exchange Commission (“SEC”). Our executive management and other personnel devote a substantial amount of time to these compliance requirements, including but not limited to compliance with the Sarbanes-Oxley Act of 2002 that requires, among other things, that we maintain effective internal controls over financial reporting and disclosure controls and procedures. Our management is required to perform system and process evaluation and testing of the effectiveness of our internal controls over financial reporting, as required by Section 404(a) of the Sarbanes-Oxley Act (as a smaller reporting company, we are exempt from the requirements of Section 404(b) of the Sarbanes-Oxley Act requiring auditor’s attestation related to internal controls over financial reporting). If we are not able to comply with the requirements of Section 404(a), if we identify deficiencies in our internal controls over financial reporting, or if we are unable to comply with any other SEC regulations or requirements, the market price of our common stock could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

Risks Related to Selling and Marketing

The drug testing market is highly competitive and we may not be able to compete successfully against lower cost producers.

The market for drug tests used at the point of collection is highly competitive. Several companies produce drug tests that compete directly with products and they produce their products outside the United State at a lower cost. Some of our competitors have greater financial resources, allowing them to devote substantially more resources to business and product development and marketing efforts. Our inability to successfully address any competitive risk factors could negatively impact sales and our ability to achieve profitability.

Any adverse changes in our regulatory framework could negatively impact our business, and costs to obtain regulatory clearance are material.

Although we are unaware of any recent or upcoming changes in regulatory standards related to the marketing of our drug tests, changes in regulatory requirements could negatively impact our business if we are unable to comply with the changes. Typically, the cost to comply with regulatory changes is significant, especially if additional applications for marketing clearance from FDA are required. The cost of filing a 510(k) marketing clearance is material and can have a negative impact on efforts to improve our financial performance. If regulatory standards change in the future, there can be no assurance that we will receive marketing clearances from FDA, if and when we apply for them.

On March 23, 2020, we announced in a press release that we were marketing, via a distribution partnership, a Rapid Test to detect Covid-19 antibodies in whole blood, serum or plasma. The test is being marketed under the March 16, 2020 Emergency Use Authorization (“EUA”) policy set forth by the FDA and on May 29, 2020, an EUA was issued by the FDA. The revocation of the EUA could negatively impact our business and stop any future sales of the Covid-19 antibody tests.

We rely on intellectual property rights and contractual non-disclosure obligations to protect our proprietary information (including customer information). These rights and obligations may not adequately protect our proprietary information, and an inability to protect our proprietary information can harm our business.

We rely on confidentiality procedures and contractual provisions to protect our confidential and proprietary information. Confidential and proprietary information (such as components and product costing, customer pricing structures, customer information, vendor information, internal financial information, production processes, new product developments, product enhancements and other material, non-public information) is protected under non-disclosure agreements with our personnel and consultants. If these individuals do not comply with their obligations under these agreements, we may be required to incur significant costs to protect our confidential information and the use of this information by the breaching individual may cause harm to our business. In fact, throughout Fiscal 2018 and into Fiscal 2019, we were engaged in litigation with Todd Bailey (“Bailey”), a former Vice President, Sales & Marketing/Consultant of the Company. The complaint that we filed against Bailey was related to allegations that Bailey used our confidential and proprietary information to circumvent and interfere with long-standing ABMC customers. This interference resulted in contracts being awarded to Bailey’s company, Premier Biotech Inc., thereby causing harm to our business. We incurred increased legal fees in the year ended December 31, 2019 (“Fiscal 2019”) and the year ended December 31, 2018 (“Fiscal 2018”) as a result of this litigation and ultimately, the litigation was settled in August 2019. The terms of the settlement remain confidential.

We also rely on a combination of patent, copyright, trademark and trade secret laws. Despite our efforts to protect our intellectual property rights, unauthorized parties may attempt to copy aspects of our products, dilute our trademarks, or otherwise infringe upon our rights. We may be required to incur significant costs to protect our intellectual property right under laws of the United States Patent and Trademark Office. In addition, the laws of some foreign countries do not ensure that our means of protecting our proprietary rights in the United States or abroad will be adequate. Policing and enforcement against the unauthorized use of our intellectual property and other confidential proprietary information could entail significant expenses and could prove difficult or impossible. Such significant expenditures could have a material adverse effect on our results of operations.

Risks Related to our Securities

The potential issuance and exercise of new options and warrants and exercise of outstanding options could adversely affect the value of our securities.

We currently have two non-statutory stock option plans, the Fiscal 2001 Non-statutory Stock Option Plan (the “2001 Plan”) and the 2013 Equity Compensation Plan (the “2013 Plan”). Both plans have been adopted by our Board of Directors and approved by our shareholders. The shares of common stock underlying the exercise of the stock options under the 2001 Plan have been registered with the SEC; however, the shares underlying the exercise of the stock options under the 2013 Plan have not been registered with the SEC.

Both the 2001 Plan and the 2013 Plan have options available for future issuance. As of December 31, 2019, there were 2,252,000 options issued and outstanding under the 2001 Plan. There were no options issued under the 2013 Plan, making the total issued and outstanding options 2,252,000 as of December 31, 2019. Of the total options issued and outstanding, 2,172,000 are fully vested as of December 31, 2019. As of December 31, 2019, there were 1,465,000 options available for issuance under the 2001 Plan and 4,000,000 options available for issuance under the 2013 Plan. As of December 31, 2019, we had 2,000,000 warrants issued and outstanding; however, the 2,000,000 warrants expired on January 16, 2020.

If outstanding stock options are exercised, the common stock issued will be freely tradable, increasing the total number of shares of common stock issued and outstanding. If these shares are offered for sale in the public market, the sales could adversely affect the prevailing market price by lowering the bid price of our securities. The exercise of these stock options could also materially impair our ability to raise capital through the future sale of equity securities because issuance of the shares of common stock underlying the stock options would cause further dilution of our securities. In addition, in the event of any change in the outstanding shares of our common stock by reason of any recapitalization, stock split, reverse stock split, stock dividend, reorganization consolidation, combination or exchange of shares, merger or any other changes in our corporate or capital structure or our common stock, the number and class of shares covered by the stock options and/or the exercise price of the stock options may be adjusted as set forth in their plans.

Substantial resales of restricted securities may depress the market price of our securities.

There are 7,309,316 shares of common stock presently issued and outstanding as of the date of this prospectus that are “restricted securities” as that term is defined under the Securities Act of 1933, as amended, (the “Securities Act”). The amount of restricted securities noted includes 1,750,000 already issued to Lincoln Park. These securities may be sold in compliance with Rule 144 of the Securities Act (“Rule 144”), or pursuant to a registration statement filed under the Securities Act. Rule 144 addresses sales of restricted securities by affiliates and non-affiliates of an issuer. An “affiliate” is a person, such as an officer, director or large shareholder, in a relationship of control with the issuer. “Control” means the power to direct the management and policies of the company in question, whether through the ownership of voting securities, by contract, or otherwise. If someone buys securities from a controlling person or an affiliate, they take restricted securities, even if they were not restricted in the affiliate's hands.

A person who is not an affiliate of the issuer (and who has not been for at least three months) and has held the restricted securities for at least one year can sell the securities without regard to restrictions. If the non-affiliate had held the securities for at least six months but less than one year, the securities may be sold by the non-affiliate as long as the current public information condition has been met (i.e. that the issuer has complied with the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

We are subject to reporting requirements of the Exchange Act. Under Rule 144, if a holder of securities is an affiliate of an issuer subject to Exchange Act reporting requirements, the securities must be held for at least six months. In addition, the number of equity securities sold during any three-month period cannot exceed 1% of the outstanding shares of the same class being sold. The securities must be sold in unsolicited, routine trading transactions and brokers may not receive more than normal commission. Affiliates must also file a notice with the SEC on Form 144 if a sale involves more than 5,000 shares or the aggregate dollar amount is greater than $50,000 in any three-month period. The sale must take place within three months of filing the Form 144 and, if the securities have not been sold, an amended notice must be filed. Investors should be aware that sales under Rule 144 or pursuant to a registration statement filed under the Securities Act might depress the market price of our securities in any market for such shares.

Until December 3, 2020, our shares were quoted on the OTC Pink Open Market, and they are currently subject to SEC “penny stock,” rules, which could make it more difficult for a broker-dealer to trade our shares of common stock, for an investor to acquire or dispose of our shares in the secondary market and for us to retain or attract market makers.

The SEC has adopted regulations that define a “penny stock” to be any equity security that has a market price per share of less than $5.00, subject to certain exceptions, such as any securities listed on a national securities exchange or securities of an issuer in continuous operation for more than three years whose net tangible assets are in excess of $2 million, or an issuer that has average revenue of at least $6 million for the last three years. Our shares of common stock are currently trading on the OTCQB Venture Market. As of Fiscal 2019, our net tangible assets did not exceed $2 million, and our average revenue for the last three years was only $4,147,000, so our securities do not currently qualify for exclusion from the “penny stock” definitions. Therefore, our shares of common stock are subject to “penny stock” rules. For any transaction involving a “penny stock,” unless exempt, the rules impose additional sales practice requirements on broker-dealers, subject to certain exceptions. For these reasons, a broker-dealer may find it more difficult to trade our common stock and an investor may find it more difficult to acquire or dispose of our common stock on the secondary market. Therefore, broker-dealers may be less willing or able to sell or make a market in our securities because of the penny stock disclosure rules. Not maintaining a listing on a major stock market may result in a decrease in the trading price of our securities due to a decrease in liquidity and less interest by institutions and individuals in investing in our securities, and could also make it more difficult for us to raise capital in the future. Furthermore, quotation on OTCQB Venture Market may make it more difficult to retain and attract market makers. In the event that market makers cease to function as such, public trading of our securities will be adversely affected or may cease entirely.

An active trading market for our common stock may not be sustained.

Although our common stock is currently quoted on the OTCQB Venture Market, the market for our shares has demonstrated varying levels of trading activity. Furthermore, the current level of trading may not be sustained in the future. The lack of an active market for our common stock may impair investors’ ability to sell their shares at the time they wish to sell them or at a price that they consider reasonable, may reduce the fair market value of their shares and may impair our ability to raise capital to continue to fund operations by selling shares.

We do not anticipate paying dividends on our common stock and, accordingly, stockholders must rely on stock appreciation for any return on their investment.

We have never declared or paid cash dividends on our common stock and do not expect to do so in the foreseeable future. The declaration of dividends is subject to the discretion of our board of directors and limitations under applicable law, and will depend on various factors, including our operating results, financial condition, future prospects and any other factors deemed relevant by our board of directors. You should not rely on an investment in our company if you require dividend income from your investment in our company. The success of your investment will likely depend entirely upon any future appreciation of the market price of our common stock, which is uncertain and unpredictable. There is no guarantee that our common stock will appreciate in value.

Risks Related to this Offering

The sale or issuance of our common stock to Lincoln Park may cause dilution and the sale of the shares of common stock acquired by Lincoln Park, or the perception that such sales may occur, could cause the price of our common stock to fall.

On December 9, 2020, we entered into the Purchase Agreement with Lincoln Park and on that date we sold 500,000 shares of our common stock to Lincoln Park in an initial purchase under the Purchase Agreement for a total purchase price of $125,000. We also issued 1,250,000 shares of our common stock to Lincoln Park as consideration for its irrevocable commitment to purchase our common stock under the Purchase Agreement. The remaining shares of our common stock that may be issued under the Purchase Agreement may be sold by us to Lincoln Park at our discretion from time to time over a 24-month period commencing after the satisfaction of certain conditions set forth in the Purchase Agreement, including that the SEC has declared effective the registration statement of which this prospectus is a part and that such registration statement remains effective. The purchase price for the shares that we may sell to Lincoln Park under the Purchase Agreement will fluctuate based on the price of our common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall.

Subject to the terms of the Purchase Agreement, we generally have the right to control the timing and amount of any future sales of our shares to Lincoln Park. Additional sales of our common stock, if any, to Lincoln Park will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some, or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all or some of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

We may require additional financing to sustain our operations, without which we may not be able to continue operations, and the terms of subsequent financings may adversely impact our stockholders.

We may direct Lincoln Park to purchase up to $10,250,000 worth of shares of our common stock under our agreement over a 24-month period generally in amounts up to 200,000 shares of our common stock (such purchases, “Regular Purchases”), which may be increased to up to 250,000 shares or 500,000 shares of our common stock depending on the market price of our common stock at the time of sale.

The extent we rely on Lincoln Park as a source of funding will depend on a number of factors including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Lincoln Park were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Depending on the type and the terms of any financing we pursue, stockholders’ rights and the value of their investment in our common stock could be reduced. A financing could involve one or more types of securities including common stock, convertible debt or warrants to acquire common stock. These securities could be issued at or below the then prevailing market price for our common stock. In addition, we currently have secured debt facilities, the holders of which have a claim to our assets that are prior to the rights of stockholders until the debt is paid. Interest on these debt facilities already increases operational costs and negatively impacts operating results. If we have to obtain additional secured debt facilities, this would further negatively impact operating results. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

Our management will have broad discretion over the use of the net proceeds from our sale of shares of common stock to Lincoln Park, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds from our sale of shares of common stock to Lincoln Park, and we could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that involve a number of risks and uncertainties and that are intended to be covered by the “safe harbor” created by those sections. Although our forward-looking statements reflect the good faith judgment of our management, these statements can only be based on facts and factors currently known by us. Consequently, these forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results and outcomes to differ materially from results and outcomes discussed in the forward-looking statements.

Forward-looking statements can generally be identified by the use of forward-looking terms such as “believe,” “hope,” “expect,” “may,” “will,” “should,” “could,” “would,” “seek,” “intend,” “plan,” “estimate,” “anticipate” and “continue,” or other comparable terms (including their use in the negative), or by discussions of future matters. All statements other than statements of historical facts included in this prospectus and the documents incorporated by reference herein are forward-looking statements. These statements include but are not limited to statements under the captions “Prospectus Summary—The Company,” “Risk Factors,” “Use of Proceeds” and “The Lincoln Park Transaction” and in other sections included in this prospectus. You should be aware that the occurrence of any of the events discussed under the heading “Risk Factors” in this prospectus and any documents incorporated by reference herein could substantially harm our business, operating results and financial condition and that if any of these events occurs, it could adversely affect the value of an investment in our securities.

The cautionary statements made in this prospectus supplement are intended to be applicable to all related forward-looking statements wherever they may appear in this prospectus or any documents incorporated by reference herein. We urge you not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except as required by law, we assume no obligation to update our forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Lincoln Park. We will receive no proceeds from the sale of shares of common stock by Lincoln Park in this offering. We have received $125,000 gross proceeds from Lincoln Park for the Initial Purchase Shares under the Purchase Agreement, which we completed at the time we executed the Purchase Agreement, and we expect to receive an additional $125,000 for the Tranche Purchase Shares on the commencement date under the Purchase Agreement, which will occur when the registration statement that includes this prospectus is declared effective and the other conditions to commencement have been satisfied. We may receive up to an additional $10.0 million in gross proceeds under the Purchase Agreement from any sales we make to Lincoln Park pursuant to the Purchase Agreement after the date of this prospectus. We estimate that the net proceeds to us from the sale of our common stock to Lincoln Park pursuant to the Purchase Agreement would be up to $10.23 million over an approximately 24-month period, assuming that we sell the full amount of our common stock that we have the right, but not the obligation, to sell to Lincoln Park under the Purchase Agreement, and after other estimated fees and expenses. See “Plan of Distribution” elsewhere in this prospectus for more information.

Any proceeds from the Lincoln Park that we receive under the Purchase Agreement are expected to be used for general corporate purposes, capital expenditures, working capital and general and administrative expenses. As the remainder of the proceeds are intended to be used for working capital, research and development and operational expenses, some of such proceeds may be used from time to time to pay officer and director compensation. As we are unable to predict the timing or amount of potential issuances of all of the additional shares issuable to the Purchase Agreement, we cannot specify with certainty all of the particular uses for the net proceeds that we will have from the sale of such additional shares. Accordingly, our management will have broad discretion in the application of the net proceeds. We may use the proceeds for purposes that are not contemplated at the time of this offering. It is possible that no additional shares will be issued under the Purchase Agreement.

Any proceeds from Lincoln Park that we receive under the Purchase Agreement are expected to be used for general corporate purposes, capital expenditures and working capital. As we are unable to predict the timing or amount of potential issuances of all of the additional shares issuable to the Purchase Agreement, we cannot specify with certainty all of the particular uses for the net proceeds that we will have from the sale of such additional shares. Accordingly, our management will have broad discretion in the application of the net proceeds. We may use the proceeds for purposes that are not contemplated at the time of this offering. It is possible that no additional shares will be issued under the Purchase Agreement.

We will incur all costs associated with the Registration Statement, of which this prospectus is a part.

DILUTION

The sale of shares of our common stock to Lincoln Park pursuant to the Purchase Agreement may have a dilutive impact on our shareholders. In addition, the lower our share price is at the time we exercise our right to sell shares of our common stock to Lincoln Park, the more shares of our common stock will have to be issued to Lincoln Park pursuant to the Purchase Agreement and our existing shareholders will experience greater dilution.

The net tangible book value of our shares of common stock as of September 30, 2020, was approximately $(1,294,000), or approximately $(0.040) per share. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the total number of shares of our common stock outstanding as of September 30, 2020.

After giving effect to the assumed sale by us of 7,500,000 shares of common stock to Lincoln Park pursuant to the Purchase Agreement at an assumed average sales price of $0.1086 per share, which was the average sale price of our shares of common stock on the OTCQB Venture Market on December 24, 2020, and the placement of 1,250,000 shares of common stock to Lincoln Park as Commitment Shares and 500,000 Initial Purchase Shares issued to Lincoln Park at the same time, and 500,000 Tranche Shares to be issued when the registration statement that includes this prospectus is declared effective and the other conditions to commencement have been satisfied, and after deducting estimated aggregate offering expenses payable by us, our adjusted net tangible book value as of September 30, 2020 would have been approximately $(239,732), or $(0.006) per share. This represents an immediate increase in net tangible book value per share of $0.034 to our existing shareholders.

The following table, in conjunction with the preceding paragraph, illustrates this per share dilution:

Assumed offering price per share of common stock	$0.1086
Net tangible book value per share as of September 30, 2020	$(0.040)
Increase in net tangible book value per share attributable to this offering	$0.034
Net tangible book value per share as adjusted after this offering	$(0.006)
Dilution per share to new investors	$(0.1146)

Information in the above table is based on 32,680,984 shares outstanding on September 30, 2020, and excludes shares of common stock issuable upon exercise of options, warrants and other rights outstanding on September 30, 2020. If any shares of common stock are issued in connection with outstanding options, warrants or other rights outstanding, investors will experience further dilution. In addition, we may choose to raise additional capital based on market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

MARKET FOR COMMON STOCK AND DIVIDEND POLICY

Our common stock is quoted on the OTCQB Venture Market under the symbol “ABMC.” The last reported sale price of our common stock on December 24, 2020 on the OTCQB Venture Market was $0.1003 per share. As of December 24, 2020, there were 1,800 holders of our common stock.

We have never declared any dividends on our shares of common stock. We cannot provide any assurance that we will declare or pay cash dividends on our common stock. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information, which we believe is relevant to an assessment and understanding of our financial condition and results of operations of the Company for the year ended December 31, 2019. The discussion should be read in conjunction with the financial statements and the notes to the financial statement contained elsewhere within this Prospectus.

Overview

We manufacture and sell lateral flow immunoassay tests, primarily for the immediate detection of drugs in urine and oral fluid. Our products are self-contained, cost-effective and user-friendly products that are capable of accurately identifying the presence or absence of drugs in a sample within minutes. The products we manufacture are made 100% in in the United States while our competitors manufacture their products outside the United States, primarily in China. One of our drug testing lines is private labeled for another diagnostic company.

We also provide strip manufacturing and assembly and packaging services for a diagnostic test to an unaffiliated third party that sells this product outside the United States and we manufacture a diagnostic product that is sold under a private label by an unaffiliated third party. We sell (via distribution) a number of other products related to the immediate detection of drugs in urine and oral fluid, as well as offering other point of care diagnostic products via distribution.

Recent Trends and Developments

Sales in the nine months ended September 30, 2020 were positively impacted by the sales and marketing of a Rapid Test to detect Covid-19 antibodies in whole blood, serum or plasma (that we are selling via a distribution agreement with Healgen Scientific, LLC. While sales of our drugs of abuse testing products continued to be negatively impacted by the price competitiveness in our core markets (government, employment and clinical) and by the Covid-19 pandemic, although it does appear that drug test sales are starting to rebound compared to earlier in 2020. In late March 2020, we began marketing the Covid-19 rapid antibody test, manufactured by Healgen Scientific, LLC, in full compliance with the March 16, 2020 Emergency Use Authorization (“EUA”) policy set forth by the U.S. Food and Drug Administration (FDA) and in accordance with an EUA issued by the FDA on May 29, 2020. Due to specific regulatory events that occurred from March 2020 until May 2020, we did not record any sales of Covid-19 tests until later in May 2020, although we did take pre-orders (with payments) for Covid-19 tests prior to shipping product.

In October 2020, we announced that we signed a distribution agreement with Co-Diagnostics, Inc. granting ABMC the right to market and sell the Logix Smart Covid-19 tests in the United States on a non-exclusive basis. The addition of the Co-Diagnostics single step RT-PCR to the ABMC Covid-19 product portfolio is part of our plan to offer a wide range of testing options for Covid-19. We believe there are a number of additional applications for Covid-19 antibody testing, but diagnostic testing is still in high demand in the US. The Co-Diagnostic RT-PCR test is a great complement to the Covid-19 rapid antibody test we distribute. In addition to the Covid-19 rapid antibody tests and RT-PCR tests, additional products and services are being offered to diversify our revenue stream through third party relationships. We currently offer a lower-cost alternative for onsite drug testing, point of care products for certain infectious diseases and alternative drug testing sample methods. With the exception of the lower-cost drug test alternative and Covid-19 rapid antibody tests, these offerings have yet to materially positively impact sales. In the year ended December 31, 2019, we expanded our contract manufacturing operations with two (2) new customers. Beginning in mid-2019, we can sell oral fluid drugs tests in the employment and insurance markets under a limited exemption set forth by the FDA. Prior to this point, we could only sell our oral fluid drug tests in the forensic market in the United States and to markets outside the United States. We are hopeful that gaining access to this market again will enable us to see revenue growth for our oral fluid drug tests in the future; however, we are uncertain when/if in the year ended December 31, 2020 we will see significant sales oral fluid drug testing in the employment market given the current global health crises and Covid-19.

We are focusing our efforts on further penetration of markets with new products, including the Covid-19 rapid antibody and the RT PCR test for Covid-19 we are distributing, as well as other infectious disease products we are offering. We are also looking for avenues to capitalize on our US manufacturing operations, especially during this time of high demand for diagnostic products for Covid-19. Operating expenses increased $56,000 in the nine months ended September 30, 2020 versus the nine months ended September 30, 2019 due to commissions paid on sales of the Covid-19 rapid antibody tests. We continuously make efforts to control operational expenses to ensure they are in line with sales. We have consolidated job responsibilities in certain areas of the Company as a result of employee retirement and other departures and this has enabled us to implement personnel reductions. Throughout most of the six months ended June 30, 2020, we also maintained a 10% salary deferral program for our sole executive officer, our Chief Executive Officer Melissa Waterhouse. The 10% deferral program ceased in early June 2020 considering the length of time the deferral was in place for Ms. Waterhouse (almost seven years) and the balance owed. Until his departure in November 2019, another member of senior management participated in the program. As of September 30, 2020, we had total deferred compensation owed to these two individuals in the amount of $154,000. We did not make any payments on deferred compensation to Melissa Waterhouse in the nine months ended September 30, 2020 or in the nine months ended September 30, 2019. After the member of senior management retired in November 2019, we agreed to make payments for the deferred comp owed to this individual. In the nine months ended September 30, 2020 we made payments totaling $45,000 to this individual; we did not make any payment to this individual in the nine month ended September 30, 2019. We will continue to make payments to the former member of senior management throughout the year ending December 31, 2020 and when/if cash flow from operations allows, we intend to repay/make payments on the deferred compensation owed to Melissa Waterhouse.

Our continued existence is dependent upon several factors, including our ability to (i) raise revenue levels even though the drug testing market continues to be infiltrated by product manufactured outside of the United States as well as being impacted by the global health crisis caused by Covid-19, (ii) further penetrate the markets (in and outside of the United States) for Covid-19 rapid antibody tests, (iii) secure new contract manufacturing customers, (iv) control operational costs to generate positive cash flows, (v) maintain our current credit facilities or refinance our current credit facilities if necessary, and (vi) if needed, obtain working capital by selling additional shares of our common stock.

Sales in Fiscal 2019 continued to be negatively impacted by the price competitive nature of the markets in which we sell our drug testing products. Products manufactured outside the United States continue to dominate our core markets, especially in the Government market where a tremendous amount of value is put on the lowest price.

We brought on new products and service offerings to diversify our revenue stream through third party relationships, one of which is a lower-cost alternative for onsite drug testing. And in late 2018, we began distributing point of care products for certain infectious diseases. With the exception of the lower-cost drug test alternative, these new offering have yet to materially positively impact sales.

We have expanded our contract manufacturing operations with two new customers. One of these customers started generating sales in the three months ended March 31, 2019 while the other customer started generating sales in the fourth quarter ended December 31, 2019.

Starting in May 2019, we began selling oral fluid drugs tests in the employment and insurance markets under a limited exemption set forth by the FDA. Prior to this point, we could only sell our oral fluid drug tests in the forensic market in the United States and to markets outside the United States. We are hopeful that gaining access to this market again will enable us to see revenue growth for our oral fluid drug tests in the future, although revenue in Fiscal 2019 was negligible.

Covid-19 Update

In March 2020, the World Health Organization declared Covid-19 to be a pandemic. Covid-19 has spread throughout the globe, including in the State of New York where our headquarters are located, and in the State of New Jersey where our strip manufacturing facility is located. In response to the outbreak, the Company has followed the guidelines of the U.S. Centers for Disease Control and Prevention (“CDC”) and applicable state government authorities to protect the health and safety of the Company’s employees, families, suppliers, customers and communities. While these existing measures and, Covid-19 generally, have not materially disrupted our business to date, any future actions necessitated by the Covid-19 pandemic may result in disruption to our business.

While the Covid-19 pandemic continues to rapidly evolve, we continue to assess the impact of the Covid-19 pandemic to best mitigate risk and continue the operations of our business. The extent to which the outbreak impacts our business, liquidity, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including new information that may emerge concerning the severity of the Covid-19 pandemic and the actions to contain it or treat its impact, among others. If we, our customers or suppliers experience prolonged shutdowns or other business disruptions, our business, liquidity, results of operations and financial condition are likely to be materially adversely affected, and our ability to access the capital markets may be limited.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or “U.S. GAAP”. Part IV, Item 15, Note A to our financial statements describes the significant accounting policies and methods used in the preparation of our financial statements. The accounting policies that we believe are most critical to aid in fully understanding and evaluating the financial statements include the following:

Inventory and Allowance for Slow Moving and Obsolete Inventory. We maintain an allowance for slow moving and obsolete inventory. If necessary, actual write-downs to inventory are made for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the net realizable value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory allowances or write-downs may be required.

Valuation of Receivables. We estimate an allowance for doubtful accounts based on facts, circumstances and judgments regarding each receivable. Customer payment history and patterns, length of relationship with the customer, historical losses, economic and political conditions, trends and individual circumstances are among the items considered when evaluating the collectability of the receivables. Accounts are reviewed regularly for collectability and those deemed uncollectible are written off. If our customers’ economic condition changes, we may need to increase our allowance for doubtful accounts.

Estimates of the fair value of stock options and warrants at date of grant. The fair value of stock options issued to employees, members of our Board of Directors, and consultants and of warrants issued in connection with debt financings is estimated (on the date of grant) based on the Black-Scholes options-pricing model utilizing certain assumptions for a risk free interest rate; volatility; and expected remaining lives of the awards. The assumptions used in calculating the fair value of share-based payment awards represent management's best estimates, but these estimates involve inherent uncertainties and the application of management judgment. If factors change and we use different assumptions, our equity-based compensation expense could be materially different in the future. In addition, we are required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. In estimating our forfeiture rate, we analyzed our historical forfeiture rate, the remaining lives of unvested options, and the amount of vested options as a percentage of total options outstanding. If our actual forfeiture rate is materially different from its estimate, or if we reevaluate the forfeiture rate in the future, the equity-based compensation expense could be significantly different from what we have recorded in the current period.

Use of Estimates: We make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Results of Operations

Fiscal 2019 Compared to Fiscal 2018

Net Sales. Net sales decreased 5.6%, or $217,000, in Fiscal 2019 when compared to Fiscal 2018. A certain amount of this decline was still related to the loss of a government account in 2018. Fiscal 2018 included $83,000 in sales to this government account while Fiscal 2019 did not include any. Sales in our core markets in the United States declined; this includes sales in the clinical market (some of which is due to timing of the shipment of orders). Offsetting these declines were improvements in other government sales in the United States and a slight increase in international sales (specifically related to sales in Latin and South America) along with increased contract manufacturing sales (due to the two new customers).

Gross profit. Gross profit decreased to 32.4% of net sales in Fiscal 2019 from 33.3% of net sales in Fiscal 2018. In both Fiscal 2019 and Fiscal 2018, we experienced manufacturing inefficiencies. Manufacturing inefficiencies typically occur when revenues decline because certain overhead costs are fixed and cannot be reduced; if fewer testing strips are produced and fewer products are assembled this results in higher costs being expensed through cost of goods. Lower product pricing to customers can also negatively impact gross profit. When comparing Fiscal 2019 to Fiscal 2018, revenues declined further however, the product sales mix offset the inefficiencies resulting from the revenue decline. More specifically, in Fiscal 2019 we increased our contract manufacturing sales and these sales are at higher profit margins than our drug testing sales. We are continually taking actions to adjust our production schedules to try to mitigate future inefficiencies and we closely examine our gross profit margins on our manufactured products and the products we distribute.

Operating Expenses. Operating expenses for Fiscal 2019 decreased 13.3%, or $273,000, when compared to operating expenses in Fiscal 2018. Expenses in all operations areas of the Company decreased. More specifically:

Research and development (“R&D”)

R&D expenses for Fiscal 2019 decreased 11.8%, or $11,000, when compared to R&D expenses incurred in Fiscal 2018. The primary reason for the decline is decreased FDA compliance costs (due to timing of payments made for our FDA facility registrations). This decrease was partially offset by increased repairs and maintenance costs in our NJ facility. All other expenses remained relatively consistent year over year. Throughout Fiscal 2019, our R&D department primarily focused their efforts on the enhancement of our current products and the evaluation of potential contract manufacturing opportunities as well as final product development with one of our new contract manufacturing customers.

Selling and marketing

Selling and marketing expenses for Fiscal 2019 decreased by 15.8%, or $86,000, when compared to selling and marketing expense in Fiscal 2018. Decreased sales salaries, benefits and travel expense (due to a decreased number of employees), auto expense (due to decreased allowances), commissions (due to lower sales and restructured commission plan), and trade show costs were nominally offset by increased marketing supplies (primarily related to literature) and postage/shipping costs.

In the Fiscal 2019, we continued selling and marketing efforts of our own drug tests and we continued to take actions to secure new contract manufacturing customers. In addition, we promoted lower cost alternatives for onsite drug testing and point of care products for infectious disease (through relationships with third parties). The addition of these offerings did not result in increased selling and marketing expenses. We will continue to take all steps necessary to ensure selling and marketing expenditures are in line with sales.

General and administrative (“G&A”)

G&A expenses for Fiscal 2019 decreased 12.5%, or $176,000, when compared to G&A expenses in Fiscal 2018. Decreased costs for quality assurance salaries (due reclassification and consolidation of functions), consultant fees, insurance, patents and licenses, office travel and outside service fees (due to 2018 being a recertification year for our ISO certification), were partially offset by increased investor relations expense (due to timing of filing and meeting costs), warehouse salaries (due to transfer of an employee), and legal fees (related to timing of actions in the ABMC v. Bailey litigation). Share based payment expense also decreased to $5,000 in Fiscal 2019 from $10,000 in Fiscal 2018. This decline is due to decreased stock option amortization in Fiscal 2019).

We settled the ABMC v. Bailey litigation in August 2019; therefore, we expect legal fees related to litigation to decline in the year ending December 31, 2020. We continuously examine all G&A expenses to look for lower cost alternatives to current services/products being used. This examination has resulted in decreased G&A expenses throughout most of the expense areas of the Company.

Other income and expense. Other expense of $93,000 in Fiscal 2019 consisted of interest expense associated with our credit facilities, offset by other income from proceeds for an insurance claim related to our New Jersey facility (a claim that resulted from actions of a service vendor) and a gain on an accrual for a contingent liability. Other expense of $264,000 in Fiscal 2018 consisted of interest expense associated with our credit facilities, offset by other income related to gains on certain liabilities and a small amount of interest income.

Nine months ended September 30, 2020 Compared to nine months ended September 30, 2019

Net Sales. Net sales for nine months ended September 30, 2020 increased 21.4% when compared to net sales in the nine months ended September 30, 2019. Sales of the Covid-19 rapid antibody tests in the amount of $1,382,000 offset declines in drug test product sales which were negatively impacted by the Covid-19 pandemic. Contract manufacturing sales remained relatively flat; sales of RSV tests increased in the nine months ended September 30, 2020 due to increased diagnostic testing for respiratory viruses during the pandemic, while sales of malaria tests decreased due to decreased demand as a result of a shift in focus to Covid-19 tests in areas outside the US.

We began selling the Covid-19 rapid antibody test in late March 2020; however, there were a number of regulatory events that resulted in an inability to get supply of the product from the manufacturing plant in China until May 2020. Once those events were addressed, we were able to receive product and ship orders to customers. The Covid-19 rapid antibody test is not a diagnostic test. Recently there have been infection surges in and outside the United States. As these infection surges occur, there is a higher demand for diagnostic tests (i.e. PCR’s or antigen tests); although the CDC has indicated that antibody testing can help establish a clinical picture when patients have late complications of Covid-19 illness, such as multisystem inflammatory syndrome in children.

In order to provide our customers with a diagnostic option for Covid-19, in October 2020 we began distributing the Co-Diagnostic Logix Smart Covid-19 tests in the United States. This RT-PCR test enables us to offer customers a diagnostic tool that can be run on high-throughput machines in clinical laboratories certified under Clinical Laboratory Improvement Amendments (CLIA).

We believe that the demand for Covid-19 rapid antibody tests will increase over time as the need for data increases; that is, when testing is used as a means to determine the full impact/extent of the virus, its mortality rate, the length of time antibodies remain in the body and the impact of the antibodies on the virus, as well as a means to monitor the efficacy of vaccines as they are released. Information to date suggests that a vaccine could be available in early 2021. It is our opinion that once a vaccine (or vaccines) is/are released, the antibody status of individuals will be monitored very closely and rapid antibody tests are appropriate for this application.

Our core markets for drug test sales are clinical, government and workplace; all of which require a lower amount of testing due to stay at home orders, reduced workforce and reduced budgets. In the nine months ended September 30, 2020, we have started to see some rebound in our drug testing markets, however, given the uncertainty of the markets (as they related to the pandemic), we are unsure at this time whether this rebound will continue.

In addition to the negative sales impact from the customer side, we also experienced delays in materials from vendors due to decreased production levels resulting from stay at home orders and reduced workforce numbers. While our staff continues to work due to the essential nature of our manufacturing, delays in materials resulted in customer backorders for specific products that required the materials in question.

We do expect the marketing of the Covid-19 rapid antibody test and the RT PCR test for Covid-19 to further positively impact our revenues in the year ending December 31, 2020, however we do not yet know the full extent of the impact of Covid-19 test sales on our business, our financial condition and/or results of operations. The extent to which sales of the Covid-19 test may impact our business, operating results, financial condition, or liquidity in the future will depend on future developments which are evolving and uncertain including the duration of the outbreak and the need for antibody and diagnostic testing in the future.

As the market for Covid-19 testing develops over time, we are also reviewing alternative products to offer our customers; products such as antigen tests and tests that use new (alternative) samples (such as saliva or breath).

Gross Profit. Gross profit decreased to 29.9% of sales in the nine months ended September 30, 2020 compared to 34.9% of net sales in the nine months ended September 30, 2019. Although net sales increased, the increase in sales was a result of products we distribute. Sales of products that we manufactured (primarily drug tests) decreased and this resulted in greater inefficiencies in manufacturing. Manufacturing inefficiencies typically occur when revenues decline (from manufacturing) because certain overhead costs are fixed and cannot be reduced; if fewer testing strips are produced and fewer products are assembled this results in higher costs being expensed through cost of goods. Lower product pricing to customers also negatively impacts gross profit. We are continually taking actions to adjust our production schedules to try to mitigate future inefficiencies and we closely examine our gross profit margins on our manufactured products.

Lower gross margins from drug test sales (due to the increased manufacturing inefficiencies) were partially offset by higher margins related to Covid-19 rapid antibody tests. It is uncertain whether the current profit margins of Covid-19 test sales will continue at the present rate. Various factors can affect market pricing (such as an increased number of EUA issued products and their availability to customers, and costs of materials to manufacture the Covid-19 tests).

Operating expenses increased 4.0% in the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019. Research & Development and Selling and Marketing expenses increased while General and Administrative expenses decreased. More specifically:

Research and development (“R&D”)

R&D expense increased 24.2% when comparing the nine months ended September 30, 2020 with the nine months ended September 30, 2019. Increased FDA compliance costs (associated with timing of facility registration fees) and increased costs related to supplies and materials were the primary reasons for the increase in expenses. All other expenses remained relatively consistent when comparing the two nine-month periods. In the nine months ended September 30, 2020, our R&D department primarily focused their efforts on the enhancement of our current products and the validation of new materials for our drug testing products.

Selling and marketing

Selling and marketing expense in the nine months ended September 30, 2020 increased 16.6% when compared to the nine months ended September 30, 2019. The primary reason for the increase in selling and marketing expense is commissions paid related to sales of the Covid-19 rapid antibody test. In addition to commissions, employee benefits costs contributed to the increase. These increases were partially offset by decreased sales travel (as a result of the Covid-19 pandemic) and lower auto allowance costs.

In the nine months ended September 30, 2020, we continued selling and marketing efforts related to our drug tests and we continued to take actions to secure new contract manufacturing customers. In addition, we promoted lower cost alternatives for onsite drug testing and point of care products for infectious disease (through relationships with third parties). The addition of these offerings did not result in increased selling and marketing expenses. In late March 2020, we also started selling a Covid-19 rapid antibody test from Healgen Scientific, LLC via a distribution relationship. As of result of this new product offering, we recorded increased sales commission rates. We are also taking efforts to increase the size of our sales team to further penetrate the Covid-19 market and drug test markets. We will continue to take all steps necessary to ensure selling and marketing expenditures are in line with sales.

General and administrative (“G&A”)

G&A expense decreased 1.8% in the nine months ended September 30, 2020 when compared to G&A expense in the nine months ended September 30, 2019. Decreased costs associated with administrative and quality assurance employees (due to fewer employees and/or the consolidation of job responsibilities), insurance costs, legal fees (due to settlement of the ABMC v. Bailey litigation) were almost entirely offset by increased non-cash costs related to meetings of the Board of Directors and bank service fees (due to increased costs related to extension of credit facilities).

Other Income and Expense. Other expense of $133,000 in the nine months ended September 30, 2020 consisted of interest expense associated with our credit facilities (our line of credit, equipment loan with Crestmark Bank and our two loans with Cherokee Financial, LLC). Other expense of $28,000 in the nine months ended September 30, 2019 consisted of interest expense associated with our credit facilities (our line of credit, equipment loan with Crestmark Bank, and our two loans with Cherokee Financial, LLC), offset by other income related to gains on certain liabilities.

Liquidity and Capital Resources

As of December 31, 2019

Our cash requirements depend on numerous factors, including but not limited to manufacturing costs (such as raw materials, equipment, etc.), selling and marketing initiatives, product development activities, regulatory costs, legal costs, and effective management of inventory levels and production levels in response to sales history and forecasts. We expect to devote capital resources related to selling and marketing initiatives. We are examining other growth opportunities including strategic alliances. Given our current and historical cash position, such activities would need to be funded from the issuance of additional equity or additional credit borrowings, subject to market and other conditions.

In order to increase cash flow available for running our business, on December 20, 2018 we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Chaim Davis (the Chairman of our Board of Directors) and certain other accredited investors (altogether the “Investors”), under which we issued and sold to the Investors in a private placement (the “Private Placement”) 2,000,000 units (the “Units”). We closed on the Private Placement on December 24, 2018. Each Unit consisted of one share of our common stock at a price per Unit of $0.10 (the “Purchase Price”) for net proceeds of $200,000 as there were no expenses related to the Private Placement. We did not utilize a placement agent for the Private Placement. The net proceeds were used for working capital and general corporate purposes in the early part of Fiscal 2019. See Note J– Subsequent Event in Notes to Financial Statements for information related to an additional Private Placement completed in February 2020.

Our financial statements for Fiscal 2019 have been prepared assuming we will continue as a going concern, which assumes the realization of assets and the satisfaction of liabilities in the normal course of business. For Fiscal 2019, we had a net loss of $681,000 and net cash provided by operating activities of $58,000. While this is an improvement over a loss of $1,028,000 and net cash used in operating activities of $171,000 in Fiscal 2018; our cash position decreased by $109,000 in Fiscal 2019 and increased by $77,000 in Fiscal 2018. This increase in cash in Fiscal 2018 was in large part due to the private placement we closed in December 2018. We had a working capital deficit of $463,000 at December 31, 2019 compared to a working capital deficit of $212,000 at December 31, 2018. This increase in working capital deficit is primarily due to decreased sales.

Our current cash balances, together with cash generated from future operations and amounts available under our credit facilities may not be sufficient to fund operations through June 2021. At December 31, 2019, we have negative Stockholders’ Equity of $790,000.

Our loan and security agreement and 2019 Term Note with Cherokee for $900,000 and $200,000, respectively, expired on February 15, 2020. As of December 31, 2019, all amounts due to Cherokee are included in our short-term debt given the facilities expire in less than 12 months. (See Note J – Subsequent Event for information regarding the extension of our facility with Cherokee).

Through December 31, 2019, our line of credit with Crestmark had a maximum availability of $1,500,000; however, the amount available under our line of credit was much lower as it is based upon the balance of our accounts receivable and a limited amount of inventory. Lower sales levels result in reduced availability on our line of credit, and starting in July 2018, the Inventory Sub-Cap Limit on the line of credit (which determines our availability from the inventory) is being reduced by $10,000 per month until the Inventory Sub-Cap Limit is $0 (making the line of credit an accounts-receivable based line only). This means that as of December 31, 2019, the Inventory Sub-Cap Limit is only $70,000 and that our availability related to inventory is significantly reduced. As of December 31, 2019, based on our availability calculation, there were no additional amounts available under our line of credit because we draw any balance available on a daily basis. If sales levels continue to decline, we will have reduced availability on our line of credit due to decreased accounts receivable balances. Our line of credit with Crestmark expired on June 22, 2020. See Note J – Subsequent Event in Notes to Financial Statements for information regarding the Crestmark LOC extension.

If availability under our line of credit is not sufficient to satisfy our working capital and capital expenditure requirements, we will be required to obtain additional credit facilities or sell additional equity securities, or delay capital expenditures which could have a material adverse effect on our business. There is no assurance that such financing will be available or that we will be able to complete financing on satisfactory terms, if at all.

As of December 31, 2019, we had the following debt/credit facilities:

Facility	Debtor	Balance as of December 31, 2019	Due Date
Loan and Security Agreement	Cherokee Financial, LLC	$900,000	February 15, 2020
Revolving Line of Credit	Crestmark Bank	$337,000	June 22, 2020
Equipment Loan	Crestmark Bank	$7,000	June 22, 2020
Term Loan	Cherokee Financial, LLC	$200,000	February 15, 2019
Term Loan	Individuals	$10,000	Not applicable
Term Loan	Individual	$25,000	March 31, 2020
Total Debt		$1,479,000

Working Capital Deficit. At the end of Fiscal 2019, we were operating at a working capital deficit of $463,000. This compares to a working capital deficit of $212,000 at the end of Fiscal 2018. This increase in our working capital deficit was primarily a result of decreased sales. We have historically satisfied working capital requirements through cash from operations and bank debt.

Cash Flow, Outlook/Risk. We will continue to take steps to ensure that operating expenses and manufacturing costs remain in line with sales levels, however, we have been incurring increased costs related to litigation (although our ongoing litigation was settled on August 5, 2019 so we expect our legal costs to decline significantly going forward). We have consolidated job responsibilities in certain areas of the Company and this enabled us to implement personnel reductions.

Sales declines result in lower cash balances and lower availability on our line of credit at times. Fiscal 2019 and Fiscal 2018 revenues are negatively impacted by the loss of two large government accounts (which together totaled $1,000,000 in annual revenue). We have not yet replaced these lost accounts with new revenue. We are promoting new products and service offerings to diversify our revenue stream. These new products and services (through relationships with third parties) include lower-cost alternatives for onsite drug testing and point of care products for infectious disease. We also secured the business of two new contract manufacturing customers, both of which generated sales in Fiscal 2019.

In other efforts to reduce cash requirements, we have issued shares of restricted stock in lieu of cash. More specifically, we issued (1) 150,000 restricted shares of common stock to Cherokee in connection with a February 2018 debt financing, (2) 277,778 restricted shares of common stock to Landmark Pegasus, Inc. in connection with an extension of our Financial Advisory Agreement in June 2018, (3) 68,820 restricted shares of common stock to our Chairman of the Board for his attendance at two meetings of our Board of Directors in Fiscal 2018, (4) 200,000 restricted shares of common stock to Cherokee Financial, LLC in connection with our 2019 Term Loan and (5) 201,616 restricted shares of common stock issued to board members in connection with their attendance at three meetings of our Board of Directors in Fiscal 2019.

In addition, in December 2018, we closed on a private placement of 2,000,000 shares of our common stock resulting in net proceeds of $200,000. We expect to issue additional restricted shares of common stock for attendance at meetings of the Board of Directors if a director (or directors) choose(s) payment in shares in lieu of cash as their form of payment. See Note J - Subsequent Event in Notes to Financial Statements for information related to the private placement completed in February 2020.

Our ability to be in compliance with our obligations under our current credit facilities will depend on our ability to replace lost sales and further increase sales. Our ability to repay our current debt may also be affected by general economic, financial, competitive, regulatory, legal, business and other factors beyond our control, including those discussed herein. If we are unable to meet our credit facility obligations, we would be required to raise money through new equity and/or debt financing(s) and, there is no assurance that we would be able to find new financing, or that any new financing would be at favorable terms.

On June 22, 2020, we extended the Crestmark LOC until June 22, 2021. All terms and conditions of the Crestmark LOC remain unchanged under the extension period with the exception of the following, 1) the maximum availability under the Crestmark LOC was reduced from $1,500,000 to $1,000,000, 2) availability under the Crestmark LOC is based on receivables only (under the same terms), 3) the requirement for field audits of the Company was removed, and 4) the Tangible Net Worth (TNW) covenant was removed.

Prior to the extension of the Crestmark LOC, we were not in compliance with the TNW covenant under our Crestmark LOC as of December 31, 2019. As of the date of this report, the Company is in the process of obtaining another waiver from Crestmark related to the TNW non-compliance for the three months ended December 31, 2019. Due to internal requirements within Crestmark, the waiver could not be obtained prior to the date of this report. The Company expects to be charged a fee of $5,000 for this waiver when it is received. A failure to comply with the TNW covenant under our Crestmark LOC for the quarter ended December 31, 2019 or the quarter ended March 31, 2020; if we are not compliant at March 31, 2020, (a failure that is not waived by Crestmark) could result in an event of default, which, if not cured, could result in the Company being required to pay much higher costs associated with the indebtedness.

If we are forced to refinance our debt on less favorable terms, our results of operations and financial condition could be adversely affected by increased costs and rates. There is also no assurance that we could obtain alternative debt facilities. We may also be forced to pursue one or more alternative strategies, such as restructuring, selling assets, reducing or delaying capital expenditures or seeking additional equity capital. There can be no assurances that any of these strategies could be implemented on satisfactory terms, if at all.

Our credit facilities with Cherokee total $1,100,000 at December 31, 2019 and expired in February 2020. See Note J– Subsequent Event in Notes to Financial Statements for information regarding the extension of our facilities with Cherokee.

If events and circumstances occur such that (i) we do not meet our current operating plans to increase sales, (ii) we are unable to raise sufficient additional equity or debt financing, (iii), we are unable to utilize equity as a form of payment in lieu of cash, or (iv) our credit facilities are insufficient or not available, we may be required to further reduce expenses or take other steps which could have a material adverse effect on our future performance.

As of September 30, 2020

Our cash requirements depend on numerous factors, including but not limited to manufacturing costs (such as raw materials, equipment, etc.), selling and marketing initiatives, product development activities, regulatory costs, legal costs, and effective management of inventory levels and production levels in response to sales history and forecasts. We expect to devote capital resources related to selling and marketing initiatives. We are examining other growth opportunities including strategic alliances and contract manufacturing. Given our current and historical cash position, such activities would need to be funded from the issuance of additional equity or additional credit borrowings, subject to market and other conditions.

On February 20, 2020, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Chaim Davis (the Chairman of our Board of Directors) and certain other accredited investors (the “Investors”), pursuant to which we agreed to issue and sell to the Investors in a private placement (the “Private Placement”), 2,842,856 Units (the “Units”). Each Unit consisted of one share of our common stock at a price per Unit of $0.07 (the “Purchase Price”) for aggregate gross proceeds of approximately $199,000. We received net proceeds of $199,000 from the Private Placement as expenses related to the Private Placement were minimal. We did not utilize a placement agent for the Private Placement. We used the net proceeds for working capital and general corporate purposes. The Company does not intend to register the Units issued under the Private Placement; rather the Units issued will be subject to the holding period requirements and other conditions of Rule 144.

Our financial statements for the year ended December 31, 2019 were prepared assuming we will continue as a going concern, which assumes the realization of assets and the satisfaction of liabilities in the normal course of business. Our current cash balances, together with cash generated from future operations and amounts available under our credit facilities may not be sufficient to fund operations through November 2021. At September 30, 2020, we have Stockholders’ Deficit of $1,100,000.

Our loan and security agreement and 2019 Term Note with Cherokee for $900,000 and $200,000, respectively, expired on February 15, 2020; however, the credit facilities were extended for another 12 months, or until February 15, 2021 (which is less than 12 months from the date of this report). Our total debt at September 30, 2020 with Cherokee Financial, LLC is $1,120,000. We do not expect cash from operations within the next 12 months to be sufficient to pay the amounts due under these credit facilities, which is due in full on February 15, 2021. We are currently looking at alternatives to further extend or refinance these facilities.

Throughout the nine months ended September 30, 2020, we had a line of credit with Crestmark Bank. The maximum availability on the line of credit through most of the nine months ended September 30, 2020 was $1,500,000 but, it was reduced on June 22, 2020 to $1,000,000 under the amendment and extension of the line of credit. However, because the amount available under the line of credit is based upon our accounts receivable, the amounts actually available under our line of credit (historically) have been significantly less than the maximum availability. When sales levels decline, we have reduced availability on our line of credit due to decreased accounts receivable balances. As of September 30, 2020, based on our availability calculation, there were no additional amounts available under the line of credit because we draw any balance available on a daily basis.

If availability under our line of credit and cash received from prepaid orders of Covid-19 rapid antibody test sales is not sufficient to satisfy our working capital and capital expenditure requirements, we will be required to obtain additional credit facilities or sell additional equity securities, or delay capital expenditures which could have a material adverse effect on our business. There is no assurance that such financing will be available or that we will be able to complete financing on satisfactory terms, if at all.

As of September 30, 2020, we had the following debt/credit facilities:

Facility	Debtor	Balance as of September 30, 2020
Loan and Security Agreement	Cherokee Financial, LLC	$900,000
Revolving Line of Credit	Crestmark Bank	$208,000
Term Loan	Cherokee Financial, LLC	$220,000
PPP Loan	Crestmark Bank, SBA	$332,000
Total Debt		$1,660,000

Working Capital Deficit

At September 30, 2020, we were operating at a working capital deficit of $1,825,000. This compares to a working capital deficit of $1,365,000 at September 30, 2019. This increase in our working capital deficit was a result of additional financing, including the $332,000 PPP Loan, a decrease in accounts receivables (due to lower drug test sales), and a decrease in inventory (due to less purchasing of materials used in our drug test manufacturing). We have historically satisfied working capital requirements through cash from operations and bank debt.

Cash Flow, Outlook/Risk

In the nine months ended September 30, 2020, we had a net loss of $563,000 and net cash used by operating activities of $299,000. Our cash position increased from $15,000 at September 30, 2019 to $61,000 at September 30, 2020 as a result of prepayments for Covid-19 rapid antibody tests, the private placement in the amount of $199,000 closed in February 2020 and proceeds from the PPP loan.

In other efforts to reduce cash requirements, we have issued shares of restricted stock in lieu of cash. More specifically, we issued 300,000 restricted shares of common stock to Cherokee in connection with a February 2020 debt extension and 129,636 restricted shares of common stock to board members in connection with their attendance at meetings of our Board of Directors in the six months ended June 30, 2020 (there were no formal board meetings held in the three months ended September 30, 2020). We expect to issue additional restricted shares of common stock for attendance at meetings of the Board of Directors.

Our ability to repay our current debt may also be affected by general economic, financial, competitive, regulatory, legal, business and other factors beyond our control, including those discussed herein. If we are unable to meet our credit facility obligations, we would be required to raise money through new equity and/or debt financing(s) and, there is no assurance that we would be able to find new financing, or that any new financing would be at favorable terms.

On June 22, 2020, we extended the Crestmark LOC until June 22, 2021. All terms and conditions of the Crestmark LOC remain unchanged under the extension period with the exception of the following, 1) the maximum availability under the Crestmark LOC was reduced from $1,500,000 to $1,000,000, 2) availability under the Crestmark LOC is based on receivables only (under the same terms), 3) the requirement for field audits of the Company was removed, and 4) the Tangible Net Worth (TNW) covenant was removed.

In March 2020, the World Health Organization declared Covid-19 to be a pandemic. Covid-19 has spread throughout the globe, including in the State of New York where our headquarters are located, and in the State of New Jersey where our strip manufacturing facility is located. In response to the outbreak, we have followed the guidelines of the U.S. Centers for Disease Control and Prevention (“CDC”) and applicable state government authorities to protect the health and safety of our employees, families, suppliers, customers and communities. While these existing measures and, Covid-19 generally, have not materially disrupted our business operations to date, any future actions necessitated by the Covid-19 pandemic may result in disruption to our business. While we have not seen a disruption in our business operations to date, our drug testing sales have been negatively impacted by the pandemic.

While the Covid-19 pandemic continu to rapidly evolve and as surges continue to occur, we continue to assess the impact of the Covid-19 pandemic to best mitigate risk and continue the operations of our business. The extent to which the outbreak impacts our business, liquidity, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including new information that may emerge concerning the severity or longevity of the Covid-19 pandemic and actions that may be taken to contain it or treat its impact, among others. If we, our customers or suppliers experience (or in some cases continue to experience) prolonged shutdowns or other business disruptions, our business, liquidity, results of operations and financial condition are likely to be materially adversely affected, and our ability to access the capital markets may be limited.

We will continue to take steps to ensure that operating expenses and manufacturing costs remain in line with sales levels. We have consolidated job responsibilities in certain areas of the Company and this enabled us to implement personnel reductions. Sales declines result in lower cash balances and lower availability on our line of credit at times. We are promoting new products and service offerings to diversify our revenue stream, including a Covid-19 rapid antibody test and a RT PCR test to detect Covid-19. We also secured the business of two (2) new contract manufacturing customers in the year ended December 31, 2019. As the market for Covid-19 testing continues to develop over time, we are also reviewing alternative products to offer our customers; products such as antigen tests and tests that use new (alternative) samples (such as saliva or breath).

If we are forced to refinance our debt on less favorable terms, our results of operations and financial condition could be adversely affected by increased costs and rates. There is also no assurance that we could obtain alternative debt facilities. We may also be forced to pursue one or more alternative strategies, such as restructuring, selling assets, reducing or delaying capital expenditures or seeking additional equity capital. There can be no assurances that any of these strategies could be implemented on satisfactory terms, if at all.

If events and circumstances occur such that (i) we do not meet our current operating plans to increase sales, (ii) we are unable to raise sufficient additional equity or debt financing, (iii), we are unable to utilize equity as a form of payment in lieu of cash, or (iv) our credit facilities are insufficient or not available, we may be required to further reduce expenses or take other steps which could have a material adverse effect on our future performance.

BUSINESS

Company Overview

We manufacture and sell lateral flow immunoassay tests, primarily for the immediate detection of drugs in urine and oral fluid. Our products are self-contained, cost-effective and user-friendly products that are capable of accurately identifying the presence or absence of drugs in a sample within minutes. The products we manufacture are made 100% in in the United States while our competitors manufacture their products outside the United States, primarily in China. One of our drug testing lines is private labeled for another diagnostic company.

We also provide strip manufacturing and assembly and packaging services for a diagnostic test to an unaffiliated third party that sells this product outside the United States and we manufacture a diagnostic product that is sold under a private label by an unaffiliated third party. We sell (via distribution) a number of other products related to the immediate detection of drugs in urine and oral fluid, as well as offering other point of care diagnostic products via distribution.

Beginning in March 2020, we began marketing, via a non-exclusive distribution partnership, a rapid test to detect Covid-19 antibodies in whole blood, serum or plasma. In October 2020, we announced that we also signed a distribution agreement with Co-Diagnostics, Inc. granting us the right to market and sell its EUA issued Logix Smart Covid-19 tests in the United States on a non-exclusive basis. On December 14, 2020, we announced we were distributing a Rapid Covid-19 Antigen test, an immunochromatographic assay for the qualitative detection of nucleocapsid protein antigen from SARS-CoV-2 in direct nasopharyngeal (NP) swab from individuals who are suspected of Covid-19 by their healthcare provider.

Our Products

Products for the Detection of Drugs in Urine. We manufacture a number of products that detect the presence or absence of drugs in urine. We offer a number of standard configurations, custom configurations on special order, and different cut-off levels for certain drugs. Cut-off levels are concentrations of drugs or metabolites that must be present in urine (or oral fluid) specimens before a positive result will be obtained. Our urine drugs tests are either 510(k) cleared, CLIA Waived and/or OTC cleared (see “Government Regulations” for information on the regulations related to the sale of our drug tests). We currently manufacture the following urine drug testing product lines:

Rapid Drug Screen.® The Rapid Drug Screen, or RDS®, is a patented rapid drug test that detects the presence or absence of 2 to 10 drugs simultaneously in a single urine specimen. The RDS is available as a card only, or as part of a kit that includes a collection cup.

RDS InCup.® The patented RDS InCup is a drug-testing cup that detects the presence or absence of 1 to 12 drugs in a urine specimen. The RDS InCup incorporates collection and testing of a urine sample in a single step. Each RDS InCup contains multiple channels, and each channel contains a drug-testing strip that contains the chemistry to detect a single drug.

Rapid TOX.® Rapid TOX is a cost-effective drug test in a cassette platform that simultaneously detects the presence or absence of 1 to 10 drugs in a urine specimen. Each Rapid TOX contains one or two channels, and each channel contains a drug-testing strip that contains the chemistry to detect 1-5 drugs.

Rapid TOX Cup® II. The patented Rapid TOX Cup II is another drug testing cup that detects the presence or absence of 1 to 16 drugs in a urine specimen. The Rapid TOX Cup II also incorporates collection and testing of the urine sample in a single step. Each Rapid TOX Cup II contains multiple channels and each channel contains a single drug-testing strip that contains the chemistry to detect more than one drug. This product is available in two (2) formats; one of which has a smaller cup and testing strips to be more cost competitive.

Private Label Products. We provide a private labeled version of Rapid TOX to an unaffiliated third party for sale globally. Through Fiscal 2019, sales of these products were not material.

Products for the Detection of Drugs in Oral Fluid. We manufacture drug tests that detect the presence or absence of drugs in oral fluids. These products are easy to use and provide test results within minutes with enhanced sensitivity and detection. As of the date of this report, our oral fluid drug tests are marketed “for forensic use only” or for “employment use only” as well as in markets outside the United States; (see “Government Regulations” for information on the regulations related to the sale of our drug tests). We currently offer the following oral fluid drug tests:

OralStat.® OralStat is a patented and patent pending, innovative drug test for the detection of drugs in oral fluids. Each OralStat simultaneously tests for 6 or 10 drugs in an oral fluid specimen.

Private Label Products. We do provide a private labeled version of our OralStat product to an unaffiliated third party for sale outside of the United States. Through Fiscal 2019, sales of this product were not material.

Other Products. Throughout the year ended December 31, 2019, we distributed a number of other products related to the detection of substances of abuse as well as products to detect certain infectious disease. We do not manufacture these products. Through Fiscal 2019, we did not derive a significant portion of our revenues from the sale of these products.

In March 2020, we began marketing, via a non-exclusive distribution partnership, a rapid test to detect Covid-19 antibodies in whole blood, serum or plasma. The test is not available for consumer use and is being marketed in full compliance with an Emergency Use Authorization (“EUA”) issued by the US Food and Drug Administration (“FDA”) on May 29, 2020. In October 2020, we announced that we also signed a distribution agreement with Co-Diagnostics, Inc. granting us the right to market and sell their EUA issued Logix Smart Covid-19 tests in the United States on a non-exclusive basis. The Co-Diagnostics’ test operates using a single step RT-PCR process in lower respiratory tract fluid samples such as bronchoalveolar lavage, sputum, tracheal aspirate, and upper respiratory tract fluid samples, such as nasopharyngeal and oropharyngeal swabs. And finally, on December 14, 2020, we announced we were distributing a Rapid Covid-19 Antigen test, an immunochromatographic assay for the qualitative detection of nucleocapsid protein antigen from SARS-CoV-2 in direct nasopharyngeal (NP) swab from individuals who are suspected of Covid-19 by their healthcare provider. It is intended to aid in the rapid diagnosis of SARS-CoV-2 infections. As of the date of this filing, the test can currently only be used by laboratories in the United States certified to perform high complexity testing, including testing at point-of-care when the site is covered by the laboratory’s CLIA certificate of high complexity. The test is CE-marked and can be sold to locations outside the United States. The Rapid Antigen test is not for home use or at-home specimen collection. The test provides results in 15 minutes.

Our Markets and Distribution Methods

Rehabilitation/Drug Treatment

The Rehabilitation/Drug Treatment market includes people in both inpatient and outpatient treatment for substance abuse. Drug testing is a positive aspect of treatment as it aids in relapse prevention and encourages honesty both within the patient and with outside interactions. In addition, being able to accurately gauge the current drug use by patients enrolled in a substance abuse program is essential so, urine drug testing is an integral part of treatment programs, including physician office-based programs. There is typically a high frequency of testing in this market. We sell our urine drug tests in this market primarily through our direct sales force and also through a number of distributors.

Pain Management

Drug testing in pain management is one of the major tools of adherence monitoring in the assessment of a patient’s predisposition to, and patterns of, misuse/abuse; a vital first step towards establishing and maintaining the safe and effective use of drugs in the treatment of chronic pain. There are many benefits of using an ABMC drug test; these include reducing the risk for toxicity in patients vulnerable to adverse drug effects, detecting patient non-compliance, reducing the risk of therapeutic failure, and avoiding or detecting drug-drug interaction. Additionally, drug testing enhances the physician’s ability to use drugs effectively and minimize costs. We currently sell our urine drug tests in this market primarily through our direct sales force and also through a number of distributors.

Other Clinical

Other Clinical markets include emergency rooms/hospitals, family physician offices and laboratories. There are a number of medical emergencies associated with adverse reactions, accidental drug ingestions, and misuse or abuse of prescription drugs and over-the-counter medications. To address this issue, drug testing is performed so healthcare professionals are able to ascertain the drug status of a patient before they administer pharmaceuticals or other treatment. We currently sell our urine drug tests in this market primarily through our direct sales force and also through a number of distributors. We also have a long-term relationship with one of the world’s largest clinical laboratories.

Government (including law enforcement and criminal justice)

The Government market includes federal, state, county and local agencies, including police departments, adult and juvenile correctional facilities, pretrial agencies, probation, drug courts and parole departments at the federal and state levels. A significant number of individuals on parole or probation, or within federal, state, county and local correctional facilities and jails, have one or more conditions to their sentence, including but not limited to, periodic drug-testing and substance abuse treatment. We sell our products in this market through our direct sales force.

Employment/Workplace

The Workplace market consists of pre-employment testing of job applicants, as well as random, cause and post-accident testing of employees. Many employers recognize the financial and safety benefits of implementing drug-free workplace programs, of which drug testing is an integral part. In some states, there are workers’ compensation and unemployment insurance premium reductions, tax deductions and other incentives for adopting these programs. We sell our products in this market through our direct sales force and through a select network of distributors.

International

The International market consists of various markets outside of the United States. Although workplace testing is not as prevalent outside of the United States as within, the international Government and Clinical markets are somewhat in concert with their United States counterparts. One market that is significantly more prevalent outside of the United States is roadside drug testing. We sell in this market through a select network of distributors.

Contract Manufacturing

We provide strip manufacturing and assembly and packaging services to non-affiliated diagnostic companies. In Fiscal 2019, we manufactured a test for the detection of RSV (Respiratory Syncytial Virus; the most common cause of lower respiratory tract infections in children worldwide), a test for Malaria (a disease transmitted to humans through bites from infected mosquitoes) and we manufactured a special custom panel of our Rapid TOX as a private label. Fiscal 2019 contract manufacturing sales did not represent a significant portion of our revenue.

Raw Materials and Suppliers

The primary raw materials required for the manufacture of our test strips and our drug tests consist of antibodies, antigens and other reagents, plastic molded pieces, membranes and packaging materials. We maintain an inventory of raw materials. Currently, most raw materials are available from several sources. We own the molds and tooling for our plastic components that are custom and proprietary. The ownership of these molds affords us flexibility and control in managing the supply chain for these components. We do not own the molds and tooling for plastic components that are “stock” items.

Major Customers

One of our customers accounted for 44.8% and 44% of net sales in Fiscal 2019 and Fiscal 2018, respectively.

Patents and Trademarks/Licenses

As of December 31, 2019, we have patented our testing products in 27 countries outside the United States and we hold 11 patents in the United States. As of December 31, 2019, we have 5 foreign patent application pending. We are incurring fees related to these patent applications that will be capitalized over the term of the patents.

As of December 31, 2019, we have 15 trademarks registered in the United States and, 10 trademarks registered in countries/regions such as Canada, Mexico, and the United Kingdom.

Competition

We compete on the following factors:

Pricing. The pricing structure in our markets is highly competitive. We offer the only drug testing products that contain testing strips that are 100% manufactured in the US and that is 100% assembled in the United States. Price pressure is the greatest when comparing our pricing with pricing of products manufactured outside of the United States.

Quality. We manufacture, assemble and package our testing strips and products completely in the United States in accordance with quality system regulations set forth by FDA. Many companies in our industry claim their products are manufactured in the United States when in fact; their products are only assembled or packaged in the Unites States. The testing strips and in most cases the assembly of the product is done outside of the Unites States. Products manufactured outside of the United States are generally manufactured outside of the requirements of quality system regulations set forth by FDA. In our opinion, this results in inferior, sub-par products being offered in the market. Most of our markets require accurate detection near the cut-off level of the test. Our products are manufactured to detect drug use closer to the cut-off level of the test. The majority of the drug tests on the market today are less “aggressive”; meaning they are not as sensitive and they will miss positive results. Missing positive results can be extremely troublesome to customers from both an economic and liability perspective; and in the clinical market, missing positives can be a threat to the health of the individuals being tested. We do offer products manufactured outside of the United States via distribution relationships to those customers that do not require accuracy near or at the cutoff level in their drug testing programs.

Customer and technical support. Our customers often need guidance and assistance with certain issues, including but not limited to, test administration, drug cross reactivity and drug metabolism. We provide our customers with continuous customer and technical support on a 24/7/365 basis; staffed by our employees. We believe that this support gives us a competitive advantage since our competitors do not offer this “employee staffed” extended service to their customers.

Government Regulations

In certain markets, the development, testing, manufacture and sale of our drug tests, and possible additional testing products for other substances or conditions, are subject to regulation by the United States and foreign regulatory agencies. Pursuant to the Federal Food, Drug, and Cosmetic Act, and associated regulations, the United State Food and Drug Administration (“FDA”) regulates the pre-clinical and clinical testing, manufacture, labeling, distribution and promotion of medical devices. When a product is a medical device, a 510(k) marketing application must be submitted to the FDA. A 510(k) is a premarketing submission made to the FDA to demonstrate that the device to be marketed is safe and effective. Applicants must compare their 510(k) device to one or more similar devices currently being marketed in the United States. Most of our urine-based products are marketed and sold in the Clinical market (in addition to other markets) and therefore, we have obtained 510(k) marketing clearance, CLIA waiver (see below) and/or Over-The-Counter (OTC) marketing clearance on our urine based products. Our oral fluid products are not 510(k) cleared; so we market and sell these products to the forensic market, employment market (under a limited exemption issued by FDA in July 2017) and for export outside the United States.

In order to sell our products in Canada, we must comply with ISO 13485:2003, the International Standards Organization’s Directive for Quality Systems for Medical Devices (MDD or Medical Device Directive), and in order to sell our products in the European Union, we must obtain CE marking for our products (in the European Union, a “CE” mark is affixed to the product for easy identification of quality products). Collectively, these standards are similar to FDA regulations, and are a reasonable assurance to the customer that our products are manufactured in a consistent manner to help ensure that quality defect-free goods are produced. As of the date of this report, we have received approval and the right to bear the CE mark on our Rapid Drug Screen, Rapid ONE, Rapid TOX, RDS InCup, Rapid TOX Cup II, Rapid Reader and OralStat. We are currently certified to I.S. EN ISO 13485:2016 with an expiration date of July 31, 2021.

The Clinical Laboratory Improvement Amendments (CLIA) of 1988 established quality standards for laboratory testing to ensure the accuracy, reliability and timeliness of patient test results regardless of where the test was performed. As a result, those using CLIA waived tests are not subject to the more stringent and expensive requirements of moderate or high complexity laboratories. We have received CLIA waiver from the FDA related to our Rapid TOX product line and OTC clearance on our Rapid TOX Cup II product line (the OTC clearance of the Rapid TOX Cup II product line means they are CLIA waived products).

Due to the nature of the manufacturing of our drug tests, the products we offer through contract manufacturing and the raw materials used for both, we do not incur any material costs associated with compliance with environmental laws, nor do we experience any material effects of compliance with environmental laws.

Manufacturing

Our facility in Kinderhook, New York houses assembly and packaging of the products we manufacture (including the products we supply on a contract manufacturing basis and the products we supply to a third party who markets the products under their own private label). Our warehouse, shipping department and administrative offices are also within our New York facility.

In our Logan Township, New Jersey facility, we manufacture our drug test strips and test strips for unaffiliated third parties. We also perform research and development in our New Jersey facility.

Unaffiliated third parties manufacture the adulteration, alcohol and certain forensic drug testing products we offer. We continue to primarily outsource the printing of the plastic components used in our products, and we outsource the manufacture of the plastic components used in our products.

Employees

As of December 29, 2020, we had 42 employees, of which 39 were full-time and 3 were part-time. None of our employees are covered by collective bargaining agreements.

Properties

We own our property in Kinderhook, New York. The property currently consists of a 30,000 square foot facility with approximately 22 surrounding acres. Our Kinderhook facility houses administration, customer service, inside sales, assembly and packaging, shipping and our warehouse. Our New York facility is encumbered by a lien by Cherokee (as it is collateral for the Loan and Security Agreement with Cherokee).

We lease 5,200 square feet of space in Logan Township, New Jersey that houses our bulk test strip manufacturing and research and development. On December 24, 2019, we amended the term of our lease by extending it through December 31, 2020. Both facilities are currently adequate and meet the needs of all areas of the Company.

Legal Proceedings

On August 5, 2019, we settled litigation with Todd Bailey, a former Vice President, Sales & Marketing and sales consultant of the Company until December 23, 2016. The litigation was filed by the Company in the Northern District of New York in February 2017. Our complaint sought damages related to profits and revenues that resulted from actions taken by Bailey related to our customers. The settlement also addressed a counter-claim filed by Bailey in October 2017 (filed originally in Minnesota but, transferred to the Norther District of New York in January 2019). Bailey was seeking deferred commissions in the amount of $164,000 that he alleged were owed to him by the Company. These amounts were originally deferred under a deferred compensation program initiated in 2013; a program in which Bailey was one of the participants. We believed the amount sought was not due to Bailey given the actions indicated in our litigation.

Under the settlement, both parties elected to resolve the litigation and settle any and all claims made within the litigation. Neither party admitted to any of the allegations contained within the ABMC v. Baily litigation (including any allegations made by Bailey in his counterclaim). Both parties also agreed to dismiss all claims made against each other.

From time to time, we may be named in legal proceedings in connection with matters that arose during the normal course of business. While the ultimate outcome of any such litigation cannot be predicted, if we are unsuccessful in defending any such litigation, the resulting financial losses are not expected to have a material adverse effect on the financial position, results of operations and cash flows of our company.

MANAGEMENT

Executive Officer and Directors

The following table sets forth information about our executive officer and directors as of the date of this filing:

Name	Age	Term Expires	Position(s) held
Melissa A. Waterhouse	50	2021	Chief Executive Officer, Principal Financial Officer and Director
Jean Neff	78	2023	Director and Corporate Secretary
Peter Jerome	51	2021	Director
Chaim Davis	43	2022	Director and Chairman of the Board

Melissa A. Waterhouse joined the Company in 1997. Since that time she has held various management positions in Investor Relations, Marketing, Public Relations and Corporate Compliance. She served as our Corporate Secretary from September 2003 until her interim appointment as Chief Executive Officer and Chief Financial Officer in October 2013. In June 2014, Ms. Waterhouse was appointed as Chief Executive Officer, Principal Financial Officer and was appointed to the Board of Directors.

Jean Neff was appointed to our Board of Directors in February 2008 and, until her retirement in early 2014, she was the Sr. Vice President Mid-Atlantic Region of Solstas Lab Partners. She served as the Sr. Vice President of New Business Development of the Occupational Testing Services division of Laboratory Corporation of America, from 1991 until 2007. She received her B.S. in Biology from Mercer University. Ms. Neff provides decades of experience in administration, sales and management making her well qualified as a member of the Board.

Peter Jerome was appointed to our Board of Directors in January 2018. Since February 2016, Mr. Jerome has been the Senior Director, Finance of Taconic Biosciences, Inc., a company that develops and produces animal research models for pharmaceutical and biotechnology companies worldwide. Prior to his position with Taconic Biosciences, Inc., Mr. Jerome served as the Chief Financial Officer for CMP Pharma, Inc., a niche pharmaceutical company and Chief Financial Officer for Tyratech, Inc., a life science company. Mr. Jerome received his B.S in accounting and computer information systems from Manhattan College and has been a certified public accountant since 1994.

Chaim Davis was appointed to our Board of Director in June 2017 and was appointed as Chairman of the Board of Directors in March 2018. Since July 2005, Mr. Davis has been the Managing Member of Revach Group, LLC, the general partner of Revach Fund L.P. (“Revach”), a sector-specific life science fund focusing on micro to mid cap companies, which he founded in 2005. He has also served as a consultant to other hedge funds including Gem Partners, KOM Capital Management and Maot Group. From 2010 to 2014, he served as a director and a member of the audit and compensation committees of AtheroNova Inc. Since April 2013, Mr. Davis has also served on the Board of Directors of Entera Bio, a clinical stage biopharmaceutical company. Mr. Davis received his B.A. from Columbia University.

Code of Ethics

We have adopted a Code of Ethics that applies to our directors, officers and all employees. It may be obtained free of charge by writing: American Bio Medica Corporation, Attn: Corporate Secertary, 122 Smith Road, Kinderhook, New York 12106.

Board of Directors

Our board of directors currently consists of four members. Our bylaws permit our board of directors to establish by resolution the authorized number of directors, and four directors are currently authorized. In fiscal 2020, the board held 4 board meetings and 4 audit committee meeting. All directors attended at least 75% of the board meeting and committee meetings. Our current bylaws of the Company allow for a classified or staggered board. Our Board of Directors is currently divided into three classes serving staggered terms.

Director Independence

Our shares of common stock are currently quoted on the OTCQB Venture Market. Under the OTCQB rules, a company must have a board of directors that includes at least two Independent directors and they must have an Audit Committee, a majority of the members of which are independent directors. From a corporate governance standpoint, we strive to comply with NASDAQ’s listing standards to determine the independence of our directors.

Under the rules of the national securities exchanges (like NASDAQ), a majority of a listed company’s board of directors must be comprised of independent directors, and each member of a listed company’s audit, compensation, and nominating and corporate governance committees must be independent as well. Subject to some exceptions, these standards generally provide that a director will not be independent if (a) the director is, or in the past three years has been, an employee of ours; (b) a member of the director’s immediate family is, or in the past three years has been, an executive officer of ours; (c) the director or a member of the director’s immediate family has received more than $120,000 per year in direct compensation from us other than for service as a director (or for a family member, as a non-executive employee); (d) the director or a member of the director’s immediate family is, or in the past three years has been, employed in a professional capacity by our independent public accountants, or has worked for such firm in any capacity on our audit; (e) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers serves on the compensation committee; or (f) the director or a member of the director’s immediate family is an executive officer of a company that makes payments to, or receives payments from, us in an amount which, in any twelve-month period during the past three years, exceeds the greater of $1,000,000 or two percent of that other company’s consolidated gross revenues.

The Board of Directors has determined that Jean Neff, Peter Jerome and Chaim Davis are independent directors under NASDAQ’s listing standards. As of the date of this report, the majority of the Board of Directors is independent as there are currently four members on the Board of Directors. In accordance with NASDAQ’s listing standards, independent directors meet in executive session when required in conjunction with regularly scheduled meetings of the Board of Directors, outside of the presence of non-independent directors.

Committees of our Board of Directors

Audit Committee. Our audit committee consists of three directors (Jean Neff, Peter Jerome and Chaim Davis; all of which are independent as defined in NASDAQ Rule 5605(a)(2) of the NASDAQ listing standards, as applicable). The Audit Committee makes recommendations to the Board of Directors with respect to our financial statements and the appointment of independent auditors, reviews significant audit and accounting policies and practices, meets with our independent public accountants concerning, among other things, the scope of audits and reports, and reviews the performance of our overall accounting and financial controls. Peter Jerome is the Audit Committee Chairman and meets the requirements of an audit committee financial expert. The Audit Committee formally met four times and informally met several times in the year ended December 31, 2019. The Audit Committee charter requires four Audit Committee meetings per year. In the year ended December 31, 2019, Jean Neff attended 50% of the formal meetings and Peter Jerome and Chaim Davis attended 100% of the formal meetings.

Compensation Committee. Our Compensation Committee consists of two directors, Jean Neff and Chaim Davis; both of which the Board has determined are independent directors (as independence is defined in NASDAQ Rule 5605(a)(2) of the NASDAQ listing standards, as applicable). Our Compensation Committee makes recommendations to the Board of Directors relating to salaries, bonuses and other compensation and benefits of executive officers, and reviews and advises management regarding benefits and other terms and conditions of compensation of management. Our Compensation Committee is also responsible for reviewing the outcome of the shareholder advisory vote on executive compensation. Our Option Committee is a sub-committee of the Compensation Committee and administers our stock option plans. Our Compensation Committee does not have a charter. Jean Neff serves as the Chairperson of the Compensation Committee. The Compensation Committee formally met one time in the year ended December 31, 2019. All members attended the formal meeting.

Nominating Committee. Our Nominating Committee consists of two directors, Jean Neff and Chaim Davis; both of which the Board has determined are independent directors (as independence is defined in NASDAQ Rule 5605(a)(2) of the NASDAQ listing standards, as applicable). The purpose of the Nominating Committee is to review, and make recommendations related to, qualified candidates for election to the Board of Directors. In carrying out these functions, our Nominating Committee considers a candidate’s mix of skills, experience, character, commitment and diversity of background, all in the context of the requirements of the Board of Directors at that point in time. Each candidate should be prepared to participate fully in activities of the Board of Directors, including attendance at, and active participation in, meetings of the Board of Directors, and not have other personal or professional commitments that would, in the Nominating Committee’s judgment, interfere with or limit such candidate’s ability to do so.

Additionally, in determining whether to recommend a director for re-election, our Nominating Committee considers the director’s record of attendance at Board of Directors and Committee meetings and participation in and contributions to the activities of the Board of Directors. Our Nominating Committee has no stated specific, minimum qualifications that must be met by a candidate for a position on our Board of Directors. Our Nominating Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “Audit Committee Financial Expert” as defined by SEC rules, and for a majority of the members of the Board to meet the definition of “independent director” within the meaning of applicable NASDAQ listing standards, even though such criteria may not be required by the OTCQB Venture Market. Our Nominating Committee is governed by a charter. Our Nominating Committee met one time in the year ended December 31, 2019. All members of the Nominating Committee attended this meeting. There is not a chair of the Nominating Committee.

EXECUTIVE COMPENSATION

Summary Compensation

The following Summary Compensation Table provides certain summary information concerning the compensation of our principal executive officer (“PEO”). Melissa Waterhouse was the sole executive officer in both the years ended December 31, 2019 and December 31, 2018.

Name and principal position(1)	Year Ended	Salary ($)	All Other Compensation ($)	Total ($)
Melissa A. Waterhouse	12/31/19	$ 144,000(2)	$ 25,475(3)	$ 169,475
Chief Executive Officer/Principal Financial Officer	12/31/18	$ 138,855(4)	$ 25,235(5)	$ 164,090

1)
There were no amounts paid to the named executive officer related to Bonuses, Option Awards, Stock Awards, Non-Equity Incentive Plan Compensation or Nonqualified Deferred Compensation Earnings; therefore, these columns of the table have been omitted.

2)
Ms. Waterhouse’s salary in the year ended December 31, 2019 was $160,000 under her employment contract; however in the year ended December 31, 2019, 10% of Ms. Waterhouse’s salary was deferred through December 31, 2019. As of December 31, 2019, the Company owed Ms. Waterhouse approximately $99,000 in deferred compensation. This amount is cumulative since the third quarter of the year ended December 31, 2013 when Ms. Waterhouse implemented the deferral program and also considers some payments that were made on the deferred compensation in years prior to the year ended December 31, 2018.

3)
Consists of $25,328 for health insurance premiums and $147 for premiums paid, by the Company for Ms. Waterhouse’s benefit, for long-term disability and life insurance, both of which are provided to all employees of the Company.

4)
Ms. Waterhouse’s salary in the year ended December 31, 2018 was $160,000 under her employment contract; however in the year ended December 31, 2018, 20% of Ms. Waterhouse’s salary was deferred through September 30, 2018 and 10% of her salary was deferred from October 1, 2018 through December 31, 2018. As December 31, 2018, the Company owed Ms. Waterhouse approximately $83,000 in deferred compensation.

5)
Consists of $25,087 for health insurance premiums and $148 for premiums paid, by the Company for Ms. Waterhouse’s benefit, for long-term disability and life insurance, both of which are provided to all employees of the Company.

Outstanding Equity Awards at Year-End

The following table sets forth information concerning the outstanding equity awards of Melissa Waterhouse at year-end December 31, 2019:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Melissa A.	25,000	0	$0.09	12/31/20
Waterhouse	25,000	0	$0.26	02/21/23
Chief Executive Officer (PEO)	200,000	0	$0.14	06/25/23
Principal Financial	250,000	0	$0.12	06/29/25
Officer	750,000	0	$0.11	01/29/26

(1)
No Stock Awards were outstanding for the Named Executive Officer in the year ended December 31, 2019, and therefore the Stock Awards portion of the table has been omitted. Furthermore, because there were no Equity Incentive Plan Awards outstanding for the Named Executive Officer, this column was omitted as well.

(2)
Includes options that are exercisable within 60 days of the filing of this Registration Statement.

The following table sets forth information concerning the outstanding equity awards of our Board of Directors as of December 31, 2019:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price($)	Option Expiration Date
Jean Neff	20,000	0	$0.12	06/19/24
	20,000	0	$0.12	06/19/25
	20,000	0	$0.15	06/24/26
	20,000	0	$0.13	06/15/27
	20,000	0	$0.10	06/21/28
	20,000	0	$0.07	06/20/29
Chaim Davis	50,000(2)	0	$0.18	04/23/23
	20,000	0	$0.10	06/21/28
	20,000	0	$0.07	06/20/29
Peter Jerome	20,000	0	$0.10	06/21/28
	20,000	0	$0.07	06/20/29

1)
Includes options exercisable within 60 days of the filing of this Registration Statement.

2)
The option grant issued to Mr. Davis was granted on April 26, 2013 (prior to his appointment to the Board of Directors) in connection with consulting services provided to the Company. The option vested over 2 years in equal installments and was fully vested as of April 26, 2015.

Summary Director Compensation Table

Directors who are not employees (“Non-Employee Directors”) receive a fee of $2,500 per meeting for attending meetings of the Board of Directors in person and are reimbursed for out-of-pocket expenses submitted in connection with attending such meetings. Members who attended in person meetings of the Board of Directors telephonically receive 50% of this compensation, or $1,250. Non-Employee board members are not paid for their attendance at Committee meetings of the Board of Directors; however, Non-Employee Directors are reimbursed for any out of pocket expenses they may incur in attending telephonic meetings of the Board of Directors or meetings of the Committees of the Board of Directors.

We offer a compensation structure that consists of payment in cash only, restricted stock or a combination of both, solely at the option of the Non-Employee director. In October 2019, all members of the Board of Directors agreed to only be paid restricted shares in lieu of cash through October 2020. In the year ended December 31, 2019, Chaim Davis was paid all of his board meeting attendance fees in shares of restricted stock in lieu of cash. Directors Jean Neff and Peter Jerome were paid for attendance of two board meetings in cash and one board meeting in restricted shares of common stock in lieu of cash.

Three regular in-person meetings were held during the year ended December 31, 2019. However, the board informally met telephonically several times throughout the year ended December 31, 2019. No member of the Board of Directors has a compensation arrangement that differs from those of other members of the Board of Directors.

DIRECTOR COMPENSATION(1)
Name	Fees Earned or Paid in Cash ($)(2)	Option Awards ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Diane J. Generous(3)	$ 5,000(4)	$ 1,165(5)	$ 3,250(6)	$ 0	$ 9,415
Jean Neff	$ 2,500(3)	$ 1,165(4)	$ 2,000(5)	$ 0	$ 5,665
Chaim Davis	$ 0(6)	$ 1,165(4)	$ 8,500(7)	$ 0	$ 9,665
Peter Jerome	$ 5,000(8)	$ 1,165(4)	$ 3,250(9)	$ 0	$ 9,415

1)
There were no Non-Equity Incentive Plan Compensation, or Non-Qualified Deferred Compensation Earnings issued or earned by members of the Board of Directors in the year ended December 31, 2019. These columns have been omitted.

2)
This figure does not include any reimbursed out-of-pocket expenses related to a Director’s attendance at a meeting of the Board of Directors or committee of the Board of Directors.

3)
Includes fees paid in cash for telephonic attendance of two regularly scheduled, in person meetings of the Board of Directors.

4)
The aggregate grant date fair value of an option to purchase 20,000 shares of common stock, computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718 was $0.0582, and the value of the options totaled $1,165. The fair value of the stock option grant issued was estimated utilizing the Black-Scholes option-pricing model using the following weighted average assumptions: dividend yield of 0%; risk-free interest rate of 2.01%; expected life of 10 years; and stock price volatility of 84.7%.

5)
Payment in restricted stock in lieu of cash for telephonic attendance at one regularly scheduled, in-person meeting of the Board of Directors. The fair value of the restricted shares was computed in accordance with FASB ASC Topic 718 as full value awards using the volume weighted average price (VWAP) for the ten days preceding the meeting date to determine the value of the shares issued.

6)
Mr. Davis received all of his board meeting attendance fees in restricted stock in lieu of cash.

7)
Payment in restricted stock in lieu of cash for attendance at three regularly scheduled, in-person meeting of the Board of Directors; one of which was attended telephonically by Mr. Davis. The fair value of the restricted shares was computed in accordance with FASB ASC Topic 718 as full value awards using the volume weighted average price (VWAP) for the ten days preceding each meeting date to determine the value of the shares issued.

8)
Includes fees paid in cash for attendance of two regularly scheduled, in person meetings of the Board of Directors.

9)
Payment in restricted stock in lieu of cash for attendance at one regularly scheduled, in-person meeting of the Board of Directors. The fair value of the restricted shares was computed in accordance with FASB ASC Topic 718 as full value awards using the volume weighted average price (VWAP) for the ten days preceding the meeting date to determine the value of the shares issued.

NOTE: Melissa A. Waterhouse does not receive any compensation for her services as a member of the Board of Directors, or her attendance at meetings of the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of December 29, 2020 there were 37,703,476 shares of common stock outstanding. The following table sets forth, as of December 29, 2020, the beneficial ownership of our common stock by (i) each director, (ii) the named executive officer, (iii) all directors and executive officers of our company as a group, and (iv) each shareholder, known to management of our company, to beneficially own more than 5% of our outstanding shares of common stock.

The number and percentage of shares beneficially owned is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after December 29, 2020 through the exercise of any stock option, exchange of exchangeable shares or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. Unless otherwise noted, the address of each person is c/o American Bio Medica Corporation, 122 Smith Road, Kinderhook, New York 12106.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common	Chaim Davis	3,309,047(1)	8.76%
Common	Melissa A. Waterhouse	1,250,000(2)	3.21%
Common	Jean Neff	186,226(3)	*
Common	Peter Jerome	120,610(4)	*
Common	Directors and Executive Officers as a group (5 persons)	4,865,883(5)	12.57%
Common	MP Biomedicals LLC	4,738,601(6)	12.57%
Common	John J. Moroney	2,481,608(7)	6.58%
Common	Stuart Sternberg	2,428,671(8)	6.44%

* Less than 1% of outstanding shares.

(1) Includes 215,838 shares issued to Chaim Davis in connection with his attendance at meetings of our Board of Directors in the years ended December 31, 2018 and December 31, 2019 and meetings of our Board of Directors held in the year ending December 31, 2020, as well as 2,978,486 shares in the name of Revach Fund, LP. (Chaim Davis is a managing member of Revach Group, LLC which operates as the general partner of the Revach Fund, LP). Also includes 24,723 shares held by Mr. Davis directly prior to his appointment to our Board of Directors and 90,000 shares subject to stock options exercisable within 60 days of December 29, 2020.

(2) Includes 1,250,000 shares of common stock subject to stock options exercisable within 60 days of December 29, 2020.

(3) Includes 66,226 shares issued to Jean Neff in connection with her attendance at meetings of our Board of Directors in the year ended December 31, 2019 and meetings of our Board of Directors held in the year ending December 31, 2020, as well as 120,000 shares subject to stock options exercisable within 60 days of December 29, 2020.

(4) Includes 80,610 shares issued to Peter Jerome in connection with his attendance at meetings of our Board of Directors in the year ended December 31, 2019 and meetings of our Board of Directors held in the year ending December 31, 2020, as well as 40,000 shares subject to stock options exercisable within 60 days of December 29, 2020.

(5) Includes an aggregate of 1,500,000 shares subject to stock options exercisable within 60 days of December 29, 2020.

(6) Information based on the last Section 16(a) filing made by MP Biomedicals LLC on December 22, 2015. The last known address for MP Biomedical LLC is 3 Hutton Centre Drive, Suite 100, Santa Ana, CA 92707.

(7) Information based on last Schedule 13G/A filed by John J. Moroney, a principal of Landmark Pegasus, Inc. on April 27, 2020. The address for Mr. Moroney (indicated on the Schedule 13G/A) is 118 Pegasus Drive, Jupiter, FL 33477.

(8) Information based on the last Schedule 13G filed by Stuart Sternberg on June 24, 2020. The address for Mr. Sternberg (indicated on the Schedule 13G) is 85 Bellevue Avenue, Rye, NY 10580.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Through our Board of Directors, we review all related party transactions to ensure fairness to the company and proper disclosure under SEC rules. Additionally, the Board of Directors conducts annual reviews of each director to determine such director’s independence. We also require our executive officers and directors to complete a questionnaire that is intended to identify transactions or potential transactions that require disclosure under SEC rules or create a potential conflict of interest. Furthermore, our Code of Ethics contains provisions related to actual or apparent conflicts of interest between personal and professional relationships. A copy of our Code of Ethics can be found on our website located at www.abmc.com.

THE LINCOLN PARK TRANSACTION

General

On December 8, 2020, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has agreed to purchase from us up to an aggregate of $10,250,000 of our shares of common stock (subject to certain limitations) from time to time over the term of the Purchase Agreement. Also on December 8, 2020, we entered into the Registration Rights Agreement, pursuant to which we filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act the shares of common stock that have been or may be issued to Lincoln Park under the Purchase Agreement.

This prospectus covers the resale by the selling shareholder of up to 9,750,000 shares of common stock, comprised of: (i) 1,250,000 Commitment Shares that we issued to Lincoln Park as a fee for making its irrevocable commitment to purchase our shares of common stock under the Purchase Agreement, (ii) 500,000 Initial Purchase Shares that we sold to Lincoln Park on December 9, 2020 for a total purchase price of $125,000 in an initial purchase under the Purchase Agreement, (iii) 500,000 Tranche Purchase Shares that are issuable to Lincoln Park on the commencement date under the Purchase Agreement, which will occur when the registration statement that includes this prospectus is declared effective and the other conditions to commencement have been satisfied, for a total purchase price of $125,000, and (iv) up to an additional 7,500,000 shares of common stock that we have reserved for sale to Lincoln Park under the Purchase Agreement from time to time after the date of this prospectus, if and when we determine to sell additional shares to Lincoln Park under the Purchase Agreement.

Other than the 1,250,000 Commitment Shares that we issued to Lincoln Park upon execution of the Purchase Agreement and the 500,000 Initial Purchase Shares we issued and sold to Lincoln Park on December 9, 2020 for a total purchase price of $125,000 in an initial purchase under the Purchase Agreement, we do not have the right to commence any sales of our shares of common stock to Lincoln Park under the Purchase Agreement until all of the conditions set forth in the Purchase Agreement have been satisfied (the “Commencement”), including that the SEC has declared effective the registration statement that includes this prospectus registering the shares of common stock that have been and may be issued and sold to Lincoln Park under the Purchase Agreement. On the Commencement date, we will sell to Lincoln Park 500,000 Tranche Purchase Shares for a total purchase price of $125,000. Thereafter, from and after the Commencement, we may, from time to time and at our sole discretion for a period of 24 months, on any business day that we select on which the closing sale price of our shares equals or exceeds $0.05 per share, direct Lincoln Park to purchase in a Regular Purchase up to 200,000 shares, which amount may be increased to up to 500,000 shares, depending on the market price of our shares at the time of sale, subject to a maximum commitment of $500,000 per Regular Purchase. In addition, at our discretion, Lincoln Park has committed to purchase other “accelerated amounts” and/or “additional accelerated amounts” under certain circumstances. We will control the timing and amount of any sales of our shares of common stock to Lincoln Park. The purchase price of the shares of common stock that may be sold to Lincoln Park in Regular Purchases under the Purchase Agreement will be based on an agreed upon fixed discount to the market price of our shares of common stock immediately preceding the time of sale as computed under the Purchase Agreement. The purchase price per share will be equitably adjusted as provided in the Purchase Agreement for any reorganization, recapitalization, non-cash dividend, share split, or other similar transaction occurring during the business days used to compute such price. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day notice. There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, other than a prohibition on our entering into certain types of transactions that are defined in the Purchase Agreement as “Variable Rate Transactions.” Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.

As of December 29, 2020, there were 37,703,476 shares of common stock outstanding, of which 29,598,992 shares were held by non-affiliates, including the 1,750,000 shares that we have already issued to Lincoln Park under the Purchase Agreement. Although the Purchase Agreement provides that we may sell up to an aggregate of $10,250,000 of our shares of common stock to Lincoln Park, only 9,750,000 shares are being registered for resale under this prospectus, which represents the 1,750,000 shares that we have already issued to Lincoln Park under the Purchase Agreement prior to the date of this prospectus, the 500,000 Tranche Purchase Shares that we intend to issue to Lincoln Park on the Commencement date under the Purchase Agreement, for a total purchase price of $125,000, and an additional 7,500,000 shares that we may issue and sell to Lincoln Park in the future under the Purchase Agreement from and after Commencement, if and when we sell shares to Lincoln Park under the Purchase Agreement. Depending on the market prices of our shares of common stock at the time we elect to issue and sell shares to Lincoln Park under the Purchase Agreement, we may need to register for resale under the Securities Act additional shares of common stock in order to receive aggregate gross proceeds equal to the $10,250,000 total commitment available to us under the Purchase Agreement. If all of the remaining 8,000,000 shares of common stock that may be sold to Lincoln Park in the future under the Purchase Agreement (which include the 500,000 Tranche Purchase Shares) that are being registered for resale hereunder were issued and outstanding as of the date of this prospectus, such shares, taken together with the 1,750,000 shares that were issued to Lincoln Park upon signing the Purchase Agreement and are outstanding as of the date of this prospectus, would represent approximately 20.55% of the total number of shares of common stock outstanding and approximately 24.78% of the total number of outstanding shares of common stock held by non-affiliates, in each case as of the date of this prospectus. If we elect to issue and sell to Lincoln Park under the Purchase Agreement more than the 9,750,000 shares of common stock being registered for resale by Lincoln Park under this prospectus, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our shareholders. The number of shares of common stock ultimately offered for resale by Lincoln Park is dependent upon the number of shares we ultimately decide to sell to Lincoln Park under the Purchase Agreement.

The Purchase Agreement prohibits us from directing Lincoln Park to purchase any shares of common stock if those shares, when aggregated with all other shares of common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park having beneficial ownership of shares of common stock, as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 thereunder, in excess of the Beneficial Ownership Cap at any time.

Issuances of our shares of common stock to Lincoln Park under the Purchase Agreement will not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing shareholders own will not decrease, the shares owned by our existing shareholders will represent a smaller percentage of our total outstanding shares of common stock after any such issuance of shares of common stock to Lincoln Park under the Purchase Agreement.

Purchase of Shares under the Purchase Agreement

Under the Purchase Agreement, on the date of the Purchase Agreement, we issued and sold to Lincoln Park 500,000 shares of our common stock in an initial purchase, which is referred to as the Initial Purchase in this prospectus, for an aggregate purchase price of $125,000. We also expect to issue and sell to Lincoln Park an additional 500,000 Tranche Purchase Shares on the Commencement date for an aggregate purchase price of $125,000, which is referred to in this prospectus as the Tranche Purchase.

Thereafter, from and after Commencement, under the Purchase Agreement, on any business day selected by us on which the closing sale price of our shares of common stock exceeds $0.05, we may direct Lincoln Park to purchase up to 200,000 shares on the applicable purchase date (a “Regular Purchase”), which maximum number of shares may be increased to 250,000 shares, if the market price of our common stock at the time of the Regular Purchase equals or exceeds $0.20, and further increased to 500,000 shares, if the market price of our common stock at the time of the Regular Purchase equals or exceeds $0.50 (such share and dollar amounts subject to proportionate adjustments for stock splits, recapitalizations and other similar transactions as set forth in the Purchase Agreement), provided that Lincoln Park’s purchase obligation under any single Regular Purchase will not exceed $500,000.

The purchase price of the shares of common stock we may elect to sell to Lincoln Park under the Purchase Agreement in a Regular Purchase, if any, will be based on 95% of the lower of:

(i) the lowest sale price on the purchase date for such Regular Purchase; and

(ii) the arithmetic average of the three lowest closing sale prices for shares of our common stock during the 15 consecutive business days ending on the business day immediately preceding the purchase date for a Regular Purchase (in each case, to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction).

In addition to Regular Purchases described above, we may also direct Lincoln Park, on any business day on which we have properly submitted a Regular Purchase notice directing Lincoln Park to purchase the maximum number of shares of our common stock that we are then permitted to include in a single Regular Purchase notice and the closing price of our common stock on such business day is not less than $0.10 per share (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement), to purchase an additional amount of our common stock, which we refer to as an Accelerated Purchase, not to exceed the lesser of:

●           20% of the aggregate shares of our common stock traded during all or, if certain trading volume or market price thresholds specified in the Purchase Agreement are crossed on the applicable Accelerated Purchase date, which is defined as the next business day following the purchase date for the corresponding Regular Purchase, the portion of the normal trading hours on the applicable Accelerated Purchase date prior to such time that any one of such thresholds is crossed, which period of time on the applicable Accelerated Purchase date we refer to as the Accelerated Purchase Measurement Period; and

●           three times the number of shares purchased pursuant to the corresponding Regular Purchase.

The purchase price per share for each such Accelerated Purchase will be equal to 95% of the lower of:

●           the volume weighted average price of our common stock during the Accelerated Purchase Measurement Period on the applicable Accelerated Purchase date; and

●           the closing sale price of our common stock on the applicable Accelerated Purchase date; but in no event would the purchase price for such Accelerated Purchase be less than the applicable minimum Accelerated Purchase threshold price established in accordance with the Purchase Agreement.

We may also direct Lincoln Park, not later than 1:00 p.m., Eastern time, on a business day on which an Accelerated Purchase has been completed and all of the shares to be purchased thereunder (and under the corresponding Regular Purchase) have been properly delivered to Lincoln Park in accordance with the Purchase Agreement prior to such time on such business day, and provided that the closing price of our common stock on the business day immediately preceding such business day is not less than $0.10 per share (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement), to purchase an additional amount of our common stock, which we refer to as an Additional Accelerated Purchase, of up to the lesser of:

●           20% of the aggregate shares of our common stock traded during a certain portion of the normal trading hours on such Accelerated Purchase date as determined in accordance with the Purchase Agreement, which period of time we refer to as the Additional Accelerated Purchase Measurement Period; and

●           three times the number of purchase shares purchased pursuant to the Regular Purchase corresponding to the Accelerated Purchase that was completed on such Accelerated Purchase date on which an Additional Accelerated Purchase notice was properly received.

We may, in our sole discretion, submit multiple Additional Accelerated Purchase notices to Lincoln Park prior to 1:00 p.m., Eastern time, on a single Accelerated Purchase date, provided that all prior Accelerated Purchases and Additional Accelerated Purchases (including those that have occurred earlier on the same day) have been completed and all of the shares to be purchased thereunder (and under the corresponding Regular Purchase) have been properly delivered to Lincoln Park in accordance with the Purchase Agreement and the closing sale price of our common stock on the business day immediately preceding the delivery of multiple Additional Accelerated Purchase notices is greater than $0.10.

The purchase price per share for each such Additional Accelerated Purchase will be equal to 95% of the lower of:

●           the volume weighted average price of our common stock during the applicable Additional Accelerated Purchase Measurement Period on the applicable Additional Accelerated Purchase date; and

●           the closing sale price of our common stock on the applicable Additional Accelerated Purchase date; but in no event would the purchase price for such Additional Accelerated Purchase be less than the applicable minimum Additional Accelerated Purchase threshold price established in accordance with the Purchase Agreement.

In the case of the Initial Purchase, Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, the purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the purchase price.

Other than as described above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park.

Events of Default

Events of default under the Purchase Agreement include the following:

●           the effectiveness of the registration statement of which this prospectus forms a part lapses for any reason (including, without limitation, the issuance of a stop order or similar order), or any required prospectus supplement and accompanying prospectus are unavailable for the resale by Lincoln Park of our common stock offered hereby, and such lapse or unavailability continues for a period of ten consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

●           suspension by our principal market of our common stock from trading for a period of one business day;

●           the delisting of our common stock from the OTC Markets Group, Inc. (or nationally recognized successor), provided, however, that our common stock is not immediately thereafter trading on the New York Stock Exchange, The NASDAQ Capital Market, The NASDAQ Global Market, The NASDAQ Global Select Market, the NYSE American, the NYSE Arca or the OTC Bulletin Board (or nationally recognized successor to any of the foregoing);

●           the failure of our transfer agent to issue to Lincoln Park shares of our common stock within two business days after the applicable date on which Lincoln Park is entitled to receive such shares;

●           any breach of the representations or warranties or covenants contained in the Purchase Agreement or Registration Rights Agreement that would reasonably be expected to have a material adverse effect on us and, in the case of a breach of a covenant that is reasonably curable, that is not cured within five business days;

●           any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us; or

●           if at any time we are not eligible to transfer our common stock electronically.

Lincoln Park does not have the right to terminate the Purchase Agreement upon any of the events of default set forth above. During an event of default, all of which are outside of Lincoln Park’s control, we may not direct Lincoln Park to purchase any shares of our common stock under the Purchase Agreement.

Our Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give notice to Lincoln Park to terminate the Purchase Agreement. In the event of bankruptcy proceedings instituted by us or against us, the Purchase Agreement will automatically terminate.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has agreed that neither it nor any of its affiliates will engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Prohibitions on Variable Rate Transactions

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement other than a prohibition on entering into a “Variable Rate Transaction,” as defined in the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

All 9,750,000 shares registered in this offering which have been or may be issued or sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 24 months commencing on the date that the registration statement including this prospectus becomes effective. The sale by Lincoln Park of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock to Lincoln Park, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares to Lincoln Park under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Lincoln Park may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our shares to Lincoln Park and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, to direct Lincoln Park to purchase up to $10,250,000 of our common stock. Depending on the price per share at which we sell our common stock to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase Agreement more shares of our common stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $10,250,000 total commitment available to us under the Purchase Agreement. If we choose to do so, we must first obtain shareholder approval to amend our Certificate of Incorporation to increase the number of authorized shares available for issuance and, if we obtain the requisite shareholder approval, amend our Certificate of Incorporation to increase our authorized shares of our common stock and then prepare and file an additional registration statement with the SEC to register for resale under the Securities Act such additional shares of our common stock, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park under this prospectus is dependent upon the number of shares we direct Lincoln Park to purchase under the Purchase Agreement.

The Purchase Agreement prohibits us from issuing or selling to Lincoln Park under the Purchase Agreement any shares of our common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would exceed the beneficial ownership cap.

The following table sets forth the amount of gross proceeds we would receive from Lincoln Park from our sale of shares to Lincoln Park under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share	Number of Registered Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Lincoln Park(2)	Proceeds from the Sale of Shares to Lincoln Park under the Purchase Agreement
$0.08	7,500,000	21.7%	$600,000
$0.10(3)	7,500,000	21.57%	$750,000
$0.25(4)	7,500,000	21.57%	$1,875,000
$0.50	7,500,000	21.57%	$3,750,000
$1.00	7,500,000	21.57%	$7,500,000
$1.50	6,666,667	19.73%	$10,000,000

(1) Although the Purchase Agreement provides that we may sell up to $10,250,000 of our common stock to Lincoln Park, we are only registering 9,750,000 shares under this prospectus, including 1,250,000 shares issued to Lincoln Park as a commitment fee, 500,000 Initial Purchase Shares already sold to Lincoln Park at a price of $0.25 on December 9, 2020 as an initial purchase for aggregate proceeds of $125,000, and an additional 500,000 shares we expect to sell to Lincoln Park at a price of $0.25 for aggregate proceeds of $125,000 on the commencement date under the Purchase Agreement, which will occur when the registration statement that includes this prospectus is declared effective and the other conditions to commencement have been satisfied, which leaves a maximum of 7,500,000 additional shares of common stock registered hereby available for sale to Lincoln Park at varying prices in future purchases under the Purchase Agreement. Accordingly, depending on the assumed average price per share, we may or may not be able to ultimately sell to Lincoln Park a number of shares of our common stock with a total value of $10,250,000.

(2) The numerator is based on the number of shares issuable at the corresponding assumed purchase price as set forth in the adjacent column plus the 1,750,000 shares already owned by Lincoln Park and the 500,000 shares we expect to sell to Lincoln Park on the commencement date under the Purchase Agreement, which will occur when the registration statement that includes this prospectus is declared effective and the other conditions to commencement have been satisfied. The denominator is based on 37,703,476 shares outstanding as of December 29, 2020 plus the number of shares set forth in the adjacent column. The table does not give effect to the prohibition contained in the Purchase Agreement that prevents us from selling to Lincoln Park the number of shares such that, after giving effect to such sale, Lincoln Park and its affiliates would beneficially own more than 9.99% of the then outstanding shares of our common stock

(3) The closing sale price of our shares on December 24, 2020.

(4) Represents the price per share at which the 500,000 Initial Purchase Shares were purchased by Lincoln Park in the Initial Purchase pursuant to the Purchase Agreement on December 9, 2020, and the price per share at which the 500,000 Tranche Purchase Shares will be purchased by Lincoln Park on the commencement date under the Purchase Agreement, which will occur when the registration statement that includes this prospectus is declared effective and the other conditions to commencement have been satisfied.

SELLING STOCKHOLDER

The selling stockholder may, from time to time, offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus. When we refer to the “selling stockholder” in this prospectus, we mean Lincoln Park Capital Fund, LLC.

The following table sets forth, as of the date of this prospectus, the name of the selling stockholder for whom we are registering shares for sale to the public, the number of shares of common stock beneficially owned by the selling stockholder prior to this offering, the total number of shares of common stock that the selling stockholder may offer pursuant to this prospectus and the number of shares of common stock that the selling stockholder will beneficially own after this offering. The percentages in the table below reflect the shares beneficially owned by the selling stockholder as a percentage of the 37,703,476 shares of common stock outstanding as of December 29, 2020, adjusted as required by rules promulgated by the SEC. These rules attribute beneficial ownership of shares of common stock issuable upon conversion of convertible securities (options and restricted stock units) or upon exercise of warrants that are convertible or exercisable, as applicable, either immediately or on or before the date that is 60 days after December 29, 2020. These shares are deemed to be outstanding and beneficially owned by the person holding such convertible securities or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as noted below, the selling stockholder does not have, or within the past three years has not had, any material relationship with us or any of our predecessors or affiliates and the selling stockholder is not or was not affiliated with registered broker-dealers.

Based on the information provided to us by the selling stockholder, assuming that the selling stockholder sell all of the shares of our common stock beneficially owned by them that have been registered by us and does not acquire any additional shares during the offering, the selling stockholder will not own any shares other than those appearing in the column entitled “Beneficial Ownership After This Offering.” We cannot advise you as to whether the selling stockholder will in fact sell any or all of such shares of common stock. In addition, the selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth in the table below.

	Beneficial Ownership Prior to this Offering			Beneficial Ownership After this Offering(1)
	Number of Shares Beneficially Owned Before this Offering	%	Shares of Common Stock Being Offered	Number of Shares	%
Lincoln Park Capital Fund, LLC(2)	1,750,000(3)	4.64(4)	9,750,000	0	0

(1)
Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholder is under no obligation known to us to sell any shares of common stock at this time.

(2)
Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, the manager of the selling stockholder, are deemed to be beneficial owners of all of the shares of common stock owned by the selling stockholder. Messrs. Scheinfeld and Cope have shared voting and investment power over the shares of common stock being offered under this prospectus. Neither Lincoln Park Capital, LLC, nor the selling stockholder, is a licensed broker-dealer or an affiliate of a licensed broker-dealer.

(3)
As of the date of this prospectus, 1,750,000 shares of our common stock have been acquired by Lincoln Park under the Purchase Agreement, consisting of 1,250,000 shares we issued to Lincoln Park as Commitment Shares and 500,000 shares of common stock as Initial Purchase Shares. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the additional shares of common stock that we may issue and sell to Lincoln Park pursuant to the Purchase Agreement from and after Commencement, because the issuance and sale of such shares to Lincoln Park under the Purchase Agreement is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of Lincoln Park’s control, including the registration statement, of which this prospectus is a part, becoming and remaining effective under the Securities Act. Further, under the terms of the Purchase Agreement, issuances and sales of shares of common stock to Lincoln Park under the Purchase Agreement are subject to certain limitations on the amounts we may sell to Lincoln Park at any time, including the Beneficial Ownership Cap. See the description under the heading “The Lincoln Park Transaction” for more information about the Purchase Agreement.

(4)
Calculated by dividing (i) the total number of shares of common stock beneficially owned by Lincoln Park on December 29, 2020, which pursuant to Rule 13d-3 under the Exchange Act (A) consists of the 1,250,000 Commitment Shares issued to Lincoln Park as a commitment fee for making the commitment under the Purchase Agreement and the 500,000 Initial Purchase Shares already sold to Lincoln Park on December 9, 2020 for a total purchase price of $125,000 in an initial purchase under the Purchase Agreement and (B) excludes the 500,000 shares of common stock expected to be sold to Lincoln Park for a total purchase price of $125,000 on the Commencement date under the Purchase Agreement, which will occur when the registration statement that includes this prospectus is declared effective and the other conditions to Commencement have been satisfied, and the 7,500,000 additional shares which we may sell to Lincoln Park from time to time after Commencement under the Purchase Agreement, by (ii) the number of shares of our common stock outstanding as of December 29, 2020, which includes the 1,250,000 Commitment Shares and the 500,000 Initial Purchase Shares referred to in clause (i)(A) above.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

Authorized and Issued Stock

	Number of Shares as of December 29, 2020
Title of Class	Authorized	Outstanding	Reserved
Common Stock, par value $0.01 per share	50,000,000	37,703,476	8,000,000
Preferred Stock, par value $0.01 per share	5,000,000	0	0

Common Stock

Dividends. Each share of our common stock is entitled to receive an equal dividend, if one is declared. We cannot provide any assurance that we will declare or pay cash dividends on our common stock in the future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Our board of directors may determine it to be necessary to retain future earnings (if any) to finance our growth.

Liquidation. If our company is liquidated, then assets that remain (if any) after the creditors are paid and the owners of preferred stock receive liquidation preferences (as applicable) will be distributed to the owners of our common stock pro rata.

Voting Rights. Each share of our common stock entitles the owner to one vote. All matters are decided by majority vote other than as required by law and the election of directors. For example, under New York law, a majority of the voting power of our issued and outstanding stock is required to remove a director. A plurality of votes is sufficient to elect a director at a meeting. There is no cumulative voting.

Preemptive Rights. Owners of our common stock have no preemptive rights. We may sell shares of our common stock to third parties without first offering such shares to current stockholders.

Redemption Rights. We do not have the right to buy back shares of our common stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations. Owners of our common stock do not ordinarily have the right to require us to buy their common stock. We do not have a sinking fund to provide assets for any buy back.

Conversion Rights. Shares of our common stock cannot be converted into any other kind of stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations.

Nonassessability. All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

Our certificate of incorporation authorize our board of directors to issue “blank check” preferred stock. The board of directors may divide this preferred stock into series and establish the rights, preferences and privileges thereof. The board of directors may, without prior stockholder approval, issue any or all of the shares of this preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the relative voting power or other rights of our common stock. Preferred stock could be used as a method of discouraging, delaying or preventing a takeover or other change in control of our company. Issuances of preferred stock in the future could have a dilutive effect on our common stock.

As of the date of this prospectus, there are no shares of preferred stock outstanding.

Quotation of Shares

Our shares of common stock are quoted on the OTCQB Venture Market under the trading symbol “ABMC.”

Transfer Agent

The transfer agent and registrar for our common stock is Computershare, Louisville, Kentucky.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and persons controlling us pursuant to the provisions described in this registration statement of which this prospectus is a part or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our directors, officers, or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by our directors, officers, or controlling persons in connection with the common stock being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

PLAN OF DISTRIBUTION

This prospectus relates to the offer and sale of up to 9,750,000 shares of our common stock by Lincoln Park that have been or may be issued by us to Lincoln Park from time to time pursuant to the Purchase Agreement. These shares of common stock may be sold or distributed from time to time by Lincoln Park directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus could be effected in one or more of the following methods:

·           ordinary brokers’ transactions;

·           transactions involving cross or block trades;

·           through brokers, dealers, or underwriters who may act solely as agents;

·           “at the market” into an existing market for the common stock;

·           in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

·           in privately negotiated transactions; or

·           any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Lincoln Park has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the common stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Lincoln Park has informed us that each such broker-dealer will receive commissions from Lincoln Park that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from Lincoln Park and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor Lincoln Park can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Lincoln Park or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from Lincoln Park, and any other required information.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares of common stock offered by this prospectus by the selling shareholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the selling shareholder, any compensation paid by Lincoln Park to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration, offering, and sale of the shares to Lincoln Park. We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Lincoln Park specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Lincoln Park has represented to us that at no time prior to the Purchase Agreement has it or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Lincoln Park has agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised Lincoln Park that they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes Lincoln Park, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Lincoln Park.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus has been passed upon for us by Olshan Frome Wolosky LLP, New York, New York, as our counsel.

EXPERTS

The financial statements as of December 31, 2019 and December 31, 2018 and for the periods then ended included as part of this Prospectus and in the Registration Statement have been provided in reliance on the report of UHY, LLP, Certified Public Accountants, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The reports on the financial statements in each of the years referenced contain an explanatory paragraph regarding the Company's ability to continue as a going concern.

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or Offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the Offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 (including exhibits, schedules, and amendments) under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement. For further information about us and the shares of common offered by this prospectus, you should refer to the registration statement. Statements contained in this prospectus relating to the contents of any contract, agreement or other document are not necessarily complete and are qualified in all respects by the complete text of the applicable contract, agreement or other document, a copy of which has been filed as an exhibit to the registration statement. Whenever this prospectus refers to any contract, agreement, or other document, you should refer to the exhibits that are a part of the registration statement for a copy of the contract, agreement, or document.

We are subject to the reporting and information requirements of the Exchange Act and, as a result, file, or will file, periodic reports, proxy statements and other information with the SEC. These periodic reports and other information are available for inspection and copying at the SEC’s public reference room and the website of the SEC, in each case, referred to below. We also maintain a website at http://www.abmc.com and make available free of charge through this website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Exchange Act. We make these reports available through our website as soon as reasonably practicable after we electronically file such reports with, or furnish such reports to, the SEC. The information contained on, or that can be accessed through, our website is not a part of this prospectus. The reference to our web address does not constitute incorporation by reference of the information contained in, or that can be accessed through, our website.

You may read and copy this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm. You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

AMERICAN BIO MEDICA CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of American Bio Medica Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of American Bio Medica Corporation (the Company) as of December 31, 2019 and 2018, and the related statements of operations, changes in stockholders’ (deficit)/equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that American Bio Medica Corporation will continue as a going concern. As discussed in Note A to the financial statements, the Company has incurred recurring operating losses and its current cash position and lack of access to capital raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding those matters also are described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

 Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ UHY LLP

We have served as the Company’s auditor since 2015.

Albany, New York

June 26, 2020

Balance Sheets

	December 31,	December 31,
	2019	2018
ASSETS
Current assets
Cash and cash equivalents	$4,000	$113,000
Accounts receivable, net of allowance for doubtful accounts of $34,000 at December 31, 2019 and $36,000 at December 31, 2018	370,000	452,000
Inventory, net of allowance of $291,000 at December 31, 2019 and $268,000 at December 31, 2018	810,000	1,019,000
Prepaid expenses and other current assets	6,000	29,000
Right of use asset – operating leases	34,000	0
Total current assets	1,227,000	1,613,000
Property, plant and equipment, net	644,000	718,000
Patents, net	116,000	123,000
Right of use asset – operating leases	73,000	0
Other assets	21,000	21,000
Total assets	$2,078,000	$2,475,000
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$652,000	$359,000
Accrued expenses and other current liabilities	543,000	449,000
Right of use liability – operating leases	34,000	0
Wages payable	104,000	278,000
Line of credit	337,000	502,000
Current portion of long-term debt, net of deferred finance costs	17,000	237,000
Total current liabilities	1,687,000	1,825,000
Long-term debt/other liabilities, net of current portion and deferred financing costs	1,108,000	796,000
Right of use liability – operating leases	73,000	0
Total liabilities	2,868,000	2,621,000
COMMITMENTS AND CONTINGENCIES
Stockholders’ deficit:
Preferred stock; par value $.01 per share; 5,000,000 shares authorized, none issued and outstanding	0	0
Common stock; par value $.01 per share; 50,000,000 shares authorized; 32,680,984 issued and outstanding as of December 31, 2019 and 32,279,368 issued and outstanding as of December 31, 2018	327,000	323,000
Additional paid-in capital	21,437,000	21,404,000
Accumulated deficit	(22,554,000)	(21,873,000)
Total stockholders’ (deficit)	(790,000)	(146,000)
Total liabilities and stockholders’ (deficit)	$2,078,000	$2,475,000
The accompanying notes are an integral part of the financial statements.

Statements of Operations

	Year Ended December 31,
	2019	2018

Net sales	$3,655,000	$3,872,000

Cost of goods sold	2,471,000	2,584,000

Gross profit	1,184,000	1,288,000

Operating expenses:
Research and development	82,000	93,000
Selling and marketing	459,000	545,000
General and administrative	1,236,000	1,412,000
	1,777,000	2,050,000

Operating loss	(593,000)	(762,000)

Other income / (expense):
Interest income	0	1,000
Interest expense	(265,000)	(284,000)
Other income, net	172,000	19,000
	(93,000)	(264,000)

Net loss before tax	(686,000)	(1,026,000)

Income tax benefit / (expense)	5,000	(2,000)

Net loss	$(681,000)	$(1,028,000)

Basic and diluted loss per common share	$(0.02)	$(0.03)

Weighted average number of shares outstanding – basic and diluted	32,526,669	30,115,063

The accompanying notes are an integral part of the financial statements.

Statements of Changes in Stockholders’ Deficit

	Common Stock
	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total

Balance – January 1, 2018	29,782,770	$298,000	$21,170,000	$(20,845,000)	$623,000
Shares issued in connection with Landmark consulting agreement extensions	277,778	3,000	22,000		25,000
Shares issued to Cherokee in connection with loan	150,000	1,000	16,000		17,000
Shares issued for board meeting attendance in lieu of cash	68,820	1,000	6,000		7,000
Shares issued under December 2018 Private Placement	2,000,000	20,000	180,000		200,000
Share based payment expense			10,000		10,000
Net loss				(1,028,000)	(1,028,000)
Balance – December 31, 2018	32,279,368	$323,000	$21,404,000	$(21,873,000)	$(146,000)
Shares issued to Cherokee in connection with loan	200,000	2,000	12,000		14,000
Shares issued for board meeting attendance in lieu of cash	201,616	2,000	15,000		17,000
Share based payment expense			6,000		6,000
Net loss				(681,000)	(681,000)
Balance – December 31, 2019	32,680,984	$327,000	$21,437,000	$(22,554,000)	$(790,000)

The accompanying notes are an integral part of the financial statements.

Statements of Cash Flows
	Year Ended	Year Ended
	December 31,	December 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(681,000)	$(1,028,000)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	81,000	81,000
Amortization of debt issuance costs	108,000	126,000
Provision for bad debts	(2,000)	(16,000)
Provision for slow moving and obsolete inventory	96,000	134,000
Share-based payment expense	6,000	10,000
Director fee paid with restricted stock	17,000	6,000
Changes in:
Accounts receivable	84,000	(88,000)
Inventory	113,000	320,000
Prepaid expenses and other current assets	23,000	93,000
Accounts payable	293,000	(15,000)
Accrued expenses and other current liabilities	94,000	138,000
Wages payable	(174,000)	19,000
Net cash provided by / (used in) operating activities	58,000	(220,000)

Cash flows from investing activities:
Patent application costs	0	(22,000)
Net cash used in investing activities	0	(22,000)

Cash flows from financing activities:
Proceeds from debt financing	86,000	63,000
Payments on debt financing	(88,000)
Proceeds from private placement	0	200,000
Proceeds from lines of credit	3,835,000	4,216,000
Payments on lines of credit	(4,000,000)	(4,160,000)
Net cash (used in) / provided by financing activities	(167,000)	319,000

Net (decrease in) / increase in cash and cash equivalents	(109,000)	77,000
Cash and cash equivalents – beginning of period	113,000	36,000
Cash and cash equivalents – end of period	$4,000	$113,000
Supplemental disclosures of cash flow information:
Non-Cash transactions:
Consulting expense paid with restricted stock	$0	$25,000
Debt issuance cost paid with restricted stock	$14,000	$19,000
Director fee paid with restricted stock	$17,000	$6,000
Patent application costs	$0	$22,000
Cash paid during the year for interest	$155,000	$157,000
Cash paid for taxes	$0	$2,000

  The accompanying notes are an integral part of the financial statements.

Note A - The Company and its Significant Accounting Policies

The Company:

American Bio Medica Corporation (the “Company”) 1) manufactures and sells lateral flow immunoassay tests, primarily for the immediate detection of drugs in urine and oral fluid, 2) provides strip manufacturing and assembly and packaging services for unaffiliated third parties and 3) sells (via distribution) a number of other products related to the immediate detection of drugs in urine and oral fluid as well as point of care diagnostic products via distribution.

Going Concern:

The Company’s financial statements have been prepared assuming the Company will continue as a going concern, which assumes the realization of assets and the satisfaction of liabilities in the normal course of business. For the year ended December 31, 2019 (“Fiscal 2019”), the Company had a net loss of $681,000 and net cash provided by operating activities of $58,000, compared to a net loss of $1,028,000 and net cash used in operating activities of $220,000 in the year ended December 31, 2018 (“Fiscal 2018”). The Company’s cash position decreased by $109,000 in Fiscal 2019 and increased by $77,000 in Fiscal 2019. The Company had a working capital deficit of $463,000 at December 31, 2019 compared to a working capital deficit of $212,000 at December 31, 2018. This increase in working capital deficit is primarily due to decreased sales.

As of December 31, 2019, the Company had an accumulated deficit of $22,554,000. Over the course of the last several fiscal years, the Company has implemented a number of expense and personnel cuts, implemented a salary and commission deferral program (which currently only consists of salary deferral), consolidated certain manufacturing operations of the Company, and refinanced debt.

The salary deferral program consists of a 10% salary deferral for the Company’s Chief Executive Officer/Principal Financial Officer Melissa Waterhouse. The salary of another member of senior management was also deferred 10% until his retirement in November 2019. As of December 31, 2019, the Company had total deferred compensation owed to these two individuals in the amount of $191,000. As cash flow from operations allows, the Company intends to repay portions of the deferred compensation. The Company did not make any payments on deferred compensation to Melissa Waterhouse in Fiscal 2019 or Fiscal 2018. After the member of senior management retired in November 2019, the Company agreed to make payments for the deferred comp owed to this individual. In Fiscal 2019, the Company made payments totaling $4,000 to this individual and no payments in Fiscal 2018. The Company expects the salary deferral program will continue for an undetermined period of time.

The Company’s current cash balances, together with cash generated from future operations and amounts available under its credit facilities may not be sufficient to fund operations through June 2021. At December 31, 2019, the Company had negative Stockholders’ Equity of $790,000.

The Company’s loan and security agreement and 2019 Term Note with Cherokee for $900,000 and $200,000, respectively, expired on February 15, 2020. As of December 31, 2019, all amounts due to Cherokee are included in our short-term debt given the facilities expire in less than 12 months. The Company did extend the facilities with Cherokee as indicated in Note J – Subsequent Events.

The Crestmark line of credit has a maximum availability of $1,500,000; however, the amount available under the line of credit is much lower as it is based upon the balance of the Company’s accounts receivable and a limited amount of inventory. Lower sales levels result in reduced availability on the line of credit, and starting in July 2018, the Inventory Sub-Cap Limit on the line of credit (which determines our availability from the inventory) is being reduced by $10,000 per month until the Inventory Sub-Cap Limit is $0 (making the line of credit an accounts-receivable based line only). This means that as of December 31, 2019, the Inventory Sub-Cap Limit is only $70,000 and that the Company’s availability related to inventory is significantly reduced. As of December 31, 2019, based on an availability calculation, there were no additional amounts available under the Crestmark line of credit because the Company draws any balance available on a daily basis. If sales levels continue to decline, the Company will have reduced availability on the line of credit due to decreased accounts receivable balances. The line of credit with Crestmark expires on June 22, 2020. Based on discussions with Crestmark, the Company expects to extend the current facility or enter into a new facility with Crestmark prior to the expiration date of June 22, 2020.

If availability under the Crestmark line of credit is not sufficient to satisfy the Company’s working capital and capital expenditure requirements, the Company will be required to obtain additional credit facilities or sell additional equity securities, or delay capital expenditures which could have a material adverse effect on the Company’s business. There is no assurance that such financing will be available or that the Company will be able to complete financing on satisfactory terms, if at all.

The Company’s ability to be in compliance with the obligations under its current credit facilities will depend on the Company’s ability to replace lost sales and further increase sales. The Company’s ability to repay its current debt may also be affected by general economic, financial, competitive, regulatory, legal, business and other factors beyond the Company’s control, including those discussed herein. If the Company is unable to meet its credit facility obligations, the Company would be required to raise money through new equity and/or debt financing(s) and, there is no assurance that the Company would be able to find new financing, or that any new financing would be at favorable terms.

On June 22, 2020, the Company extended the Crestmark line of credit until June 22, 2021. All terms and conditions of the Crestmark line of credit remain unchanged under the extension period with the exception of the following, 1) the maximum availability under the Crestmark line of credit was reduced from $1,500,000 to $1,000,000, 2) availability under the Crestmark line of credit is based on receivables only (under the same terms), 3) the requirement for field audits of the Company was removed, and 4) the Tangible Net Worth (TNW) covenant was removed.

Prior to the extension, the Company was not in compliance with the TNW covenant under the Crestmark line of credit as of December 31, 2019. As of the date of this report, the Company is in the process of obtaining another waiver from Crestmark related to the TNW non-compliance for the three months ended December 31, 2019. Due to internal requirements within Crestmark, the waiver could not be obtained prior to the date of this report. The Company expects to be charged a fee of $5,000 for this waiver when it is received. A failure to comply with the TNW covenant under the Crestmark line of credit for the quarter ended December 31, 2019 or the quarter ended March 31, 2020; if the Company is not compliant at March 31, 2020, (a failure that is not waived by Crestmark) could result in an event of default, which, if not cured, could result in the Company being required to pay much higher costs associated with the indebtedness.

The Company’s history of limited cash flow and/or operating cash flow deficits, its current cash position and lack of access to capital raise doubt about its ability to continue as a going concern and its continued existence is dependent upon several factors, including its ability to raise revenue levels and control costs to generate positive cash flows, to sell additional shares of the Company’s common stock to fund operations and obtain additional credit facilities. Selling additional shares of the Company’s common stock and obtaining additional credit facilities may be more difficult as a result of limited access to equity markets and the tightening of credit markets.

If events and circumstances occur such that 1) the Company cannot raise revenue levels, 2) the Company is unable to control operational costs to generate positive cash flows, 3) the Company cannot maintain its current credit facilities or refinance its current credit facilities, 4) the Company is unable to utilize its common stock as a form of payment in lieu of cash and 4) the Company is unable to obtain working capital by selling additional shares of common stock, , the Company may be required to further reduce expenses or take other steps which could have a material adverse effect on the Company’s future performance. The Company’s financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount of or classification of liabilities that might be necessary as a result of this uncertainty.

In March 2020, the World Health Organization declared COVID-19 to be a pandemic. COVID-19 has spread throughout the globe, including in the State of New York where the Company’s headquarters are located, and in the State of New Jersey where the Company’s strip manufacturing facility is located. In response to the outbreak, the Company has followed the guidelines of the U.S. Centers for Disease Control and Prevention (“CDC”) and applicable state government authorities to protect the health and safety of the Company’s employees, families, suppliers, customers and communities. While these existing measures and, COVID-19 generally, have not materially disrupted the Company’s business to date, any future actions necessitated by the COVID-19 pandemic may result in disruption to the Company’s business.

While the COVID-19 pandemic continues to rapidly evolve, the Company continues to assess the impact of the COVID-19 pandemic to best mitigate risk and continue the operations of the Company’s business. The extent to which the outbreak impacts the Company’s business, liquidity, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including new information that may emerge concerning the severity of the COVID-19 pandemic and the actions to contain it or treat its impact, among others. If the Company, its customers or suppliers experience prolonged shutdowns or other business disruptions, the Company’s business, liquidity, results of operations and financial condition are likely to be materially adversely affected, and the Company’s ability to access the capital markets may be limited.

Significant Accounting Policies:

[1] Cash equivalents: The Company considers all highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents.

[2] Accounts Receivable: Accounts receivable consists of mainly trade receivables due from customers for the sale of our products. Payment terms vary on a customer-by-customer basis, and currently range from cash on delivery to net 60 days. Receivables are considered past due when they have exceeded their payment terms. Accounts receivable have been reduced by an estimated allowance for doubtful accounts. The Company estimates its allowance for doubtful accounts based on facts, circumstances and judgments regarding each receivable. Customer payment history and patterns, length of relationship with the customer, historical losses, economic and political conditions, trends and individual circumstances are among the items considered when evaluating the collectability of the receivables. Accounts are reviewed regularly for collectability and those deemed uncollectible are written off. At December 31, 2019 and December 31, 2018, the Company had an allowance for doubtful accounts of $34,000 and $36,000, respectively.

[3] Inventory: Inventory is stated at the lower of cost or net realizable value. Work in process and finished goods are comprised of labor, overhead and raw material costs. Labor and overhead costs are determined on a rolling average cost basis and raw materials are determined on an average cost basis. At December 31, 2019 and December 31, 2018, the Company established an allowance for slow moving and obsolete inventory of $291,000 and $268,000, respectively.

[4] Income taxes: The Company follows ASC 740 “Income Taxes” (“ASC 740”) which prescribes the asset and liability method whereby deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted laws and tax rates that will be in effect when the differences are expected to reverse. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits that are not expected to be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that such tax rate changes are enacted. Under ASC 740, tax benefits are recorded only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon ultimate settlement. Unrecognized tax benefits are tax benefits claimed in the Company’s tax returns that do not meet these recognition and measurement standards.

On December 22, 2017, the Tax Reform Act was signed into law. Among the provisions, the Tax Reform ACT reduces the U.S. federal corporate income tax rate from a maximum of 35% to a flat 21% effective January 1, 2018, requires companies to pay a one-time transition tax on deemed repatriated earnings of certain foreign subsidiaries that were previously tax deferred, and creates new taxes on certain foreign sourced earnings. At December 31, 2019, the Company has completed its accounting for the tax effects of the enactment of the Tax Reform Act. The Company has finalized the tax effects on its existing deferred tax balances and the one-time transition tax under Staff Accounting Bulletin No. 118 ("SAB 118"). The Company has also included current year impacts of the Tax Reform Act in our tax provision. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse.

[5] Depreciation and amortization: Property, plant and equipment are depreciated on the straight-line method over their estimated useful lives; generally 3-5 years for equipment and 30 years for buildings. Leasehold improvements and capitalized lease assets are amortized by the straight-line method over the shorter of their estimated useful lives or the term of the lease. Intangible assets include the cost of patent applications, which are deferred and charged to operations over 19 years. The accumulated amortization of patents is $190,000 at December 31, 2019 and $182,000 at December 31, 2018. Annual amortization expense of such intangible assets is expected to be $7,000 per year for the next 5 years.

[6] Revenue recognition: The Company adopted ASU 2014-09, “Revenue from Contracts with Customers” in the first quarter of Fiscal 2018.The Company's revenues result from the sale of goods and reflect the consideration to which the Company expects to be entitled. The Company records revenues based on a five-step model in accordance with ASU 2014-09. The Company has defined purchase orders as contracts in accordance with ASU 2014-09. For its customer contracts, the Company’s performance obligations are identified; which is delivering goods at a determined transaction price, allocation of the contract transaction price with performance obligations (when applicable), and recognition of revenue when (or as) the performance obligation is transferred to the customer. Goods are transferred when the customer obtains control of the goods (which is upon shipment to the customer). The Company's revenues are recorded at a point in time from the sale of tangible products. Revenues are recognized when products are shipped.

In Fiscal 2018, the Company elected the Modified Retrospective Method (the "Cumulate Effect Method") to comply with ASU 2014-09. The Cumulative Effect Method does not affect the amounts for the prior periods, but requires that the current period be reported in accordance with ASU 2014-09. ASU 2014-09 was adopted on January 1, 2018 which was the first day of the Company's 2018 fiscal year. There was no material impact on the Company’s financial position or results of operations.

Product returns, discounts and allowances are variable consideration and are recorded as a reduction of revenue in the same period that the related sale is recorded. The Company has reviewed the overall sales transactions for variable consideration and has determined that these costs are not significant. The Company has not experienced any impairment losses, has no future performance obligations and does not capitalize costs to obtain or fulfill contracts.

[7] Shipping and handling: Shipping and handling fees charged to customers are included in net sales, and shipping and handling costs incurred by the Company, to the extent of those costs charged to customers, are included in cost of sales.

[8] Research and development: Research and development (“R&D”) costs are charged to operations when incurred. These costs include salaries, benefits, travel, costs associated with regulatory applications, supplies, depreciation of R&D equipment and other miscellaneous expenses.

[9] Net loss per common share: Basic loss per common share is calculated by dividing net loss by the weighted average number of outstanding common shares during the period.

Potential common shares outstanding as of December 31, 2019 and 2018:

	December 31, 2019	December 31, 2018
Warrants	2,000,000	2,000,000
Options	2,252,000	2,222,000
Total	4,252,000	4,222,000

For Fiscal 2019 and Fiscal 2018, the number of securities not included in the diluted loss per share was 4,252,000 and 4,222,000, respectively, as their effect was anti-dilutive due to a net loss in each year.

[10]  Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Our management believes the major estimates and assumptions impacting our financial statements are the following:

●
estimates of the fair value of stock options and warrants at date of grant; and

●
estimates of accounts receivable reserves; and

●
estimates of the inventory reserves; and

●
estimates of accruals and liabilities; and

●
deferred tax valuation.

The fair value of stock options issued to employees, members of our Board of Directors, and consultants and of warrants issued in connection with debt financings is estimated on the date of grant based on the Black-Scholes options-pricing model utilizing certain assumptions for a risk free interest rate; volatility; and expected remaining lives of the awards. The assumptions used in calculating the fair value of share-based payment awards represent management's best estimates, but these estimates involve inherent uncertainties and the application of management judgment.

As a result, if factors change and the Company uses different assumptions, the Company's equity-based compensation expense could be materially different in the future. In addition, the Company is required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. In estimating the Company's forfeiture rate, the Company analyzed its historical forfeiture rate, the remaining lives of unvested options, and the amount of vested options as a percentage of total options outstanding.

If the Company's actual forfeiture rate is materially different from its estimate, or if the Company reevaluates the forfeiture rate in the future, the equity-based compensation expense could be significantly different from what we have recorded in the current period.

Actual results may differ from estimates and assumptions of future events.

[11] Impairment of long-lived assets: The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. The Company has performed an analysis of the undiscounted cash flows expected to be generated from the Company’s fixed assets and intangibles. Based on the Company’s analysis, the Company believes the carrying value of these assets are recoverable and an impairment does not exist.

[12] Financial Instruments: The carrying amounts of cash, accounts receivable, accounts payable, accrued expenses, and other assets/liabilities approximate their fair value based on the short term nature of those items.

Estimated fair value of financial instruments is determined using available market information. In evaluating the fair value information, considerable judgment is required to interpret the market data used to develop the estimates. The use of different market assumptions and/or different valuation techniques may have a material effect on the estimated fair value amounts.

Accordingly, the estimates of fair value presented herein may not be indicative of the amounts that could be realized in a current market exchange.

ASC Topic 820, “Fair Value Measurements and Disclosures” (“ASC Topic 820”) establishes a hierarchy for ranking the quality and reliability of the information used to determine fair values. ASC Topic 820 requires that assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:

Level 1: Unadjusted quoted market prices in active markets for identical assets or liabilities.

Level 2: Unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices are observable for the asset or liability.

Level 3: Unobservable inputs for the asset or liability.

The Company endeavors to utilize the best available information in measuring fair value. Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash —The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value due to the short-term maturity of these instruments.

Line of Credit and Long-Term Debt—The carrying amounts of the Company’s borrowings under its line of credit agreement and other long-term debt approximates fair value, based upon current interest rates, some of which are variable interest rates.

Other Asset/liabilities – The carrying amounts reported in the balance sheet for other current assets and liabilities approximates their fair value, based on the nature of the assets and liabilities.

In August 2018, ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement”, was issued. ASU 2018-03 adds, modifies and removes several disclosure requirements relative to the three levels of inputs used to measure fair value in accordance with Topic 820, “Fair Value Measurement.” ASU 2018-13 is effective for fiscal years beginning after December 15, 2019, including interim periods within that fiscal year. Early adoption is permitted. The Company adopted ASU 2018-03 in the quarter ended March 31, 2020 and the adoption did not have an impact on its financial position or results of operations.

[13] Accounting for share-based payments and stock warrants: In accordance with the provisions of ASC Topic 718, “Accounting for Stock Based Compensation”, the Company recognizes share-based payment expense for stock options and warrants. In June 2018, ASU 2018-07, “Compensation - Stock Compensation/Improvements to Nonemployee Share-Based Payment Accounting”, was issued. ASU 2018-07 expands the scope of ASC Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The requirements of Topic 718 must be applied to nonemployee awards except for certain exemptions specified in the amendment. ASU 2018-07 was effective for fiscal years beginning after December 15, 2018, including interim reporting periods within that fiscal year. The Company adopted ASU 2018-07 in the First Quarter 2019 and the adoption did not have a material impact on its financial position or results of operations considering the limited occasions where the Company has issued share based awards to nonemployees for goods or services.

The weighted average fair value of options issued and outstanding in Fiscal 2019 and Fiscal 2018 was $0.13 in each year. (See Note H [2] – Stockholders’ Equity)

In Fiscal 2018, the Company accounted for derivative instruments in accordance with ASC Topic 815 “Derivatives and Hedging” (“ASC Topic 815”). The guidance within ASC Topic 815 requires the Company to recognize all derivatives as either assets or liabilities on the statement of financial position unless the contract, including common stock warrants, settles in the Company’s own stock and qualifies as an equity instrument. A contract designated as an equity instrument is included in equity at its fair value, with no further fair value adjustments required; and if designated as an asset or liability is carried at fair value with any changes in fair value recorded in the results of operations. The weighted average fair value of warrants issued and outstanding was $0.18 in both Fiscal 2019 and Fiscal 2018. (See Note H [3] – Stockholders’ Equity)

[14] Concentration of credit risk: The Company sells products primarily to United States customers and distributors. Credit is extended based on an evaluation of the customer’s financial condition.

At December 31, 2019, one customer accounted for 55.6% of the Company’s net accounts receivable and another customer accounted for 15.0%. A substantial portion of both of these balances were collected in the first quarter of the year ending December 31, 2020. Due to the long standing nature of the Company’s relationship with these customers and contractual obligations, the Company is confident it will recover these amounts.

At December 31, 2018, one customer accounted for 56.5% of the Company’s net accounts receivable. A substantial portion of this balance was collected in the first quarter of the year ended December 31, 2019. Due to the long standing nature of the Company’s relationship with this customer and contractual obligations, the Company is confident it will recover these amounts.

The Company has established an allowance for doubtful accounts of $34,000 and $36,000 at December 31, 2019 and December 31, 2018, respectively, based on factors surrounding the credit risk of our customers and other information.

One of the Company’s customers accounted for 44.8% of net sales in Fiscal 2019 and 44.0% of net sales in Fiscal 2018.

The Company maintains certain cash balances at financial institutions that are federally insured and at times the balances have exceeded federally insured limits.

[15] Reporting comprehensive income: The Company reports comprehensive income in accordance with the provisions of ASC Topic 220, “Reporting Comprehensive Income” (“ASC Topic 220”). The provisions of ASC Topic 220 require the Company to report the change in the Company's equity during the period from transactions and events other than those resulting from investments by, and distributions to, the shareholders. For Fiscal 2019 and Fiscal 2018, comprehensive income was the same as net income.

[16] Reclassifications: Certain items have been reclassified from the prior years to conform to the current year presentation.

[17] New accounting pronouncements:

In the year ended December 31, 2019, we adopted the following accounting standards set forth by the Financial Accounting Standards Board (“FASB”):

ASU 2016-02, “Leases”, issued in February 2016, requires a lessee to recognize a lease liability and a right-of-use asset on its balance sheet for all leases, including operating leases, with a term greater than 12 months. Lease classification will determine whether a lease is reported as a financing transaction in the income statement and statement of cash flows. ASU 2016-02 does not substantially change lessor accounting, but it does make certain changes related to leases for which collectability of the lease payments is uncertain or there are significant variable payments. Additionally, ASU 2016-02 makes several other targeted amendments including a) revising the definition of lease payments to include fixed payments by the lessee to cover lessor costs related to ownership of the underlying asset such as for property taxes or insurance; b) narrowing the definition of initial direct costs which an entity is permitted to capitalize to include only those incremental costs of a lease that would not have been incurred if the lease had not been obtained; c) requiring seller-lessees in a sale-leaseback transaction to recognize the entire gain from the sale of the underlying asset at the time of sale rather than over the leaseback term; and d) expanding disclosures to provide quantitative and qualitative information about lease transactions. ASU 2016-02 was effective for all annual and interim periods beginning January 1, 2019, and was required to be applied retrospectively to the earliest period presented at the date of initial application, with early adoption permitted.

ASU 2018-11, “Leases (Topic 842); Targeted Improvements”, issued in July 2018, provides a transition election to not restate comparative periods for the effects of applying the new standard. This transition election permits entities to change the date of initial application to the beginning of the year of adoption and to recognize the effects of applying the new standard as a cumulative-effect adjustment to the opening balance of retained earnings. The Company adopted the standards using the transition election and the cumulative effect adjustment to the opening balance of retained earnings did not have a material impact on the Company’s financial conditions or its results of operations.

ASU 2018-20, “Leases (Topic 842)”, issued in December 2018, clarifies that lessor costs paid directly to a third-party by a lessee on behalf of the lessor, are no longer required to be recognized in the lessor's financial statements.

ASU 2019-01, Leases (Topic 842)”, issued in March 2019 includes amendments that are of a similar nature to the items typically addressed in the Codification improvements project. However, FASB decided to issue a separate update for the improvements related to Update 2016-02 to increase stakeholders’ awareness of the amendments and to expedite the improvements.

The Company adopted ASU 2016-02, ASU 2018-11, ASU 2018-20 and ASU 2019-01 in the first quarter of Fiscal 2019. In reviewing the Company’s current leases, there were two operating leases that fell within the scope of the standard, as amended, one for a copier in the Company’s New York facility and another lease related to the Company’s New Jersey facility. Starting in the first quarter of Fiscal 2019, the Company is recognizing a lease liability and a right-of-use asset on its balance sheet related to both of these leases.

ASU 2017-11, “Earnings Per Share, Distinguishing Liabilities from Equity, Derivatives and Hedging”, issued in July 2017, changes the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature will no longer preclude equity classification when assessing whether the instrument is indexed to an entity’s own stock. The amendments also clarify existing disclosure requirements for equity-classified instruments. As a result, a freestanding equity-linked financial instrument (or embedded conversion option) would not be accounted for as a derivative liability at fair value as a result of the existence of a down round feature. For freestanding equity classified financial instruments, the amendments require entities that present earnings per share (EPS) in accordance with Topic 260 to recognize the effect of the down round feature when it is triggered. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. Convertible instruments with embedded conversion options that have down round features are now subject to the specialized guidance for contingent beneficial conversion features (in Subtopic 470-20, Debt—Debt with Conversion and Other Options), including related EPS guidance (in Topic 260). ASU 2017-11 was effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company adopted ASU 2017-11 in the first quarter of Fiscal 2019 and the adoption did not have an impact on its financial position or results of operations.

ASU 2018-07, “Compensation - Stock Compensation/Improvements to Nonemployee Share-Based Payment Accounting”, issued in June 2018, expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The requirements of Topic 718 must be applied to nonemployee awards except for certain exemptions specified in the amendment. ASU 2018-07 was effective for fiscal years beginning after December 15, 2018, including interim reporting periods within that fiscal year. The Company adopted ASU 2018-07 in the first quarter of Fiscal 2019 and the adoption did not have a material impact on its financial position or results of operations considering the limited occasions where the Company has issued share based awards to nonemployees for goods or services.

The following accounting standards have been issued prior to the end of Fiscal 2019 but, did not require adoption as in Fiscal 2019:

ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement”, issued in August 2018, adds, modifies and removes several disclosure requirements relative to the three levels of inputs used to measure fair value in accordance with Topic 820, “Fair Value Measurement.” ASU 2018-13 is effective for fiscal years beginning after December 15, 2019, including interim periods within that fiscal year. Early adoption is permitted. The Company is evaluating the impact of ASU 2018-13.

ASU 2019-08, Compensation – Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606)”, issued in November 2019, clarifies that an entity must measure and classify share-based payment awards granted to a customer by applying the guidance in Topic 718. ASU 2019-08 is effective for fiscal years beginning after December 15, 2019, including interim reporting periods within those fiscal years. The Company does not believe ASU 2019-08 will have a material effect on its financial statements.

ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”, issued in December 2019 reduces the complexity by removing exemptions and simplifying the accounting for franchise taxes, deferred taxes and taxes related to employee’s stock ownership plan. The requirements in ASU 2019-12 will be effective for public companies for fiscal years beginning after December 15, 2020, including interim periods. The Company is evaluating the impact of ASU 2019-12.

Any other new accounting pronouncements recently issued, but not yet effective, have been reviewed and determined to be not applicable or were related to technical amendments or codification. As a result, the adoption of such new accounting pronouncements, when effective, is not expected to have a material effect on the Company’s financial position or results of operations.

NOTE B - INVENTORY

Inventory is comprised of the following:

	December 31, 2019	December 31, 2018
Raw Materials	$670,000	$778,000
Work In Process	141,000	184,000
Finished Goods	290,000	325,000
Allowance for slow moving and obsolete inventory	(291,000)	(268,000)
	$810,000	$1,019,000

NOTE C – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, at cost, are as follows:

	December 31, 2019	December 31, 2018

Land	$102,000	$102,000
Buildings and improvements	1,352,000	1,352,000
Manufacturing and warehouse equipment	2,108,000	2,108,000
Office equipment (incl. furniture and fixtures)	412,000	412,000
	3,974,000	3,974,000
Less accumulated depreciation	(3,330,000)	(3,256,000)
	$644,000	$718,000

Depreciation expense was $74,000 in both Fiscal 2019and Fiscal 2018.

NOTE D – ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following:

	December 31, 2019	December 31, 2018
Accounting fees	$77,000	$75,000
Interest payable	15,000	13,000
Accounts receivable credit balances	55,000	34,000
Sales tax payable	142,000	115,000
Deferred compensation	191,000	167,000
Customer Deposits	10,000	25,000
Other current liabilities	52,000	20,000
	$542,000	$449,000

NOTE E – DEBT AND LINE OF CREDIT

The Company’s Line of Credit and Debt consisted of the following as of December 31, 2019 and December 31, 2018:

	December 31, 2019	December 31, 2018
Loan and Security Agreement with Cherokee Financial, LLC: 5 year note at a fixed annual interest rate of 8% plus a 1% annual oversight fee, interest only and oversight fee paid quarterly with first payment being made on May 15, 2015, annual principal reduction payment of $75,000 due each year beginning on February 15, 2016, with a final balloon payment being due on February 15, 2020. Loan is collateralized by a first security interest in building, land and property.	$ 900,000	$975,000
Crestmark Line of Credit: 3 year line of credit maturing on June 22, 2020 with interest payable at a variable rate based on WSJ Prime plus 3% with a floor or 5.25%; loan fee of 0.5% annually & monthly maintenance fee of 0.3% on actual loan balance from prior month. Early termination fee of 2% if terminated prior to natural expiration. Loan is collateralized by first security interest in receivables and inventory and the all-in interest rate as of the date of this report is 12.32%.	337,000	502,000
Crestmark Equipment Term Loan: 38 month equipment loan related to the purchase of manufacturing equipment, at an interest rate of WSJ Prime Rate plus 3%; or 6.25% as of the date of this report.
2018 Term Loan with Cherokee Financial LLC: 1 year note at an annual fixed interest rate of 12% paid quarterly in arrears with first interest payment being made on May 15, 2018 and a balloon payment being due on February 15, 2019. Loan was refinanced in February 2019.
	7,000 0	19,000 150,000
2019 Term Loan with Cherokee Financial, LLC: 1 year note at an annual fixed interest rate of 18% paid quarterly in arrears with first interest payment being made on May 15, 2019 and a balloon payment being due on February 15, 2020.	200,000	0
July 2019 Term Loan with Chaim Davis, et al: Notes at an annual fixed interest rate of 7.5% paid monthly in arrears with the first payment being made on September 1, 2019 and the final payment being made on October 1, 2020.
December 2019 Convertible Note: Convertible note with a conversion date of 120 days or upon the closing of a 2020 funding transaction (whichever is sooner).
	10,000 25,000	0 0
	$ 1,479,000	$1,646,000

Less debt discount & issuance costs (Cherokee Financial, LLC loans)	(17,000)	(111,000)
Total debt, net	$ 1,462,000	$1,535,000

Current portion	$ 354,000	$739,000
Long-term portion, net of current portion	$1,125,000	$796,000

At December 31, 2019, the following are the debt maturities for each of the next five years:

2020	$369,000
2021	1,110,000
2022	0
2023	0
2024	0
$1,479,000

LOAN AND SECURITY AGREEMENT WITH CHEROKEE FINANCIAL, LLC. (“CHEROKEE”)

On March 26, 2015, the Company entered into a LSA with Cherokee (the “Cherokee LSA”). The debt with Cherokee is collateralized by a first security interest in real estate and machinery and equipment. Under the Cherokee LSA, the Company was provided the sum of $1,200,000 in the form of a 5-year Note at a fixed annual interest rate of 8%. The Company received net proceeds of $80,000 after $1,015,000 of debt payments, and $105,000 in other expenses and fees. The expenses and fees (with the exception of the interest expense) are being deducted from the balance on the Cherokee LSA and are being amortized over the term of the debt (in accordance with ASU No. 2015-03). The Company is making interest only payments quarterly on the Cherokee LSA, with the first interest payment paid on May 15, 2015. The Company is also required to make an annual principal reduction payment of $75,000 on each anniversary of the date of the closing; with the first principal reduction payment being made on February 15, 2016 and the most recent principal reduction payment being made on February 15, 2019; partially with proceeds received from a new, larger term loan with Cherokee (See 2019 Term Loan with Cherokee within this Note E). In addition to the 8% interest, the Company pays Cherokee a 1% annual fee for oversight and administration of the loan. This oversight fee is paid in cash and is paid contemporaneously with the quarterly interest payments. The Company can pay off the Cherokee loan at any time with no penalty; except that a 1% administration fee would be required to be paid to Cherokee to close out all participations.

The Company recognized $166,000 in interest expense related to the Cherokee LSA in Fiscal 2019 (of which $94,000 is debt issuance cost amortization recorded as interest expense and $173,000 in interest expense related to the Cherokee LSA in Fiscal 2018 (of which $94,000 is debt issuance cost amortization recorded as interest expense).

The Company had $15,000 in accrued interest expense at December 31, 2019 and $13,000 in accrued interest expense at December 31, 2018.

As of December 31, 2019, the balance on the Cherokee LSA was $900,000; however, the discounted balance was $884,000. As of December 31, 2018, the balance on the Cherokee LSA was $975,000; however the discounted balance was $866,000.

A final balloon payment was due on February 15, 2020. See Note J – Subsequent Events for information regarding the extension of the Cherokee LSA.

LINE OF CREDIT WITH CRESTMARK BANK (“CRESTMARK”)

On June 29, 2015 (the “Closing Date”), the Company entered into a Loan and Security Agreement (“LSA”) with Crestmark related to a revolving line of credit (the “Crestmark LOC”). The Crestmark LOC is used for working capital and general corporate purposes and expired on June 22, 2020. (See Note J- Subsequent Event for information related to the extension of the Crestmark LOC).

The Crestmark LOC provided the Company with a revolving line of credit up to $1,500,000 (“Maximum Amount”) with a minimum loan balance requirement of $500,000. At December 30, 2019, the Company did not meet this minimum loan balance requirement as our balance was $337,000. Under the LSA, Crestmark has the right to calculate interest on the minimum balance requirement rather than the actual balance on the Crestmark LOC. The Crestmark LOC is secured by a first security interest in the Company’s inventory, and receivables and security interest in all other assets of the Company (in accordance with permitted prior encumbrances).

The Maximum Amount is subject to an Advance Formula comprised of: 1) 90% of Eligible Accounts Receivables (excluding, receivables remaining unpaid for more than 90 days from the date of invoice and sales made to entities outside of the United States), and 2) up to 40% of eligible inventory plus up to 10% of Eligible Generic Packaging Components not to exceed the lesser of $350,000, or 100% of Eligible Accounts Receivable. However, as a result of an amendment executed on June 25, 2018, the amount available under the inventory component of the line of credit was changed to 40% of eligible inventory plus up to 10% of Eligible Generic Packaging Components not to exceed the lesser of $250,000 (“Inventory Sub-Cap Limit”) or 100% of Eligible Accounts Receivable. In addition, the Inventory Sub-Cap Limit is being permanently reduced by $10,000 per month as of July 1, 2018 and thereafter on the first day of the month until the Inventory Sub-Cap Limit is reduced to $0, (making the Crestmark LOC an accounts-receivable based line only). This means that as of December 31, 2019, the Inventory Sub-Cap Limit is only $70,000 and that our availability related to inventory is significantly reduced.

So long as any obligations are due to Crestmark (and until the extension executed on June 22, 2020, the Company had to comply with a minimum Tangible Net Worth (“TNW”) Covenant. As a result of an amendment executed in June 2019, the TNW covenant was reduced from $150,000 to $(600,000) effective with the quarter ended June 30, 2019. TNW is still defined as: Total Assets less Total Liabilities less the sum of (i) the aggregate amount of non-trade accounts receivables, including accounts receivables from affiliated or related persons, (ii) prepaid expenses, (iii) deposits, (iv) net lease hold improvements, (v) goodwill and (vi) any other asset that would be treated as an intangible asset under GAAP; plus Subordinated Debt. Subordinated Debt means any and all indebtedness presently or in the future incurred by the Company to any creditor of the Company entering into a written subordination agreement with Crestmark. The Company was not in compliance with the TNW covenant at December 30, 2019 and with the exception of the quarter ended June 30, 2019; the Company has not been in compliance with prior TNW covenants since December 31, 2017.

On June 22, 2020, we extended the Crestmark LOC and as a result of this extension, the TNW covenant was removed effective with the quarter ending June 30, 2020. We were not in compliance with the TNW covenant at December 31, 2019 and with the exception of the quarter ended June 30, 2019; we have not been in compliance with prior TNW covenants since December 31, 2017. We are in the process of obtaining a waiver from Crestmark Bank in connection with the non-compliance with the TNW covenant at December 31, 2019. If we are not compliant with the TNW covenant for the quarter ending March 31, 2020, we also expect to receive a waiver from Crestmark Bank. We have received a waiver from Crestmark related to our non-compliance with the TNW covenant. The Company expects to be charged a fee of $5,000 for the receipt of this latest waiver (as this has been the fee charged for all prior waivers) and the March 31m 2020 waiver (if needed).

In the event of a default of the LSA, which includes but is not limited to, failure of the Company to make any payment when due and non-compliance with the TNW covenant (that is not waived by Crestmark and until the extension was executed on June 22, 2020), Crestmark is permitted to charge an Extra Rate. The Extra Rate is the Company’s then current interest rate plus 12.75% per annum.

Interest on the Crestmark LOC is at a variable rate based on the Prime Rate plus 3% with a floor of 5.25%. As of December 31, 2019, the interest only rate on the Crestmark LOC was 7.75%; however, as of the date of this report, the interest only rate on the Crestmark LOC was 6.25% due to a decrease in the Prime Rate effective March 15, 2020. As of the date of this report, with all fees considered (the interest rate + an Annual Loan Fee of $7,500 + a monthly maintenance fee of 0.30% of the actual average monthly balance from the prior month), the interest rate on the Crestmark LOC was 12.32%.

The Company recognized $46,000 in interest expense related to the Crestmark LOC in Fiscal 2019 ($0 of which is debt issuance cost amortization recorded as interest expense) and $76,000 in interest expense related to the Crestmark LOC in Fiscal 2018 (of which $15,000 is debt issuance cost amortization recorded as interest expense).

Given the nature of the administration of the Crestmark LOC, at December 31, 2019, the Company had $0 in accrued interest expense related to the Crestmark LOC, and there is $0 in additional availability under the Crestmark LOC.

As of December 31, 2019, the balance on the Crestmark LOC was $337,000, and as of December 31, 2018, the balance on the Crestmark LOC was $502,000.

EQUIPMENT LOAN WITH CRESTMARK

On May 1, 2017, the Company entered into term loan with Crestmark in the amount of $38,000 related to the purchase of manufacturing equipment. The equipment loan is collateralized by a first security interest in a specific piece of manufacturing equipment. The Company executed an amendment to its LSA and Promissory Note with Crestmark. The amendments addressed the inclusion of the term loan into the LSA and an extension of the Crestmark LOC. No terms of the Crestmark LOC were changed in the amendment. The interest rate on the term loan is the WSJ Prime Rate plus 3%; or 6.25% as of the date of this report.

The Company incurred $1,000 in interest expense in Fiscal 2019 and $2,000 in interest expense in Fiscal 2018 related to the Equipment Loan. The balance on the Equipment Loan is $7,000 at December 31, 2019 and $19,000 at December 31, 2018.

2018 TERM LOAN WITH CHEROKEE

On March 2, 2018, the Company entered into a one-year Loan Agreement made as of February 15, 2018 (the “Closing Date”) with Cherokee under which Cherokee provided the Company with $150,000 (the “2018 Cherokee Term Loan”). The proceeds from the 2018 Cherokee Term Loan were used by the Company to pay a $75,000 principal reduction payment to Cherokee that was due on February 15, 2018 and $1,000 in legal fees incurred by Cherokee. Net proceeds (to be used for working capital and general business purposes) were $74,000.

The annual interest rate for the 2018 Cherokee Term Loan was 12% to be paid quarterly in arrears with the first interest payment being made on May 15, 2018. The 2018 Cherokee Term Loan was required to be paid in full on February 15, 2019. In connection with the 2018 Cherokee Term Loan, the Company issued 150,000 restricted shares of common stock to Cherokee on March 8, 2018.

The Company recognized $3,000 in interest expense related to the 2018 Cherokee Term Loan in Fiscal 2019, (of which $2,000 was debt issuance cost amortization recorded as interest expense), and $33,000 in interest expense related to the Cherokee Term Loan in Fiscal 2018 (of which $19,000 was debt issuance costs recorded as interest expense). At December 31, 2019, the balance on the 2018 Cherokee Term Loan was $0 (as it was refinanced in February 2019), and at December 31, 2018, the balance on the 2018 Cherokee Term Loan was $150,000.

2019 TERM LOAN WITH CHEROKEE

On February 25, 2019 (the “Closing Date”), the Company entered into an agreement dated (and effective) February 13, 2019 (the “Agreement”) with Cherokee under which Cherokee provided the Company with a loan in the amount of $200,000 (the “2019 Cherokee Term Loan”). Gross proceeds of the 2019 Cherokee Term Loan were $200,000; $150,000 of which was used to satisfy the 2018 Cherokee Term Loan, $48,000 (which was used to pay a portion of the $75,000 principal reduction payment; with the remaining $27,000 being paid with cash on hand) and $2,000 which was used to pay Cherokee’s legal fees in connection with the financing.

The annual interest rate under the 2019 Cherokee Term Loan is 18% (fixed) paid quarterly in arrears with the first interest payment being made on May 15, 2019 and the latest interest payment being made in November 2019. The loan was required to be paid in full on February 15, 2020. In connection with the 2019 Cherokee Term Loan, the Company issued 200,000 restricted shares of common stock to Cherokee in the three months ended March 31, 2019.

In the event of default, this includes, but is not limited to, the Company’s inability to make any payments due under the Agreement, Cherokee has the right to increase the interest rate on the financing to 20%, automatically add a delinquent payment penalty of $20,000 to the outstanding principal and the Company would be required to issue an additional 200,000 shares of restricted common stock.

The Company recognized $48,000 in interest expense related to the 2019 Cherokee Term Loan in Fiscal 2019, (of which $15,000 is debt issuance cost amortization recorded as interest expense), and $0 in interest expense in Fiscal 2018 (as the 2019 Cherokee Term Loan was not yet in place).

The Company had $9,000 in accrued interest related to the 2019 Cherokee Term Loan at December 31, 2019 and $0 in accrued interest expense at December 31, 2018 (as the 2019 Cherokee Term Loan was not yet in place).

The balance on the 2019 Term Loan is $200,000 at December 31, 2019 (however, the discounted balance is $199,000), and $0 at December 31, 2018 (as the facility was not in place at December 31, 2018). See Note J – Subsequent Event for information regarding the extension of the 2019 Term Loan.

JULY 2019 TERM LOAN WITH CHAIM DAVIS, ET AL

On July 31, 2019, the Company entered into loan agreements with two (2) individuals, under which each individual provided the Company the sum of $7,000 (for a total of $14,000) to be used in connection with certain fees and/or expenses related legal matters of the Company (the “July 2019 Term Loan”). One of the individuals was our Chairman of the Board Chaim Davis. There were no expenses related to the July 2019 Term Loan. The first payment of principal and interest was due on September 1, 2019 and the last payment of principal and interest is due on October 1, 2020. The annual interest rate of the July 2019 Term Loan is fixed at 7.5% (which represented the WSJ Prime Rate +2.0%). The Company incurred less than $1,000 in interest expense in Fiscal 2019 and $0 in interest expense in Fiscal 2018 (as the facility was not in place until July 2019). The balance on the July 2019 Term Loan was $10,000 at December 31, 2019, and $0 at December 31, 2018 (as the facility was not in place at December 31, 2018).

DECEMBER 2019 CONVERTIBLE NOTE

On December 31, 2019, the Company entered into a Convertible Note with one individual in the amount of $25,000 (“2019 Convertible Note”). Under the terms of the 2019 Convertible Note, the principal amount would convert into equity within 120 days of the origination of the note or upon the close of a contemplated private placement in early 2020, whichever was sooner. The 2019 Convertible Note did not bear any interest and was ultimately converted into equity as part of a private placement closed in February 2020. The balance on the 2019 Convertible Note was $25,000 at December 31, 2019 and $0 at December 31, 2018 (as the convertible note was not in place at December 31, 2018).

NOTE F – INCOME TAXES

The Company follows ASC 740 “Income Taxes” (“ASC 740”) which prescribes the asset and liability method whereby deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted laws and tax rates that will be in effect when the differences are expected to reverse. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits that are not expected to be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that such tax rate changes are enacted. Under ASC 740, tax benefits are recorded only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon ultimate settlement. Unrecognized tax benefits are tax benefits claimed in the Company’s tax returns that do not meet these recognition and measurement standards.

On December 22, 2017, the Tax Reform Act was signed into law. Among the provisions, the Tax Reform ACT reduces the U.S. federal corporate income tax rate from a maximum of 35% to a flat 21% effective January 1, 2018, requires companies to pay a one-time transition tax on deemed repatriated earnings of certain foreign subsidiaries that were previously tax deferred, and creates new taxes on certain foreign sourced earnings. At December 31, 2019, the Company has completed its accounting for the tax effects of the enactment of the Tax Reform Act. The Company has finalized the tax effects on its existing deferred tax balances and the one-time transition tax under Staff Accounting Bulletin No. 118 ("SAB 118"). The Company has also included current year impacts of the Tax Reform Act in our tax provision. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was enacted in response to the COVID-19 pandemic. The CARES Act, among other things, permits NOL carryovers and carrybacks to offset 100% of taxable income for taxable years beginning before 2021. In addition, the CARES Act allows NOLs incurred in tax years 2018, 2019, and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. The CARES Act also contains modifications on the limitation of business interest for tax years beginning in 2019 and 2020. The modifications to Section 163(j) increase the allowable interest expense deduction. Any tax benefit as a result of the CARES Act is primarily due to the carryback of net operating losses to prior years and increased interest expense deductions.

A reconciliation of the U.S. Federal statutory income tax rate to the effective income tax rate is as follows:

	Year Ended December 31, 2019	Year Ended December 31, 2018
Tax expense at federal statutory rate	(21%)	(21%)
State tax expense, net of federal tax effect	0%	0%
Expired NOL	46%	0%
Deferred income tax asset valuation allowance	(26%)	21%
Effective income tax rate	(1%)	0%

Significant components of the Company’s deferred income tax assets are as follows:

	December 31, 2019	December 31, 2018

Inventory capitalization	$8,000	$9,000
Inventory allowance	76,000	70,000
Allowance for doubtful accounts	9,000	9,000
Accrued compensation	18,000	22,000
Stock based compensation	168,000	168,000
Deferred wages payable	50,000	43,000
Depreciation – Property, Plant & Equipment	(1,000)	(6,000)
Net operating loss carry-forward	3,339,000	3,569,000
Total gross deferred income tax assets	3,667,000	3,884,000
Less deferred income tax assets valuation allowance	(3,667,000)	(3,884,000)
Net deferred income tax assets	$0	$0

The valuation allowance for deferred income tax assets as of December 31, 2019 and December 31, 2018 was $3,667,000 and $3,884,000, respectively. The net change in the deferred income tax assets valuation allowance was $217,000 for Fiscal 2019 and $265,000 for Fiscal 2018. The Company believes that it is more likely than not that the deferred tax assets will not be realized.

As of December 31, 2019, the prior three years remain open for examination by the federal or state regulatory agencies for purposes of an audit for tax purposes.

At December 31, 2019, the Company had Federal net operating loss carry-forwards for income tax purposes of approximately $3,339,000. The Company’s net operating loss carry-forwards began to expire in 2019 and continue to expire through 2035. In assessing the realizability of deferred income tax assets, management considers whether or not it is more likely than not that some portion or all deferred income tax assets will be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the projected future taxable income and tax planning strategies in making this assessment.

The Company’s ability to utilize the operating loss carry-forwards may be subject to an annual limitation in future periods pursuant to Section 382 of the Internal Revenue Code of 1986, as amended, if future changes in ownership occur.

The Company recognizes potential interest and penalties related to income tax positions as a component of the provision for income taxes on operations. The Company does not anticipate that total unrecognized tax benefits will materially change in the next twelve months.

NOTE G – OTHER INCOME / EXPENSE

Other expense in Fiscal 2019 consisted of interest expense associated with our credit facilities, offset by other income from proceeds for an insurance claim related to our New Jersey facility (a claim that resulted from actions of a service vendor) and a gain on an accrual for a contingent liability. Other expense in Fiscal 2018 consisted of interest expense associated with our credit facilities, offset by other income related to gains on certain liabilities and a small amount of interest income.

NOTE H – STOCKHOLDERS’ EQUITY

[1]
Stock option plans: The Company currently has two non-statutory stock option plans, the Fiscal 2001 Non-statutory Stock Option Plan (the “2001 Plan”) and the 2013 Equity Compensation Plan (the “2013 Plan”). Both plans have been adopted by our Board of Directors and approved by our shareholders. Both the 2001 Plan and the 2013 Plan have options available for future issuance. Any common shares issued as a result of the exercise of stock options would be new common shares issued from our authorized issued shares.

[2]
Stock options: During Fiscal 2019, the Company issued four stock option grants to non-employee members of our board of directors (under the Fiscal 2001 Plan) to purchase 20,000 shares of common stock (each); for a total of 80,000 common shares. During Fiscal 2018, the Company issued four stock option grants to non-employee members of our board of directors to purchase 20,000 shares of common stock (each); for a total of 80,000 common shares.

As of December 31, 2019, there were 2,252,000 options issued and outstanding under the 2001 Plan. There were no options issued under the 2013 Plan, making the total issued and outstanding options 2,252,000 as of December 31, 2019. Of the total options issued and outstanding, 2,172,000 were fully vested as of December 31, 2019. As of December 31, 2019, there were 1,465,000 options available for issuance under the 2001 Plan and 4,000,000 options available under the 2013 Plan.

Stock option activity for Fiscal 2019 and Fiscal 2018 is summarized as follows: (the figures contained within the tables below have been rounded to the nearest thousand)

	Year Ended December 31,2019			Year Ended December 31, 2018
	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value as of December 31, 2019	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value as of December 31, 2018
Options outstanding at beginning of year	2,222,000	$0.13	$3,000	2,147,000	$0.13
Granted	80,000	$0.07		80,000	$0.10
Exercised	0	NA		0	NA
Cancelled/expired	(50,000)	$0.20		(5,000)	$0.26
Options outstanding at end of year	2,252,000	$0.14	$1,000	2,222,000	$0.13	$3,000
Options exercisable at end of year	2,172,000	$0.13		2,142,000	$0.13

The following table presents information relating to stock options outstanding as of December 31, 2019:

	Options Outstanding			Options Exercisable
			Average Remaining
	Shares	Average Exercise Price	Life in Years	Shares	Average Exercise Price

$0.07 - $0.10	365,000	$0.09	4.43	285,000	$0.09
$0.11 - $0.14	1,485,000	$0.12	5.35	1,485,000	$0.12
	402,000	$0.18	3.47	402,000	$0.18
TOTAL	2,252,000	$0.14	4.87	2,172,000	$0.13

The following table summarizes weighted-average assumptions using the Black-Scholes option-pricing model used on the date of the grants issued during Fiscal 2019 and Fiscal 2018:

	Year Ended December 31
	2019	2018
Volatility	85%	79%
Expected term (years)	10 years	10 years
Risk-free interest rate	2.01%	2.90%
Dividend yield	0%	0%

The Company recognized $5,000 in share based payment expense related to stock options in Fiscal 2019, and $10,000 in share based payment expense related to stock options in Fiscal 2018. As of December 31, 2019, there was approximately $2,000 of total unrecognized share based payment expense related to stock options. This cost is expected to be recognized over 5 months.

[3]
Warrants:

Warrant activity for Fiscal 2018 and Fiscal 2017 is summarized as follows. Any common shares issued as a result of the exercise of warrants would be new common shares issued from our authorized issued shares.

		Year Ended December 31, 2019			Year Ended December 31, 2018
	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value as of December 31, 2019	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value as of December 31, 2018
Warrants outstanding at beginning of year	2,000,000	$0.18	None	2,060,000	$0.18
Granted	0	NA		0	NA
Exercised	0	NA		0	NA
Cancelled/expired	(0)	NA		60,0000	$0.18
Warrants outstanding at end of year	2,000,000	$0.18	None	2,000,000	$0.18	None
Warrants exercisable at end of year	2,000,000	$0.18		2,000,000	$0.18

The Company recognized $0 in debt issuance and deferred finance costs related to the issuance of these warrants outstanding in Fiscal 2019 and Fiscal 2018. As of December 31, 2019, there was $0 of total unrecognized debt issuance costs associated with the issuance of the above warrants outstanding.

NOTE I – COMMITMENTS, CONTINGENCIES AND OTHER MATTERS

[1] Operating leases: The Company leases office and R&D/production facilities in New Jersey under a, non-cancellable operating lease through December 31, 2019. In December 2019, the Company extended the lease for the New Jersey facility through December 31, 2022. The Company also leases office support equipment through July 2022 and December 2025. At December 31, 2019, the future minimum rental payments under these operating leases are as follows:

2020	$37,000
2022	37,000
2022	36,000
2023	1,000
2024	1,000
Thereafter	1,000
$113,000

Rent Expense was $46,000 and $43,000 in Fiscal 2019 and Fiscal 2018, respectively.

[2] Employment agreements: The Company has an employment agreement in place with its Chief Executive Officer/Principal Financial Officer, Melissa Waterhouse. The employment agreement with Ms. Waterhouse provides for a $160,000 annual salary (although the salary of Ms. Waterhouse is still deferred by 10% through the date of this report; resulting in deferred compensation due to Waterhouse in the amount of $99,000 through December 31, 2019). It automatically renews unless either party gives advance notice of 60 days. The employment agreement contains severance provisions; in the event the Company terminates Ms. Waterhouse’s employment for any reason other than cause (which is defined under the employment agreement), Ms. Waterhouse would receive severance pay equal to 12 months of her base salary at the time of termination, with continuation of all medical benefits during the twelve-month period at the Company’s expense. In addition, Ms. Waterhouse may tender her resignation and elect to exercise the severance provision if she is required to relocate more than 50 miles from the Company’s New York facility as a continued condition of employment, if there is a substantial change in the responsibilities normally assumed by her position, or if she is asked to commit or conceal an illegal act by an officer or member of the board of directors of the Company. In the case of a change in control of the Company, Ms. Waterhouse would be entitled to severance pay equal to two times her base salary under certain circumstances.

[3] Legal:

ABMC v. Todd Bailey

On August 5, 2019, we settled litigation with Todd Bailey; a former Vice President, Sales & Marketing and sales consultant of the Company until December 23, 2016; hereinafter referred to as “Bailey”). The litigation was filed by the Company in the Northern District of New York in February 2017. Our complaint sought damages related to profits and revenues that resulted from actions taken by Bailey related to our customers. The settlement also addressed a counter-claim filed by Bailey in October 2017 (filed originally in Minnesota but, transferred to the Norther District of New York in January 2019). Bailey was seeking deferred commissions in the amount of $164,000 that he alleged were owed to him by the Company. These amounts were originally deferred under a deferred compensation program initiated in 2013; a program in which Bailey was one of the participants. We believed the amount sought was not due to Bailey given the actions indicated in our litigation.

Under the settlement, both parties elected to resolve the litigation and settle any and all claims made within the litigation. Neither party admitted to any of the allegations contained within the ABMC v. Baily litigation (including any allegations made by Bailey in his counterclaim). Both parties also agreed to dismiss all claims made against each other.

NOTE J – SUBSEQUENT EVENTS

PRIVATE PLACEMENT

On February 20, 2020, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Chaim Davis (the Chairman of our Board of Directors) and certain other accredited investors (the “Investors”), pursuant to which the Company agreed to issue and sell to the Investors in a private placement (the “Private Placement”), 2,842,857 Units (the “Units”).

Each Unit consists of one (1) share of the Company’s common stock, par value $0.01 per share (“Common Share”), at a price per Unit of $0.07 (the “Purchase Price”) for aggregate gross proceeds of approximately $199,000. The Company received net proceeds of $199,000 from the Private Placement as expenses related to the Private Placement were minimal. The Company did not utilize a placement agent for the Private Placement. The Company used the net proceeds for working capital and general corporate purposes.

The Company does not intend to register the Units issued under the Private Placement; rather the Units issued will be subject to the holding period requirements and other conditions of Rule 144.

CHEROKEE FINANCIAL LLC LOAN EXTENSIONS

On February 24, 2020 (the “Closing Date”), the Company completed a transaction related to a one-year Extension Agreement dated February 14, 2020 (the “Extension Agreement”) with Cherokee under which Cherokee extended the due date of the Company’s credit facilities (a $900,000 (mortgage) Term Note and a $200,000 2019 Term Loan) to February 15, 2021. No terms of either facility were changed under the Extension Agreement. For consideration of the Extension Agreement, the Company issued 1.5% of the $200,000 principal, or $3,000, in 42,857 restricted shares of the Company’s common stock to Cherokee and, 2% of the $900,000 principal, or $18,000, in 257,143 restricted shares of the Company’s common stock to Cherokee on behalf of their investors.

The Company also paid Cherokee’s legal fees in the amount of $1,000.

COVID-19

On March 11, 2020, the World Health Organization declared a pandemic related to the rapidly spreading COVID-19 outbreak, which has led to a global health emergency. The extent of the public-health impact of the outbreak is currently unknown and rapidly evolving, and the related health crisis could adversely affect the global economy, resulting in an economic downturn. Any disruption of the Company’s facilities or those of our suppliers could likely adversely impact the Company’s operations. Currently, there is significant uncertainty relating to the potential effect of the novel coronavirus on our business.

DISTRIBUTION OF COVID-19 RAPID TEST

On March 23, 2020, the Company announced in a press releases that it began marketing (on March 17, 2020), via a distribution partnership, a Rapid Test to detect Covid-19 antibodies in whole blood, serum or plasma.. The test is not available for consumer use and is being marketed in full compliance with the March 16, 2020 Emergency Use Authorization (“EUA”) policy set forth by the FDA. An EUA was issued by FDA on May 29, 2020. While The Company does expect the marketing of the Covid-19 test to positively impact its revenues in Fiscal 2021, the Company does not yet know the full extent of the positive impact of COVID-19 test sales on its business, its financial condition and results of operations. The extent to which sales of the COVID-19 test may impact the Company’s business, operating results, financial condition, or liquidity in the future will depend on future developments which are evolving and highly uncertain including the duration of the outbreak and the need for antibody testing in the future.

EXTENSION OF THE CRESTMARK LINE OF CREDIT

On June 22, 2020, the Company extended its line of credit with Crestmark Bank extending the line of credit until June 22, 2021. All terms and conditions of the line of credit remain unchanged under the extension period with the exception of the following, 1) the maximum availability under the line of credit was reduced from $1,500,000 to $1,000,000, 2) availability under the line of credit is based on receivables only (under the same terms), 3) the requirement for field audits of the Company was removed, and 4) the Tangible Net Worth (TNW) covenant was removed.

SBA PAYCHECK PROTECTION LOAN (PPP LOAN)

On April 22, 2020, the Company entered into a Promissory Note (“PPP Note”) for $332,000 with Crestmark Bank, pursuant to the U.S. Small Business Administration Paycheck Protection Program under Title I of the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act passed by Congress and signed into law on March 27, 2020. The PPP Note is unsecured, bears interest at 1.00% per annum, with principal and interest payments deferred for the first six months, and matures in two years. The principal is payable in equal monthly installments, with interest, beginning on the first business day after the end of the deferment period. The PPP Note may be forgiven subject to the terms of the Paycheck Protection Program.

Additionally, certain acts of the Company, including but not limited to: (i) the failure to pay any taxes when due, (ii) becoming the subject of a proceeding under any bankruptcy or insolvency law, (iii) making an assignment for the benefit of creditors, or (iv) reorganizing, merging, consolidating or otherwise changing ownership or business structure without PPP Lender’s prior written consent, are considered events of default which grant Lender the right to seek immediate payment of all amounts owing under the PPP Note.

NOTE L- SEGMENT AND GEOGRAPHIC INFORMATION

The Company operates in one reportable segment. All of the Company’s long-lived assets are located within the United States.

Information concerning net sales by principal geographic location is as follows:

	Year Ended December 31, 2019	Year Ended December 31, 2018
United States	$3,189,000	$3,411,000
North America (not domestic)	11,000	56,000
Europe	108,000	133,000
Asia/Pacific Rim	13,000	25,000
South America	344,000	246,000
Africa	0	1,000
	$3,655,000	$3,872,000

American Bio Medica Corporation
Condensed Balance Sheets
	September 30,	December 31,
ASSETS	(Unaudited)
Current assets
Cash and cash equivalents	$61,000	$4,000
Accounts receivable, net of allowance for doubtful accounts of $35,000 at September 30, 2020 and $34,000 at December 31, 2019	364,000	370,000
Inventory, net of allowance of $397,000 at September 30, 2020 and $291,000 at December 31, 2019	602,000	810,000
Prepaid expenses and other current assets	85,000	6,000
Right of use asset – operating leases	35,000	34,000
Total current assets	1,147,000	1,224,000
Property, plant and equipment, net	594,000	644,000
Patents, net	110,000	116,000
Right of use asset – operating leases	49,000	73,000
Other assets	21,000	21,000
Total assets	$1,921,000	$2,078,000
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$604,000	$652,000
Accrued expenses and other current liabilities	577,000	543,000
Right of use liability – operating leases	33,000	34,000
Wages payable	98,000	104,000
Line of credit	208,000	337,000
PPP Loan	332,000	0
Current portion of long-term debt, net of deferred finance costs	1,120,000	17,000
Total current liabilities	2,972,000	1,687,000
Long-term debt/other liabilities , net of current portion and deferred finance costs	0	1,108,000
Right of use liability – operating leases	49,000	73,000
Total liabilities	3,021,000	2,868,000
COMMITMENTS AND CONTINGENCIES
Stockholders' deficit:
Preferred stock; par value $.01 per share; 5,000,000 shares authorized, none issued and outstanding at September 30, 2020 and December 31, 2019	0	0
Common stock; par value $.01 per share; 50,000,000 shares authorized; 35,953,476 issued and outstanding at September 30, 2020 and 32,680,984 issued and outstanding as of December 31, 2019	359,000	327,000
Additional paid-in capital	21,658,000	21,437,000
Accumulated deficit	(23,117,000)	(22,554,000)
Total stockholders’ deficit	(1,100,000)	(790,000)
Total liabilities and stockholders’ deficit	$1,921,000	$2,078,000

The accompanying notes are an integral part of the condensed financial statements

American Bio Medica Corporation
Condensed Statements of Operations
(Unaudited)
	For The Nine Months Ended
	September 30,
	2020	2019

Net sales	$3,370,000	$2,775,000

Cost of goods sold	2,362,000	1,805,000

Gross profit	1,008,000	970,000

Operating expenses:
Research and development	77,000	62,000
Selling and marketing	408,000	350,000
General and administrative	951,000	968,000
	1,436,000	1,380,000

Operating loss	(428,000)	(410,000)

Other (expense) / income :
Interest expense	(133,000)	(200,000)
Other income, net	0	172,000
	(133,000)	(28,000)

Net loss before tax	(561,000)	(438,000)

Income tax expense	(2,000)	(2,000)

Net loss	$(563,000)	$(440,000)

Basic and diluted loss per common share	$(0.02)	$(0.01)

Weighted average number of shares outstanding – basic & diluted	35,278,455	32,479,123

The accompanying notes are an integral part of the condensed financial statements

American Bio Medica Corporation
Condensed Statements of Operations
(Unaudited)
	For The Three Months Ended
	September 30,
	2020	2019

Net sales	$883,000	$895,000

Cost of goods sold	648,000	536,000

Gross profit	235,000	359,000

Operating expenses:
Research and development	24,000	23,000
Selling and marketing	89,000	131,000
General and administrative	294,000	286,000
	407,000	440,000

Operating loss	(172,000)	(81,000)

Other (expense) / income:
Interest expense	(42,000)	(66,000)
Other income, net	0	3,000
	(42,000)	(63,000)

Net loss before tax	(214,000)	(144,000)

Income tax expense	(2,000)	(0)

Net loss	$(216,000)	$(144,000)

Basic and diluted loss per common share	$(0.01)	$(0.00)

Weighted average number of shares outstanding – basic & diluted	35,953,476	32,545,776

The accompanying notes are an integral part of the condensed financial statements

American Bio Medica Corporation Condensed Statements of Cash Flows
(Unaudited)
	For The Nine Months Ended
	September 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(563,000)	$(440,000)
Adjustments to reconcile net loss to net cash provided by / (used in) operating activities:
Depreciation and amortization	60,000	61,000
Amortization of debt issuance costs	37,000	82,000
Allowance for doubtful accounts	1,000	(2,000)
Provision for slow moving and obsolete inventory	114,000	63,000
Share-based payment expense	2,000	4,000
Director fee paid with restricted stock	31,000	5,000
Refinance fee paid with restricted stock	21,000	0
Changes in:
Accounts receivable	5,000	(38,000)
Inventory	94,000	66,000
Prepaid expenses and other current assets	(56,000)	11,000
Accounts payable	(48,000)	247,000
Accrued expenses and other current liabilities	9,000	78,000
Wages payable	(6,000)	(142,000)
Net cash used in operating activities	(299,000)	(5,000)
Cash flows from investing activities:
Purchase of property, plant, and equipment	(4,000)	0
Net cash used in investing activities	(4,000)	0
Cash flows from financing activities:
Proceeds from debt financing	332,000	62,000
Payments on debt financing	(7,000)	(85,000)
Proceeds from Private Placement	164,000	0
Proceeds from lines of credit	3,449,000	2,876,000
Payments on lines of credit	(3,578,000)	(2,946,000)
Net cash provided by / (used in) financing activities	360,000	(93,000)
Net change in cash and cash equivalents	57,000	(98,000)
Cash and cash equivalents - beginning of period	4,000	113,000
Cash and cash equivalents - end of period	$61,000	$15,000
Supplemental disclosures of cash flow information
Non-Cash transactions:
Debt issuance cost paid with restricted stock	$0	$14,000
Loans converted to stock	$39,000	$0
Cash paid during period for interest	$109,000	$117,000
Cash paid during period for taxes	$2,000	$2,000
The accompanying notes are an integral part of the condensed financial statements

Notes to Financial Statements: September 30, 2020

Note A - Basis of Reporting

The accompanying unaudited interim condensed financial statements of American Bio Medica Corporation (the “Company”) have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Regulation S-X. Accordingly, these unaudited interim condensed financial statements do not include all information and footnotes required by U.S. GAAP for complete financial statement presentation. These unaudited interim condensed financial statements should be read in conjunction with audited financial statements and related notes contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. In the opinion of management, the interim condensed financial statements include all normal, recurring adjustments which are considered necessary for a fair presentation of the financial position of the Company at September 30, 2020, and the results of operations for the three and nine month periods ended September 30, 2020 and September 30, 2019 and cash flows for the nine month periods ended September 30, 2020 and September 30, 2019.

Operating results for the nine months ended September 30, 2020 are not necessarily indicative of results that may be expected for the year ending December 31, 2020. Amounts at December 31, 2019 are derived from audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

             During the nine months ended September 30, 2020, there were no significant changes to the Company’s critical accounting policies, which are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

The preparation of these interim condensed financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates estimates, including those related to product returns, bad debts, inventories, income taxes, warranty obligations, contingencies and litigation. The Company bases estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

These unaudited interim condensed financial statements have been prepared assuming that the Company will continue as a going concern and, accordingly, do not include any adjustments that might result from the outcome of this uncertainty. The independent registered public accounting firm’s report on the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, contained an explanatory paragraph regarding the Company’s ability to continue as a going concern. As of the date of this report, the Company’s current cash balances, together with cash generated from future operations and amounts available under the Company’s credit facilities may not be sufficient to fund operations through November 2021.

Throughout the nine months ended September 30, 2020, the Company had a line of credit with Crestmark Bank. The maximum availability on the Company’s line of credit was $1,000,000 beginning June 22, 2020 when the facility was amended and extended. However, because the amount available under the line of credit is based upon the Company’s accounts receivable, the amounts actually available under our line of credit (historically) have been significantly less than the maximum availability. As of September 30, 2020, based on the Company’s availability calculation, there were no additional amounts available under the Company’s line of credit because the Company draws any balance available on a daily basis.

In February 2020, our credit facilities with Cherokee Financial, LLC were extended for another 12 months, or until February 15, 2021 (which is less than 12 months from the date of this report). Our total debt at September 30, 2020 with Cherokee Financial, LLC is $1,120,000. We do not expect cash from operations within the next 12 months to be sufficient to pay the amounts due under these credit facilities, which is due in full on February 15, 2021. We are currently looking at alternatives to further extend or refinance these facilities.

As discussed in more detail in “Cash Flow, Outlook/Risk”, if sales levels decline, the Company will have reduced availability on its line of credit due to decreased accounts receivable balances. If availability under the Company’s line of credit is not sufficient to satisfy its working capital and capital expenditure requirements, the Company will be required to obtain additional credit facilities or sell additional equity securities, or delay capital expenditures, which could have a material adverse effect on the business. There is no assurance that such financing will be available or that the Company will be able to complete financing on satisfactory terms, if at all.

Recently Adopted Accounting Standards

ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement”, issued in August 2018, adds, modifies and removes several disclosure requirements relative to the three levels of inputs used to measure fair value in accordance with Topic 820, “Fair Value Measurement.” ASU 2018-13 is effective for fiscal years beginning after December 15, 2019, including interim periods within that fiscal year. The Company adopted ASU 2018-13 in the First Quarter 2020 and the adoption did not have an impact on the Company’s financial condition or its results of operations.

ASU 2019-08, Compensation – Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606)”, issued in November 2019, clarifies that an entity must measure and classify share-based payment awards granted to a customer by applying the guidance in Topic 718. ASU 2019-08 is effective for fiscal years beginning after December 15, 2019, including interim reporting periods within those fiscal years. The Company adopted ASU 2019-08 in the First Quarter 2020 and the adoption did not have an impact on the Company’s financial condition or its results of operations.

Accounting Standards Issued; Not Yet Adopted

ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”, issued in December 2019 reduces the complexity by removing exemptions and simplifying the accounting for franchise taxes, deferred taxes and taxes related to employee’s stock ownership plan. The requirements in ASU 2019-12 will be effective for public companies for fiscal years beginning after December 15, 2020, including interim periods. The Company is evaluating the impact of ASU 2019-12.

ASU 2020-01, “Investments-Equity Securities (Topic 321), Investments-Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815)”, issued in January 2020, clarifies certain interactions between the guidance to account for certain equity securities under Topic 321, the guidance to account for investments under the equity method of accounting in Topic 323, and the guidance in Topic 815, which could change how an entity accounts for an equity security under the measurement alternative or a forward contract or purchased option to purchase securities that, upon settlement of the forward contract or exercise of the purchased option, would be accounted for under the equity method of accounting or the fair value option in accordance with Topic 825, Financial Instruments. These amendments improve current GAAP by reducing diversity in practice and increasing comparability of the accounting for these interactions. The requirements in ASU 2019-12 will be effective for public companies for fiscal years beginning after December 15, 2020, including interim periods within the fiscal year. Early adoption is permitted. The Company is evaluating the impact of ASU 2020-01.

ASU 2020-06, “Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity”, issued in August 2020 simplifies the accounting for convertible debt and convertible preferred stock by removing the requirements to separately present certain conversion features in equity. In addition, the amendments also simplify the guidance in ASC Subtopic 815-40, Derivatives and Hedging: Contracts in Entity’s Own Equity, by removing certain criteria that must be satisfied in order to classify a contract as equity, which is expected to decrease the number of freestanding instruments and embedded derivatives accounted for as assets or liabilities. Finally, the amendments revise the guidance on calculating earnings per share, requiring use of the if-converted method for all convertible instruments and rescinding an entity’s ability to rebut the presumption of share settlement for instruments that may be settled in cash or other assets. The amendments are effective for public companies for fiscal years beginning after December 15, 2021. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020. The guidance must be adopted as of the beginning of the fiscal year of adoption. The Company is evaluating the impact of ASU 2020-06.

Any other new accounting pronouncements recently issued, but not yet effective, have been reviewed and determined to be not applicable or were related to technical amendments or codification. As a result, the adoption of such new accounting pronouncements, when effective, is not expected to have a material effect on the Company’s financial position or results of operations.

Reclassifications

Certain items have been reclassified from the prior year to conform to the current year presentation.

Note B – Inventory

Inventory is comprised of the following:	September 30, 2020	December 31, 2019

Raw Materials	$695,000	$670,000
Work In Process	113,000	141,000
Finished Goods	191,000	290,000
Allowance for slow moving and obsolete inventory	(397,000)	(291,000)
	$602,000	$810,000

Note C – Net Loss Per Common Share

             Basic net loss per common share is calculated by dividing the net loss by the weighted average number of outstanding common shares during the period. Diluted net loss per common share includes the weighted average dilutive effect of stock options and warrants. Potential common shares outstanding as of September 30, 2020 and 2019:

	September 30, 2020	September 30, 2019

Warrants	0	2,000,000
Options	2,142,000	2,252,000
	2,142,000	4,252,000

The number of securities not included in the diluted net loss per share for the three and nine months ended September 30, 2020 and the three and nine months ended September 30, 2019 was 2,142,000 and 4,252,000, respectively, as their effect would have been anti-dilutive due to the net loss in both of the three and nine month periods.

Note D – Litigation/Legal Matters

ABMC v. Todd Bailey

On August 5, 2019, we settled litigation with Todd Bailey; a former Vice President, Sales & Marketing and sales consultant of the Company until December 23, 2016; hereinafter referred to as “Bailey”). The litigation was filed by the Company in the Northern District of New York in February 2017. Our complaint sought damages related to profits and revenues that resulted from actions taken by Bailey related to our customers. The settlement also addressed a counter-claim filed by Bailey in October 2017 (filed originally in Minnesota but, transferred to the Norther District of New York in January 2019). Bailey was seeking deferred commissions in the amount of $164,000 that he alleged were owed to him by the Company. These amounts were originally deferred under a deferred compensation program initiated in 2013; a program in which Bailey was one of the participants. We believed the amount sought was not due to Bailey given the actions indicated in our litigation.

Under the settlement, both parties elected to resolve the litigation and settle any and all claims made within the litigation. Neither party admitted to any of the allegations contained within the ABMC v. Baily litigation (including any allegations made by Bailey in his counterclaim). Both parties also agreed to dismiss all claims made against each other.

From time to time, the Company may be named in legal proceedings in connection with matters that arose during the normal course of business. While the ultimate outcome of any such litigation cannot be predicted, if the Company is unsuccessful in defending any such litigation, the resulting financial losses are not expected to have a material adverse effect on the financial position, results of operations and cash flows of the Company.

Note E – Line of Credit and Debt

The Company’s Line of Credit and Debt consisted of the following as of September 30, 2020 and December 31, 2019:

	September 30, 2020	December 31, 2019
Loan and Security Agreement with Cherokee Financial, LLC: 5 year note executed on February 15, 2015, at a fixed annual interest rate of 8% plus a 1% annual oversight fee, interest only and oversight fee paid quarterly with first payment being made on May 15, 2015, annual principal reduction payment of $75,000 due each year beginning on February 15, 2016, with a final balloon payment being due on February 15, 2020. Loan was extended for one year (until February 15, 2021) on February 15, 2020 under the same terms and conditions as original loan. Loan is collateralized by a first security interest in building, land and property.
	$ 900,000	$900,000
Crestmark Line of Credit: Line of credit maturing on September 22, 2021 with interest payable at a variable rate based on WSJ Prime plus 3% with a floor or 5.25%; loan fee of 0.5% annually & monthly maintenance fee of 0.3% on actual loan balance from prior month. Early termination fee of 2% if terminated prior to natural expiration. Loan is collateralized by first security interest in receivables and inventory and the all-in interest rate as of the date of this report is 12.94%.	208,000	337,000
Crestmark Equipment Term Loan: 38 month equipment loan related to the purchase of manufacturing equipment, at an interest rate of WSJ Prime Rate plus 3%; or 6.25%. The loan was satisfied in the quarter ended September 30, 2020.	0	7,000
2019 Term Loan with Cherokee Financial, LLC: 1 year note at an annual fixed interest rate of 18% paid quarterly in arrears with first interest payment being made on May 15, 2019 and a balloon payment being due on February 15, 2020. Loan was extended for another year (or until February 15, 2021) under the same terms and conditions. A penalty of $20,000 was added to the loan principal on February 15, 2020 in connection with the extension of the loan.	220,000	200,000
July 2019 Term Loan with Chaim Davis, et al: Notes at an annual fixed interest rate of 7.5% paid monthly in arrears with the first payment being made on September 1, 2019 and the final payment being made on October 1, 2020. Loan principal was fully converted into restricted common shares on March 2, 2020.
December 2019 Convertible Note: Convertible note with a conversion date of 120 days or upon the closing of a 2020 funding transaction (whichever is sooner). Note principal was fully converted into restricted common shares on March 2, 2020 as part of our February 2020 private placement.
April 2020 PPP Loan with Crestmark: 2 year SBA loan at 1% interest with first payment due October 2020. Company intends to apply for forgiveness of loan under PPP guidelines after 24 weeks, or after October 2020.
	0 0 332,000	10,000 25,000 0
	$ 1,660,000	$1,479,000
Less debt discount & issuance costs (Cherokee Financial, LLC loans)	0	(17,000)
Total debt, net	$ 1,660,000	$1,462,000

Current portion	$ 1,660,000	$354,000
Long-term portion, net of current portion	$ 0	$1,125,000

LOAN AND SECURITY AGREEMENT WITH CHEROKEE FINANCIAL, LLC (“CHEROKEE”)

On March 26, 2015, the Company entered into a LSA with Cherokee (the “Cherokee LSA”). The debt with Cherokee is collateralized by a first security interest in real estate and machinery and equipment. Under the Cherokee LSA, the Company was provided the sum of $1,200,000 in the form of a 5-year Note at a fixed annual interest rate of 8%. The Company received net proceeds of $80,000 after $1,015,000 of debt payments, and $105,000 in other expenses and fees. The expenses and fees (with the exception of the interest expense) were deducted from the balance on the Cherokee LSA and were amortized over the initial term of the debt (in accordance with ASU No. 2015-03). The Company was required to make annual principal reduction payments of $75,000 on each anniversary of the date of the closing; with the first principal reduction payment being made on February 15, 2016 and the last principal reduction payment being made on February 15, 2019; partially with proceeds received from a new, larger term loan with Cherokee (See 2019 Term Loan with Cherokee within this Note E).

On February 24, 2020 (the “Closing Date”), the Company completed a transaction related to a one-year Extension Agreement dated February 14, 2020 (the “Extension Agreement”) with Cherokee under which Cherokee extended the due date of the Cherokee LSA (with a balance of $900,000) to February 15, 2021. No terms of the facility were changed under the Extension Agreement. For consideration of the Extension Agreement, the Company issued 2% of the $900,000 principal, or $18,000, in 257,143 restricted shares of the Company’s common stock to Cherokee on behalf of their investors.

In the event of default, this includes, but is not limited to; the Company’s inability to make any payments due under the Cherokee LSA (as amended) Cherokee has the right to increase the interest rate on the financing to 18%. If the amount due is not paid by the extended due date, Cherokee will automatically add a delinquent payment penalty of $100,000 to the outstanding principal.

The Company will continue to make interest only payments quarterly on the Cherokee LSA. In addition to the 8% interest, the Company pays Cherokee a 1% annual fee for oversight and administration of the loan. This oversight fee is paid in cash and is paid contemporaneously with the quarterly interest payments. The Company can pay off the Cherokee loan at any time with no penalty; except that a 1% administration fee would be required to be paid to Cherokee to close out all participations.

The Company recognized $72,000 in interest expense related to the Cherokee LSA in the nine months ended September 30, 2020 (of which $16,000 is debt issuance cost amortization recorded as interest expense), and $125,000 in interest expense related to the Cherokee LSA in the nine months ended September 30, 2019 (of which $70,000 is debt issuance cost amortization recorded as interest expense). The Company recognized $20,000 in interest expense related to the Cherokee LSA in the three months ended September 30, 2020 (of which $0 is debt issuance cost amortization recorded as interest expense), and $42,000 in interest expense related to the Cherokee LSA in the three months ended September 30, 2019 (of which $23,000 is debt issuance cost amortization recorded as interest expense).

The Company had $12,000 in accrued interest expense at September 30, 2020 related to the Cherokee LSA and $10,000 in accrued interest expense at September 30, 2019.

As of September 30, 2020, the balance on the Cherokee LSA was $900,000. As of December 31, 2019, the balance on the Cherokee LSA was $900,000; however, the discounted balance was $884,000.

LINE OF CREDIT WITH CRESTMARK BANK (“CRESTMARK”)

On June 29, 2015 (the “Closing Date”), the Company entered into a Loan and Security Agreement (“LSA”) with Crestmark related to a revolving line of credit (the “Crestmark LOC”). The Crestmark LOC is used for working capital and general corporate purposes. The Company amended the Crestmark LOC on June 22, 2020 and as a result of this amendment, the Crestmark LOC expires on June 22, 2021.

Until the amendment on June 22, 2020, the Crestmark LOC provided the Company with a revolving line of credit up to $1,500,000 (“Maximum Amount”). The Maximum Amount was subject to an Advance Formula comprised of: 1) 90% of Eligible Accounts Receivables (excluding, receivables remaining unpaid for more than 90 days from the date of invoice and sales made to entities outside of the United States), and 2) up to 40% of eligible inventory plus up to 10% of Eligible Generic Packaging Components not to exceed the lesser of $350,000, or 100% of Eligible Accounts Receivable. However, as a result of an amendment executed on June 25, 2018, the amount available under the inventory component of the line of credit was changed to 40% of eligible inventory plus up to 10% of Eligible Generic Packaging Components not to exceed the lesser of $250,000 (“Inventory Sub-Cap Limit”) or 100% of Eligible Accounts Receivable. In addition, the Inventory Sub-Cap Limit was reduced by $10,000 per month as of July 1, 2018 and thereafter on the first day of the month until the Inventory Sub-Cap Limit was reduced to $0, (making the Crestmark LOC an accounts-receivable based line only). This means that as of June 30, 2020, there is no inventory sub-cap. Upon execution of the amendment, the Maximum Amount was reduced to $1,000,000 and with the Inventory Sub-Cap Limit gone as of July 1, 2020; the Crestmark LOC is a receivables-based only line of credit.

The Crestmark LOC has a minimum loan balance requirement of $500,000. At September 30, 2020, the Company did not meet the minimum loan balance requirement as our balance was $208,000. Under the LSA, Crestmark has the right to calculate interest on the minimum balance requirement rather than the actual balance on the Crestmark LOC (and they are exercising that right). The Crestmark LOC is secured by a first security interest in the Company’s inventory, and receivables and security interest in all other assets of the Company (in accordance with permitted prior encumbrances).

Prior to the amendment on June 22, 2020, the Crestmark LOC contained a minimum Tangible Net Worth (“TNW”) covenant (previously defined in other periodic reports). With the exception of the quarter ended June 30, 2019, the Company did not historically comply with the TNW covenant and Crestmark previously provided a number of waivers (for which the Company was charged $5,000 each). The TNW covenant was removed effective with the quarter ended June 30, 2020.

In the event of a default under the LSA, which includes but is not limited to, failure of the Company to make any payment when due, Crestmark is permitted to charge an Extra Rate. The Extra Rate is the Company’s then current interest rate plus 12.75% per annum.

Interest on the Crestmark LOC is at a variable rate based on the Prime Rate plus 3% with a floor of 5.25%. As of the date of this report, the interest only rate on the Crestmark LOC is 6.25%. As of the date of this report, with all fees considered (the interest rate + an Annual Loan Fee of $7,500 + a monthly maintenance fee of 0.30% of the actual average monthly balance from the prior month), the interest rate on the Crestmark LOC was 12.94%.

The Company recognized $29,000 in interest expense related to the Crestmark LOC in the nine months ended September 30, 2020 and $36,000 in interest expense related to the Crestmark LOC in the nine months ended September 30, 2019. The Company recognized $10,000 in interest expense in the three months ended September 30, 2020 and $11,000 in interest expense in the three months ended September 30, 2019.

Given the nature of the administration of the Crestmark LOC, at September 30, 2020, the Company had $0 in accrued interest expense related to the Crestmark LOC, and there is $0 in additional availability under the Crestmark LOC.

At September 30, 2020, the balance on the Crestmark LOC was $208,000 and as of December 31, 2019, the balance on the Crestmark LOC was $337,000.

EQUIPMENT LOAN WITH CRESTMARK

On May 1, 2017, the Company entered into term loan with Crestmark in the amount of $38,000 related to the purchase of manufacturing equipment. The equipment loan is collateralized by a first security interest in a specific piece of manufacturing equipment. The Company executed an amendment to its LSA and Promissory Note with Crestmark. The amendments addressed the inclusion of the term loan into the LSA and an extension of the Crestmark LOC. No terms of the Crestmark LOC were changed in the amendment. The interest rate on the term loan was the WSJ Prime Rate plus 3%; or 6.25%. The loan was satisfied in the quarter ended September 30, 2020.

The Company incurred minimal interest expense in the nine months ended September 30, 2020 related to the Equipment Loan and less than $1,000 in interest expense in the nine months ended September 30, 2019. The Company incurred minimal interest expense in the three months ended September 30, 2020 and less than $1,000 in interest expense in the three months ended September 30, 2019. The balance on the Equipment Loan is $0 at September 30, 2020 and $7,000 at December 31, 2019.

2019 TERM LOAN WITH CHEROKEE

On February 25, 2019 (the “Closing Date”), the Company entered into an agreement dated (and effective) February 13, 2019 (the “Agreement”) with Cherokee under which Cherokee provided the Company with a loan in the amount of $200,000 (the “2019 Cherokee Term Loan”). Gross proceeds of the 2019 Cherokee Term Loan were $200,000; $150,000 of which was used to satisfy the 2018 Cherokee Term Loan, $48,000 (which was used to pay a portion of the $75,000 principal reduction payment; with the remaining $27,000 being paid with cash on hand) and $2,000 which was used to pay Cherokee’s legal fees in connection with the financing. In connection with the 2019 Cherokee Term Loan, the Company issued 200,000 restricted shares of common stock to Cherokee in the three months ended March 31, 2019.

The annual interest rate under the 2019 Cherokee Term Loan is 18% (fixed) paid quarterly in arrears with the first interest payment being made on May 15, 2019 and the latest interest payment being made in September 2020. The loan was required to be paid in full on February 15, 2020.

On February 24, 2020, the Company completed a transaction related to a one-year Extension Agreement dated February 14, 2020 (the “Extension Agreement”) with Cherokee under which Cherokee extended the due date of the 2019 Term Loan to February 15, 2021. No terms of the facility were changed under the Extension Agreement. For consideration of the Extension Agreement, the Company issued 1.5% of the $200,000 principal, or $3,000, in 42,857 restricted shares of the Company’s common stock to Cherokee. The Company also incurred a penalty in the amount of $20,000 which was added to the principal balance of the Cherokee Term Loan.

In the event of default, this includes, but is not limited to, the Company’s inability to make any payments due under the Agreement, Cherokee has the right to increase the interest rate on the financing to 20% and Cherokee will automatically add a delinquent payment penalty of $20,000 to the outstanding principal.

The Company recognized $30,000 in interest expense related to the 2019 Cherokee Term Loan in the nine months ended September 30, 2020 (of which $1,000 is debt issuance cost amortization recorded as interest expense) and $35,000 in interest expense (of which $11,000 was debt issuance costs recorded as interest expense) in the nine months ended September 30, 2019. The Company recognized $10,000 in interest expense related to the 2019 Cherokee Term Loan in the three months ended September 30, 2020 (of which $0 is debt issuance cost amortization recorded as interest expense) and $13,000 in interest expense in the three months ended September 30, 2019, (of which $4,000 was debt issuance cost amortization recorded as interest expense).

The Company had $6,000 in accrued interest expense at September 30, 2020 related to the Cherokee Term Loan and $5,000 in accrued interest expense at September 30, 2019. The balance on the 2019 Term Loan is $220,000 at September 30, 2020 (including the $20,000 penalty referenced above). As of December 31, 2019, the balance on the Cherokee Term Loan was $200,000; however, the discounted balance was $199,000.

SBA PAYCHECK PROTECTION LOAN (PPP LOAN)

On April 22, 2020, we entered into a Promissory Note (“PPP Note”) for $332,000 with Crestmark Bank, pursuant to the U.S. Small Business Administration Paycheck Protection Program under Title I of the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act passed by Congress and signed into law on March 27, 2020. The PPP Note is unsecured, bears interest at 1.00% per annum, with principal and interest payments deferred for the first six months, and matures in two years. The principal is payable in equal monthly installments, with interest, beginning on the first business day after the end of the deferment period. The PPP Note may be forgiven subject to the terms of the Paycheck Protection Program. Additionally, certain acts of the Company, including but not limited to: (i) the failure to pay any taxes when due, (ii) becoming the subject of a proceeding under any bankruptcy or insolvency law, (iii) making an assignment for the benefit of creditors, or (iv) reorganizing, merging, consolidating or otherwise changing ownership or business structure without PPP Lender’s prior written consent, are considered events of default which grant Lender the right to seek immediate payment of all amounts owing under the PPP Note. The Company intends to apply for forgiveness of loan in the amount of $332,000 under PPP guidelines after 24 weeks, or after October 2020.

The Company recognized $2,000 in interest expense related to the PPP loan in the nine and three months ended September 30, 2020. The $2,000 was accrued at September 30, 2020 and is eligible for forgiveness under PPP guidelines.

OTHER DEBT INFORMATION

In addition to the debt indicated previously, previous debt facilities (paid in full via refinance or conversion into equity) had financial impact on the nine months ended September 30, 2020. More specifically:

2018 TERM LOAN WITH CHEROKEE

On March 2, 2018, the Company entered into a one-year Loan Agreement made as of February 15, 2018 (the “Closing Date”) with Cherokee under which Cherokee provided the Company with $150,000 (the “2018 Cherokee Term Loan”). The proceeds from the 2018 Cherokee Term Loan were used by the Company to pay a $75,000 principal reduction payment to Cherokee that was due on February 15, 2018 and $1,000 in legal fees incurred by Cherokee. Net proceeds (to be used for working capital and general business purposes) were $74,000. The annual interest rate for the 2018 Cherokee Term Loan was 12% to be paid quarterly in arrears with the first interest payment being made on May 15, 2018. In connection with the 2018 Cherokee Term Loan, the Company issued 150,000 restricted shares of common stock to Cherokee on March 8, 2018. The 2018 Cherokee Term Loan was required to be paid in full on February 15, 2019 and was paid in full via refinance into the 2019 Term Loan with Cherokee.

The Company recognized $3,000 in interest expense related to the 2018 Cherokee Term Loan in the nine months ended September 30, 2019 (of which $2,000 was debt issuance costs recorded as interest expense). The company recognized $0 of interest expense in the 3 months ended September 30, 2019. As of September 30, 2020 and December 31, 2019, the balance on the 2018 Cherokee Term Loan was $0 as the Company paid the facility in full with proceeds from the 2019 Term Loan with Cherokee.

JULY 2019 TERM LOAN WITH CHAIM DAVIS, ET AL

On July 31, 2019, the Company entered into loan agreements with two (2) individuals, under which each individual provided the Company the sum of $7,000 (for a total of $14,000) to be used in connection with certain fees and/or expenses related legal matters of the Company (the “July 2019 Term Loan”). One of the individuals was our Chairman of the Board Chaim Davis. There were no expenses related to the July 2019 Term Loan. The first payment of principal and interest was due on September 1, 2019 and the last payment of principal and interest was due on October 1, 2020. The annual interest rate of the July 2019 Term Loan was fixed at 7.5% (which represented the WSJ Prime Rate when the loan agreements were executed) +2.0%.

All amounts loaned under the July 2019 Term Loan were converted into equity as part of a private placement closed in February 2020. Any interest that was incurred under the facility in 2019 and up to the conversion in February 2020 was forgiven by the holders. The balance on the July 2019 Term Loan was $0 at September 30, 2020 and $10,000 at December 31, 2019.

DECEMBER 2019 CONVERTIBLE NOTE

On December 31, 2019, the Company entered into a Convertible Note with one individual in the amount of $25,000 (“2019 Convertible Note”). Under the terms of the 2019 Convertible Note, the principal amount would convert into equity within 120 days of the origination of the note or upon the close of a contemplated private placement in early 2020, whichever was sooner. The 2019 Convertible Note did not bear any interest and was ultimately converted into equity as part of a private placement closed in February 2020. The balance on the 2019 Convertible Note was $0 at September 30, 2020 and $25,000 at December 31, 2019.

NOTE F – Stock Options and Warrants

The Company currently has two non-statutory stock option plans, the Fiscal 2001 Non-statutory Stock Option Plan (the “2001 Plan”) and the 2013 Equity Compensation Plan (the “2013 Plan”). Both plans have been adopted by our Board of Directors and approved by our shareholders. Both the 2001 Plan and the 2013 Plan have options available for future issuance. Any common shares issued as a result of the exercise of stock options would be new common shares issued from our authorized issued shares.

During the three months ended September 30, 2020, the Company issued 0 options to purchase shares of common stock. During the three months ended September 30, 2019, the Company issued 0 options to purchase shares of stock to any of its non-employee board members.

Stock option activity for the nine months ended September 30, 2020 and the nine months ended September 30, 2019 is summarized as follows (the figures contained within the tables below have been rounded to the nearest thousand):

	Nine months ended September 30, 2020			Nine months ended September 30, 2019
	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value as of September 30, 2020	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value as of September 30, 2019
Options outstanding at beginning of year	2,252,000	$0.13		2,222,000	$0.13
Granted	0	NA		80,000	$0.07
Exercised	0	NA		0	NA
Cancelled/expired	(110,000)	$0.10		(50,000)	$0.20
Options outstanding at end of period	2,142,000	$0.13	$398,000	2,252,000	$0.13	$1,000
Options exercisable at end of period	2,142,000	$0.13		2,172,000	$0.13

The Company recognized $2,000 in share based payment expense in the nine months ended September 30, 2020 and $4,000 in share based payment expense in the nine months ended September 30, 2019. The Company recognized $0 in share based payment expense in the three months ended September 30, 2020 and $1,000 in share based payment expense in the three months ended September 30, 2019. At September 30, 2020, there was $0 of total unrecognized share based payment expense related to stock options.

The following table summarizes weighted-average assumptions using the Black-Scholes option-pricing model used on the date of the grants issued during the nine months ended September 30, 2020 and September 30, 2019:

	Nine months ended
	2020	2019
Volatility	NA	85%
Expected term (years)	NA	10 years
Risk-free interest rate	NA	2.01%
Dividend yield	NA	0%

Warrants

Warrant activity for the nine months ended September 30, 2020 and the nine months ended September 30, 2019 is summarized as follows:

	Nine months ended September 30, 2020			Nine months ended September 30, 2019
	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value as of September 30, 2020	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value as of September 30, 2019
Warrants outstanding at beginning of year	2,000,000	$0.18		2,000,000	$0.18
Granted	0	NA		0	NA
Exercised	0	NA		0	NA
Cancelled/expired	(2,000,000)	$0.18		0	NA
Warrants outstanding at end of year	0	NA	None	2,000,000	$0.18	None
Warrants exercisable at end of year	0	NA		2,000,000	$0.18

In the nine months ended September 30, 2020 and September 30, 2019, the Company recognized $0 in debt issuance and deferred finance costs related to the issuance of warrants. In the three months ended September 30, 2020 and September 30, 2019, the Company recognized $0 in debt issuance and deferred finance costs related to the issuance of warrants. As of September 30, 2020, there was $0 of total unrecognized expense.

NOTE G – CHANGES IN STOCKHOLDERS’ DEFICIT

The following table summarizes the changes in stockholders’ deficit for the nine month periods ended September 30, 2020 and September 30, 2019:

	Common Stock
	Shares	Amount	Additional Paid in Capital	Accumulated Deficit	Total
Balance – December 31, 2019	32,680,984	$327,000	$21,437,000	(22,554,000)	$(790,000)
Shares issued in connection with private placement	2,842,856	28,000	171,000		199,000
Shares issued to Cherokee in connection with loan	300,000	3,000	18,000		21,000
Share based payment expense			2,000		2,000
Shares issued for board meeting attendance in lieu of cash	129,636	1,000	30,000		31,000
Net loss				(563,000)	(563,000)
Balance – September 30, 2020	35,953,476	$359,000	$21,658,000	$(23,117,000)	$(1,100,000)

Balance – December 31, 2018	32,279,368	$323,000	$21,404,000	$(21,873,000)	$(146,000)
Shares issued to Cherokee in connection with loan	200,000	2,000	12,000		14,000
Shares issued for board meeting attendance in lieu of cash	66,408		5,000		5,000
Share based payment expense			4,000		4,000
Net loss				(440,000)	(440,000)
Balance-September 30, 2019	32,545,776	$325,000	$21,425,000	$(22,313,000)	$(563,000)

PRIVATE PLACEMENT

On February 20, 2020, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Chaim Davis (the Chairman of our Board of Directors) and certain other accredited investors (the “Investors”), pursuant to which we agreed to issue and sell to the Investors in a private placement (the “Private Placement”), 2,842,857 Units (the “Units”).

Each Unit consists of one (1) share of our common stock, par value $0.01 per share (“Common Share”), at a price per Unit of $0.07 (the “Purchase Price”) for aggregate gross proceeds of approximately $199,000. We received net proceeds of $199,000 from the Private Placement as expenses related to the Private Placement were minimal. We did not utilize a placement agent for the Private Placement. We used the net proceeds for working capital and general corporate purposes.

The July 2019 Term Loan with Chaim Davis, Et Al and the December 2019 Convertible Note (See Note E); totaling $39,000, were both converted into equity as part of a private placement closed in February 2020. Any interest that was incurred under the July 2019 Term Loan with Chaim Davis, Et in 2019 and up to the conversion in February 2020 was forgiven by the holders and the December 2019 Convertible Note did not bear any interest.

We do not intend to register the Units issued under the Private Placement; rather the Units issued will be subject to the holding period requirements and other conditions of Rule 144.

The Purchase Agreement contains customary representations, warranties and covenants made solely for the benefit of the parties to the Purchase Agreement. Although our Chairman of the Board was an investor in the Private Placement, the pricing of the Units was determined by the non-affiliate investors.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.
Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered (excluding the underwriting discount). Except for the Securities and Exchange Commission registration fee, all amounts are estimates.

AMOUNT

SEC Registration Fee	$113.61
Legal Fees and Accounting	$10,500.00
Miscellaneous Expenses	$0.00

Total:	$10,613.61

Item 14.
Indemnification of Directors and Officers

Under the New York Business Corporation Law (“NYBCL”), a corporation may indemnify any person made, or threatened to be made, a party to any action or proceeding, except for shareholder derivative suits, by reason of the fact that he or she was a director or officer of the corporation, provided such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation and, in criminal proceedings, in addition, had no reasonable cause to believe his or her conduct was unlawful. In the case of shareholder derivative suits, the corporation may indemnify any person by reason of the fact that he or she was a director or officer of the corporation if he or she acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation, except that no indemnification may be made in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent that the court on which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for that portion of the settlement amount and expenses as the court deems proper.

The indemnification described above under the NYBCL is not exclusive of other indemnification rights to which a director or officer may be entitled, whether contained in the certificate of incorporation or by-laws, or when authorized by (i) such certificate of incorporation or by-laws, (ii) a resolution of shareholders, (iii) a resolution of directors, or (iv) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

Item 15.
Recent Sales of Unregistered Securities

Set forth below is information regarding securities we have issued within the past three years that were not registered under the Securities Act:

On December 1, 2017, we issued 485,437 restricted shares of common stock in lieu of cash for a $50,000 retainer fee to Landmark Pegasus, Inc. (“Landmark”) under a 6 month Financial Advisory Agreement.

On March 8, 2018, we issued 150,000 restricted shares of common stock in connection with our Term Loan with Cherokee Financial, LLC “(“Cherokee”).

On June 27, 2018, we issued 33,784 restricted shares of common stock to Chaim Davis, our Chairman of the Board, as payment in lieu of cash ($2,500) for his attendance at a meeting of our Board of Directors held in June 2018.

On August 1, 2018, we issued 277,778 restricted shares of common stock in lieu of cash for a $25,000 retainer fee to Landmark under a 6 month Financial Advisory Agreement.

On October 5, 2018, we issued 35,036 restricted shares of common stock to Chaim Davis, our Chairman of the Board, as payment in lieu of cash ($2,500) for his attendance at a meeting of our Board of Directors held in October 2018.

On December 20, 2018, we issued 2,000,000 restricted shares of common stock to Chaim Davis, our Chairman of the Board, and certain other accredited investors in a private placement for which we received $200,000 in net proceeds.

On January 23, 2019, we issued 38,993 restricted shares of common stock to Chaim Davis, our Chairman of the Board, as payment in lieu of cash ($2,500) for his attendance at a meeting of our Board of Directors held in January 2019.

On March 5, 2019, we issued 200,000 restricted shares of common stock in connection with our Term Loan with Cherokee.

On June 20, 2019, we issued 27,415 restricted shares of common stock to Chaim Davis, our Chairman of the Board, as payment in lieu of cash ($2,500) for his attendance at a meeting of our Board of Directors held in June 2019.

On October 10, 2019, we issued 135,208 restricted shares of common stock to our independent four independent board member (37,398 each to three members and 23,014 to one member) as payment in lieu of cash ($2,500 for the three members and $1,250 for the one member) for their attendance at a meeting of our Board of Directors held in October 2019.

On February 20, 2020, we issued 2,842,857 restricted shares of common stock to Chaim Davis, our Chairman of the Board, and certain other accredited investors in a private placement for which we received net proceeds of $199,000.

On February 24, 2020, we issued 42,857 restricted shares of common stock to Cherokee in connection with our Term Loan with Cherokee and 257,143 restricted shares of common stock to Cherokee (on behalf of their investors) in connection with our (mortgage) Term Note.

On April 8, 2020, we issued 23,253 restricted shares of common stock to our three independent board members (7,751 shares of common stock each) as payment in lieu of cash for their attendance at a meeting of our Board of Directors held in March 2020.

On July 1, 2020, we issued 106,383 restricted shares of common stock to our three independent board members (35,461 each) as payment in lieu of cash for their attendance at three meetings of our Board of Directors (held in April, May and June 2020). The cash attendance fee for the meetings would have been $2,500 per meeting, per member.

The offers, sales and issuances of the securities described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act as transactions by an issuer not involving any public offering. All recipients of these securities were accredited investors within the meaning of Rule 501 of Regulation D of the Securities Act who were acquiring the applicable securities for investment and not distribution and had represented that they could bear the risks of the investment. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

The purchasers of securities in the transactions described in this Item 15 received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from the registration requirements of the Securities Act. Appropriate legends were affixed to the securities issued in these transactions.

Item 16.
Exhibit and Financial Statement Schedules

(a) Exhibits

The exhibits to the registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

(b) Financial Statement Schedules

Our financial statements and relative notes can be found starting on page 56.

Item 17.
Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that subparagraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933:

(a) each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(b) the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(c) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Number	Description of Exhibits

3.1	Certificate of Incorporation(1)
3.5	Amended and Restated Bylaws (2)
3.51	Amended and Restated Bylaws (3)
3.7	Sixth amendment to the Certificate of Incorporation (2)
4.26	Securities Purchase Agreement(4
10.8	Lease dated August 1, 1999/New Jersey facility (5)
10.40	Employment Contract between the Company and Melissa A. Waterhouse(6)
10.43	Amendment No. 11 to New Jersey facility lease, dated November 20, 2017(7)
10.44	Amendment No. 12 to New Jersey facility lease, dated December 24, 2019(8)
10.45	Purchase Agreement dated December 8, 2020 by and between the Company and Lincoln Park Capital Fund, LLC(9)
10.46	Registration Rights Agreement dated December 8, 2020 by and between the Company and Lincoln Park Capital Fund, LLC(9)
10.49	Fiscal 2001 Nonstatutory Stock Option Plan (filed as part of the Company’s Proxy Statement for its Fiscal 2002 Annual Meeting and incorporated herein by reference) (a)(b)
10.50	2013 Equity Compensation Plan (filed as Appendix A to the Company’s Proxy Statement for its fiscal year ended December 31, 2012 and incorporated herein by reference)(a)(c)
5.1	Opinion of Olshan Frome Wolosky, LLP
23.1	Consent of Olshan, Frome Wolosky, LP (included in Exhibit 5.1)
23.2	Consent of UHY, LLP
24.1	Power of Attorney (included in signature page to registration statement

(a)
Indicates an employee benefits plan, management contract or compensatory plan or arrangement in which a named executive officer participates.
(b)
Previously noted as Exhibit 4.17 in the Company’s Form 10-K filed on June 26, 2020.
(c)
Previously noted as Exhibit 4.25 in the Company’s Form 10-K filed on June 26, 2020.

(1)
Filed as the exhibit number listed to the Company’s Form 10-SB filed on November 21, 1996.
(2)
Filed as the exhibit number listed to the Company’s Form 10-KSB filed April 15, 2002 and incorporated herein by reference.
(3)
Filed as the exhibit number listed to the Company’s Current Report on Form 8-K filed on October 18, 2007 and incorporated herein by reference.
(4)
Filed as the exhibit number listed to the Company’ Current Report on Form 8-K filed on December 26, 2018 and incorporated herein by reference.
(5)
Filed as the exhibit number listed to the Company’s Form 10-KSB filed on August 11, 2000 and incorporated herein by reference.
(6)
Filed as the exhibit number listed to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2014.
(7)
Filed as the exhibit number listed to the Company’s Form 10-K filed on April 12, 2018 and incorporated herein by reference.
(8)
Filed as the exhibit number listed to the Company’s Annual Report on Form 10-K filed on June 26, 2020.
(9)
Filed as the exhibit number listed to the Company’s Current Report on Form 8-K filed on December 10, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Kinderhook and State of New York on December 29, 2020.

AMERICAN BIO MEDICA CORPORATION

By:	/s/ Melissa A. Waterhouse
Chief Executive Officer (Principal Executive Officer and Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Melissa A. Waterhouse and Jean Neff, or either of them, as his true and lawful attorneys-in-fact and agents, with full powers of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments and any related registration statements filed pursuant to Rule 462 and otherwise), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 29, 2020

/s/ Melissa A. Waterhouse	Chief Executive Officer
Melissa A. Waterhouse	(Principal Executive Officer and Principal Financial Officer)

/s/ Chaim Davis
Chaim Davis	Chairman of the Board

/s/Jean Neff
Jean Neff	Director and Corporate Secretary

/s/ Peter Jerome
Peter Jerome	Director